As filed with the Securities and Exchange Commission on November 18, 2005
Registration No. 333-128736

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to
Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Texas Industries, Inc.
Subsidiary Guarantors Listed on Schedule A Hereto
(Exact name of registrant as specified in its charter)

Delaware	3312	75-0832210
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Number)	(I.R.S. Employer Identification No.)

1341 West Mockingbird Lane Suite 700W Dallas, Texas 75247-6913 (972) 647-6700 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	Frederick G. Anderson
Vice President — General Counsel
Texas Industries, Inc.
1341 West Mockingbird Lane
Suite 700W
Dallas, Texas 75247-6913
(972) 647-6700
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Joe Dannenmaier
Thompson & Knight L.L.P.
1700 Pacific Avenue, Suite 3300
Dallas, Texas 75201

      Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.
      If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐
      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
      If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

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Schedule A
SUBSIDIARY GUARANTORS
BROOKHOLLOW CORPORATION, a Delaware corporation
BROOK HOLLOW PROPERTIES, INC., a Texas corporation
BROOKHOLLOW OF ALEXANDRIA, INC., a Louisiana corporation
BROOKHOLLOW OF VIRGINIA, INC., a Virginia corporation
CREOLE CORPORATION, a Delaware corporation
PACIFIC CUSTOM MATERIALS, INC., a California corporation
RIVERSIDE CEMENT COMPANY, a California general partnership
PARTIN LIMESTONE PRODUCTS, INC., a California corporation
RIVERSIDE CEMENT HOLDINGS COMPANY, a Delaware corporation
SOUTHWESTERN FINANCIAL CORPORATION, a Texas corporation
TEXAS INDUSTRIES HOLDINGS, LLC., a Delaware limited liability company
TEXAS INDUSTRIES TRUST, a Delaware statutory trust
TXI AVIATION, INC., a Texas corporation
TXI CALIFORNIA INC., a Delaware corporation
TXI CEMENT COMPANY, a Delaware corporation
TXI LLC, a Delaware limited liability company
TXI OPERATING TRUST, a Delaware statutory trust
TXI OPERATIONS, LP, a Delaware limited partnership
TXI POWER COMPANY, a Texas corporation
TXI RIVERSIDE INC., a Delaware corporation
TXI TRANSPORTATION COMPANY, a Texas corporation

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The information in this prospectus is not complete and may be changed. We may not consummate the exchange offer until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell or exchange these securities and it is not soliciting an offer to acquire or exchange these securities in any jurisdiction where the offer, sale or exchange is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 18, 2005
PROSPECTUS
$250,000,000
Texas Industries, Inc.
Offer to Exchange all of Our Outstanding 7 1/4% Senior Notes
due 2013 for 7 1/4% Senior Notes due 2013, Which
Have Been Registered Under the Securities Act of 1933

The Exchange Offer
      We are offering to exchange all of our outstanding unregistered 7 1/4% senior notes due 2013 for registered 7 1/4% senior notes due 2013. We refer to the unregistered senior notes as the outstanding notes and the registered senior notes as the exchange notes. We issued the outstanding notes on July 6, 2005. As of the date of this prospectus, the aggregate principal amount of the outstanding notes is $250,000,000. Please consider the following:

•	Our offer to exchange the outstanding notes for the exchange notes expires at 5:00 p.m., New York City time, on , unless we extend the offer.

•	You should carefully review the procedures for tendering the outstanding notes beginning on page 32 of this prospectus. If you do not follow these procedures, we may not exchange your outstanding notes for exchange notes.

•	We will not receive any proceeds from the exchange offer.

•	If you do not tender your outstanding notes, you will continue to hold unregistered securities and your ability to transfer them could be adversely affected.

•	You may withdraw tendered outstanding notes at any time before the expiration of the exchange offer.
The Exchange Notes
      The terms of the exchange notes will be substantially identical to the outstanding notes, except for the elimination of some transfer restrictions, registration rights and liquidated damage provisions relating to the outstanding notes. We will pay interest on the exchange notes semi-annually in cash in arrears on January 15 and July 15 of each year, starting on January 15, 2006. We may redeem the exchange notes, in whole or in part, on or after July 15, 2009, at the redemption prices described in this prospectus, plus accrued interest. Any time on or prior to July 15, 2009, we may redeem all or part of the exchange notes at a redemption price equal to 100% of the principal amount thereof plus a make-whole premium, together with accrued interest to the redemption date. All of our existing and future domestic restricted subsidiaries will guarantee the exchange notes on a senior basis, other than our capital trust subsidiary.
      There is currently no public market for the exchange notes. We do not intend to list the exchange notes on any securities exchange. Therefore, we do not anticipate that an active public market for the exchange notes will develop.
       You should read the section titled “Risk Factors” beginning on page 11 for a discussion of specific factors that you should consider before participating in this exchange offer.
      These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any state securities commission passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is                                         .

      This prospectus incorporates important business and financial information about Texas Industries, Inc. that is not included in or delivered with this prospectus. This information is available without charge to security holders upon written or oral request to Texas Industries, Inc., Attn: General Counsel, 1341 West Mockingbird Lane, Suite 700W, Dallas, Texas 75247, Tel: (972) 647-6700. To ensure timely delivery you should make your request at least five business days before the date upon which you must make your investment decision. See “Where You Can Find More Information” for further information regarding this important business and financial information.
      WE HAVE NOT AUTHORIZED ANY DEALER, SALESMAN OR OTHER PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. YOU MUST NOT RELY UPON ANY INFORMATION OR REPRESENTATION NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES, NOR DOES THIS PROSPECTUS CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION.
      The information contained in this prospectus speaks only as of the date of this prospectus unless the information indicates that another date applies. The delivery of this prospectus shall not under any circumstances create any implication that the information contained herein is correct as of any time subsequent to the date hereof or that there has been no change in the information or our business since the date hereof.
      This prospectus summarizes the terms of several documents. The summaries include the terms that we believe to be material, but we urge you to review these documents in their entirety. In making an investment decision, you must rely on your own examination of these documents, our company, and the terms of the exchange offer, the outstanding notes and the exchange notes, including the merits and risks involved.

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PROSPECTUS SUMMARY
      This summary highlights the information contained elsewhere in this prospectus. Because this is only a summary, it does not contain all the information that may be important to you. For a more complete understanding of this offering, we encourage you to read this entire prospectus, including the documents incorporated into this prospectus by reference, and the other documents to which we refer you. Except as noted herein or as the context may otherwise require, the words “TXI”, “we”, “our” and “us” refer to Texas Industries, Inc. and its subsidiaries. “CAC” refers to our cement, aggregates and concrete business. The phrase “fiscal year” refers to the twelve months ended May 31st of the relevant year and the term “ton” means 2,000 pounds.
Our Company
General
      We are one of the largest suppliers of heavy building materials, including cement, aggregates and ready-mix concrete, in the United States. Based on production capacity, we are the largest producer of cement in Texas with a 30% share in that state and the fourth largest producer in southern California. We are also a major supplier of aggregates, ready-mix concrete and other concrete construction products in Texas and Louisiana and, to a lesser extent, in Oklahoma, Arkansas and Colorado. As of May 31, 2005, we operated 93 manufacturing facilities in six states. For the year ended May 31, 2005, our CAC business had net sales of $834.8 million, of which 41% was generated by cement, 12% by aggregates, 27% by ready-mix concrete products, and 20% by other products and delivery fees.
      Our cement production and distribution facilities are concentrated primarily in Texas and California, the two largest cement markets in the United States. For the year ended May 31, 2005, we shipped 5.4 million tons of finished cement, 23.6 million tons of aggregates and 3.7 million cubic yards of ready-mix concrete. Our revenue is derived from multiple end-use markets, including the public works, residential, commercial, retail, industrial and institutional construction sectors as well as the energy industry. Our diversified mix of products provides access to this broad range of end-user markets and mitigates the exposure to cyclical downturns in any one product and end-user market. No one customer accounted for more than 10% of total net sales in our CAC business for the year ended May 31, 2005.
      On April 13, 2005, we announced a project to expand and modernize our Oro Grande, California cement plant. We plan to expand the Oro Grande plant to approximately 2.3 million tons of advanced dry process cement production capacity annually, and retire the 1.3 million tons of existing, but less efficient, production after the new plant is commissioned. As a result of the increase in capacity, we expect to become the second largest producer of cement in southern California. Once completed, the Oro Grande plant will be a modern, low cost facility, similar to our Midlothian facility, and we will be well positioned to cost-effectively supply the southern California market. We expect the Oro Grande project will take at least two years to construct and will cost approximately $358 million.
Our Competitive Strengths and Strategies
      We believe the following competitive strengths and strategies are key to our ability to grow and compete successfully:
      Leading Market Positions. We strive to be a major supplier in markets that have attractive characteristics, such as large market size, above average long-term projected population growth, strong economic activity and a year-round building season. We are the largest producer of cement in Texas (with a 30% share of total capacity in that state) and the fourth largest cement producer in southern California. We believe we are also the largest supplier of expanded shale and clay specialty aggregate products west of the Mississippi River, the second largest supplier of stone, sand and gravel aggregate products in North Texas, one of the largest suppliers of ready-mix concrete in North Texas and one of the largest suppliers of sand and gravel aggregate products and ready-mix concrete in Louisiana. We believe our leadership in these markets enhances our competitive position.
      Low Cost Supplier. We strive to be a low cost supplier in our markets. We believe we have some of the lowest operating costs in the cement, aggregate and concrete industries, with the exception of our Oro Grande, California cement plant, which we are planning to expand and modernize. We focus on optimizing the use of our equipment, enhancing our productivity and exploring new technologies to further improve our unit cost of production at each of our facilities. Our low operating costs are primarily a result of our efficient plant designs, high productivity rate and innovative manufacturing processes.
      Strategic Locations and Markets. The strategic locations of our facilities near our customer base and sources of raw materials allow us to access the largest cement consuming markets in the United States. Our cement manufacturing facilities are located in California and Texas, the two largest U.S. cement markets. During 2004, California and Texas accounted for approximately 31 million tons of cement consumption or approximately 23% of total U.S. cement consumption. California and Texas have also been the largest beneficiaries of increased federal transportation funding during the last several years. Funds distributed under multi-year federal highway legislation historically have comprised a majority of California and Texas’ public works spending.
      Diversified Product Mix and Broad Range of End-User Markets. Our revenue streams are derived from multiple end-user markets, including the public works, residential, commercial, retail, industrial and institutional construction sectors, as well as the energy industry. Accordingly, we have a broad and diverse customer base. Our diversified mix of products provides access to this broad range of end-user markets and mitigates the exposure to cyclical downturns in any one product or end-user market. No one customer accounted for more than 10% of net sales for our CAC business in fiscal year 2005.
      Long-Standing Customer Relationships. We have established a solid base of long-standing customer relationships. For example, our ten largest customers during fiscal year 2005 have done business with us for an average of fifteen years. We strive to achieve customer loyalty by delivering superior customer service and maintaining an experienced sales force with in-depth market knowledge. We believe our long-standing relationships and our leading market positions help to provide additional stability to our operating performance and make us a preferred supplier.
      Experienced Management Team. Mel Brekhus, our chief executive officer, Dick Fowler, our chief financial officer, and the vice presidents responsible for the cement, aggregates and concrete operations have an average of twenty-five years of industry experience. Our management team has led our company through several industry cycles and has demonstrated the ability to successfully complete and operate major expansion projects.
Our Industry
      According to the Portland Cement Association, in 2004 consumption of portland cement in the United States was approximately 132 million tons and domestic capacity was approximately 120 million tons. Consumption has exceeded capacity since 1994, with excess consumption met by imported cement. Approximately half of the cement consumed in the United States is in public works projects. The remaining amount is consumed approximately equally by non-residential and residential construction projects. Given the high transportation costs of cement relative to its value, cement is typically sold within a 300 mile radius from the producing plant. Consequently, even cement producers with global operations compete on a regional basis and the ability to compete is based largely upon location, operating costs, prices and quality of service. Construction aggregates, such as crushed stone, sand and gravel, are consumed in virtually all types of construction. The concrete business involves the mixing of cement, sand, gravel or crushed stone and water to form concrete that is subsequently marketed and distributed to numerous construction contractors. Consumption of aggregates and concrete products largely depends on regional levels of construction activity, and therefore tends to follow consumption patterns similar to those of cement. Both the aggregates and concrete industries are highly fragmented, with numerous participants operating in localized markets. The cost of transportation of both aggregates and concrete products is high relative to their value and consequently producers are typically limited to a market area within 100 miles of their production facilities.
Recent Developments
      On December 15, 2004, our board of directors adopted a plan to spin off our wholly-owned steel operations in order to permit our cement, aggregates and concrete, or CAC, business and our steel business to each more efficiently obtain and allocate resources for its distinct business and allow the management of each business to focus on the opportunities and challenges specific to its particular operations.
      In anticipation of the spin-off, we entered into the following transactions:

•	We formed Chaparral Steel Company as our wholly-owned subsidiary. On June 25, 2005, we contributed to Chaparral all of our subsidiaries engaged in the steel business. On July 6, 2005, we contributed or transferred to Chaparral certain real estate and transportation assets used in the steel business. Chaparral assumed all liabilities arising out of the steel business and the transferred assets.

•	At various times we settled intercompany indebtedness between and among us and our subsidiaries, including our subsidiaries engaged in the steel business. We settled these accounts through offsets, contributions of such indebtedness to the capital of the debtor subsidiaries and other non-cash transfers. By the effective date of the spin-off, we had contributed to the capital of Chaparral and its subsidiaries the net intercompany indebtedness owed to us by Chaparral and its subsidiaries (approximately $494.3 million at May 31, 2005).

•	On July 6, 2005, we issued the outstanding notes, entered into a new $200 million senior secured revolving credit facility with a syndicate of lenders, and terminated our then existing credit facility. We received net proceeds of $245.0 million from our offering of the outstanding notes, and as of the date hereof we have not borrowed any funds under the credit facility. The terms of our new credit facility are more fully described in “Description of Certain Debt and Preferred Securities-Senior Secured Credit Facility”, and the terms of the outstanding notes are substantially identical to the exchange notes, which are more fully described in “Description of Exchange Notes.”

•	On July 6, 2005, Chaparral issued $300 million principal amount of senior notes and entered into a new $150 million credit facility. Chaparral used the net proceeds from its note offering and borrowings under its credit facility to pay us a dividend of $341.1 million.

•	On July 6, 2005, we used the net proceeds from our offering of the outstanding notes, the dividend paid by Chaparral and existing cash to purchase for cash all of our outstanding $600 million principal amount of 10.25% senior notes due 2011, or old notes. We paid a total of $699.5 million to the holders of the old notes, which was comprised of $600 million of principal, $3.6 million of accrued interest and $95.9 million of make-whole premiums and consent fees.
      The spin-off was completed on July 29, 2005 in the form of a pro-rata, tax-free dividend to our stockholders of one share of Chaparral common stock for each share of our common stock owned on July 20, 2005.
      As a consequence of the spin-off:

•	On July 29, 2005, Chaparral became an independent, public company. We have no further ownership interest in Chaparral or in any steel business, and Chaparral has no ownership interest in us. In addition, Chaparral is not a guarantor of any of our indebtedness nor are we a guarantor of any Chaparral indebtedness. Our relationship with Chaparral is now governed by a separation and distribution agreement and the ancillary agreements described in that agreement. See “Certain Relationships and Related Transactions.”

•	In the first quarter of fiscal year 2006 we recorded a charge of approximately $107.0 million related to the early retirement of the old notes and credit facility and a charge of approximately $5.3 million consisting of the expenses of the spin-off. The loss on the early retirement of the old notes and credit facility consists of the payment of $95.9 million of make-whole premiums and consent fees related to our purchase of the old notes and the write-off of $11.1 million of debt issuance costs and interest rate swap gains and losses related to the old notes and credit facility.

•	Beginning with our quarterly report on Form 10-Q for the first quarter of fiscal year 2006, we will report the historical results of our steel operations as discontinued operations in our financial statements.

      We are incorporated under the laws of the state of Delaware. We maintain our principal executive headquarters at 1341 West Mockingbird Lane, Suite 700W, Dallas, Texas 75247. Our telephone number is (972) 647-6700.

The Exchange Offer
      Following is a summary of the principal terms of the exchange offer. A more detailed description is contained in the prospectus under the heading “The Exchange Offer.”

The exchange offer	We are offering to exchange up to $250.0 million principal amount of the exchange notes for up to $250.0 million principal amount of the outstanding notes. Outstanding notes may only be exchanged in $1,000 increments.

The terms of the exchange notes are identical in all material respects to those of the outstanding notes except the exchange notes will not be subject to transfer restrictions and holders of exchange notes, with limited exceptions, will have no registration rights. Also, the exchange notes will not contain provisions for an increase in their stated interest rate related to any registration or exchange delay.

Outstanding notes that are not tendered for exchange will continue to be subject to transfer restrictions and, with limited exceptions, will not have registration rights. Therefore, the market for secondary resales of outstanding notes that are not tendered for exchange is likely to be minimal.

We will issue registered exchange notes on or promptly after the expiration of the exchange offer.

Resale of the exchange notes	We believe that the exchange notes issued to you pursuant to the exchange offer may be offered for sale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act, if you:

• are acquiring the exchange notes in the ordinary course of your business;

• are not participating in, do not intend to participate in and have no arrangement or understanding with any person to participate in, a distribution of the exchange notes; and

• are not an “affiliate” of ours within the meaning of Rule 405 under the Securities Act.

If any of these conditions is not satisfied and you transfer any exchange notes without delivering a proper prospectus or without qualifying for an exemption from registration, you may incur liability under the Securities Act. In addition, if you are a broker-dealer seeking to receive exchange notes for your own account in exchange for outstanding notes that you acquired as a result of market-making or other trading activities, you must acknowledge that you will deliver this prospectus in connection with any offer to resell, or any resale or other transfer of the exchange notes that you receive in the exchange offer. See “Plan of Distribution.”

Expiration date	The exchange offer will expire at 5:00 p.m., New York City time, on , 2005, unless we extend the exchange offer.

Withdrawal Rights	You may withdraw the tender of your outstanding notes at any time prior to the expiration of the exchange offer. We will return to you any of your outstanding notes that we do not accept for exchange for any reason without expense to you promptly after the exchange offer expires or terminates.

Accrued interest on the exchange notes and the outstanding notes	Interest on the exchange notes will accrue from the last interest payment date on which interest was paid on the outstanding notes or, if no interest was paid on the outstanding notes, from the date of issuance of the outstanding notes, which was July 6, 2005. Holders whose outstanding notes are accepted for exchange will be deemed to have waived the right to receive any interest on the outstanding notes.

Conditions of the exchange offer	The exchange offer is subject to customary conditions that may be waived by us; however, the exchange offer is not conditioned upon any minimum aggregate principal amount of outstanding notes being tendered for exchange. We currently anticipate that each of the conditions will be satisfied and that we will not need to waive any conditions. We reserve the right to terminate or amend the exchange offer at any time before the expiration date. For additional information, see “The Exchange Offer — Conditions of the Exchange Offer.”

Procedures for tendering the outstanding notes	If you are a holder of outstanding notes who wishes to accept the exchange offer:

• complete, sign and date the accompanying letter of transmittal, or a facsimile of the letter of transmittal, and mail or otherwise deliver the letter of transmittal, together with your outstanding notes, to the exchange agent at the address set forth under “The Exchange Offer — Exchange Agent”; or

• arrange for the Depository Trust Company (“DTC”) to transmit certain required information, including an agent’s message forming part of a book-entry transfer in which you agree to be bound by the terms of the letter of transmittal, to the exchange agent in connection with a book-entry transfer.

By tendering your outstanding notes in either manner, you will be representing, among other things, that:

• the exchange notes you receive pursuant to the exchange offer are being acquired in the ordinary course of your business;

• you are not currently participating in, do not intend to participate in, and have no arrangement or understanding with any person to participate in, the distribution of the exchange notes issued to you in the exchange offer; and

• you are not an “affiliate” of ours, or if you are an affiliate, you will comply with the registration and prospectus delivery requirements of the Securities Act.

Tenders by beneficial owners	If your outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your outstanding notes, you should contact the registered holder promptly and instruct the registered holder to tender your outstanding notes on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your outstanding notes, either make appropriate arrangements to register ownership of the outstanding notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the expiration date.

Guaranteed delivery procedures	If you wish to tender your outstanding notes and cannot cause the outstanding notes, the letter of transmittal or any other required documents to be transmitted to, and received by, the exchange agent prior to the expiration of the exchange offer, you may tender your outstanding notes according to the guaranteed delivery procedures described in this prospectus under the heading “The Exchange Offer — Guaranteed Delivery Procedures.”

Acceptance of the outstanding notes and delivery of the exchange notes	Subject to the satisfaction or waiver of the conditions to the exchange offer, we will accept for exchange any and all outstanding notes that are properly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date. The exchange notes will be delivered promptly following the expiration date. For additional information, see “The Exchange Offer — Terms of the Exchange Offer.”

Federal income tax considerations	The exchange of outstanding notes for exchange notes in the exchange offer should not be a taxable event for U.S. federal income tax purposes. See “Material United States Federal Income Tax Considerations.”

Use of proceeds	We will not receive any proceeds from the issuance of the exchange notes. We will pay for all expenses incident to the exchange offer.

Consequences of failing to exchange your outstanding notes	Any of the outstanding notes that are not tendered or that are tendered but not accepted will remain subject to restrictions on transfer. Since the outstanding notes have not been registered under the federal securities laws, they bear a legend restricting their transfer absent registration or the availability of an exemption from registration. Upon completion of the exchange offer, we will have no further obligation, except under limited circumstances, to provide for registration of the outstanding notes under the federal securities laws.

Registration Rights Agreement	If we fail to complete the exchange offer as required by the Registration Rights Agreement, we may be obligated to pay additional interest to holders of outstanding notes. See “Description of Exchange Notes — Registration Rights; Liquidated Damages” for more information regarding rights to holders of outstanding notes.

Exchange Agent	Wells Fargo Bank, N.A. is serving as the Exchange Agent for the registered exchange offer. The address for the Exchange Agent is listed under “The Exchange Offer — Exchange Agent.”

The Exchange Notes
      The summary below describes the principal terms of the exchange notes. The financial terms and covenants of the exchange notes are the same as the outstanding notes. Some of the terms and conditions descried below are subject to important limitations and exceptions. The “Description of Exchange Notes” section of this prospectus contains a more detailed description of the terms and conditions of the exchange notes.

Issuer	Texas Industries, Inc.

Securities Offered	$250,000,000 aggregate principal amount of 7 1/4% senior notes due 2013.

Maturity Date	July 15, 2013.

Interest	The exchange notes will accrue interest from the date of their issuance at the rate of 7 1/4% per year. Interest on the exchange notes will be payable semi-annually in arrears on each January 15 and July 15 commencing on January 15, 2006.

Optional Redemption	On or after July 15, 2009, we may redeem some or all of the exchange notes at the redemption prices listed elsewhere in this prospectus. Any time on or prior to July 15, 2009, we may redeem all or part of the exchange notes at a redemption price equal to 100% of the principal amount thereof plus a make-whole premium, together with accrued interest to the redemption date. See “Description of Exchange Notes — Optional Redemption.”

In addition, at any time prior to July 15, 2008, we may redeem up to 35% of the aggregate principal amount of the exchange notes issued under the indenture with the net cash proceeds of certain equity offerings at a redemption price equal to 107.250% of the principal amount thereof, plus accrued and unpaid interest, provided that:

• at least 65% of the aggregate principal amount of the exchange notes issued under the indenture remains outstanding immediately after the occurrence of such redemption; and

• such redemption occurs within 90 days of the date of the closing of any such equity offering.

Change of Control	If a change of control of our company occurs, we must give holders the opportunity to sell their exchange notes to us at 101% of their principal amount plus accrued and unpaid interest.

We might not be able to pay the required price for exchange notes presented to us at the time of a change of control because:

• we might not have enough funds at the time; or

• the terms of our senior secured credit facility may prevent us from paying.

Ranking and Guarantees	All of our existing and future domestic restricted subsidiaries, other than our capital trust subsidiary, will unconditionally guarantee the exchange notes. The guarantees may be released under certain circumstances.

The exchange notes will rank equal in right of payment to all of our existing and future unsecured unsubordinated indebtedness and senior in right of payment to all of our subordinated indebtedness. The exchange notes, however, will be effectively subordinated to our secured obligations to the extent of the collateral securing such obligations, including borrowings under our secured credit facility. Additionally, the exchange notes will be effectively subordinated to all liabilities, including trade payables, of our subsidiaries that are not guarantors.

The note guarantees will rank equal in right of payment with all existing and future unsecured unsubordinated indebtedness of the guarantors. In addition, the note guarantees will be effectively subordinated to all of the guarantors’ secured obligations to the extent of the collateral securing such obligations.

Certain Covenants	If we do not meet the suspension condition, covenants contained in the indenture under which the exchange notes will be issued will, among other things, limit our ability and the ability of our restricted subsidiaries to do certain things. We will meet the suspension condition under the indenture if the exchange notes are rated investment grade by both Moody’s Investors Service, Inc. and Standard & Poor’s Rating Services and if we are not in default under the indenture. We currently do not meet the suspension condition. If we do not meet the suspension condition, the covenants contained in our indenture will, among other things, limit our ability and the ability of our restricted subsidiaries to:

• pay dividends on, or redeem or repurchase, our stock;

• make certain investments;

• incur additional debt or sell preferred stock;

• create liens;

• restrict dividend payments or other payments from subsidiaries to us;

• engage in consolidations and mergers or sell or transfer assets;

• engage in transactions with our affiliates; and

• sell stock in our subsidiaries.

If we meet the suspension condition, the covenants contained in the indenture will, among other things, limit our ability and the ability of our restricted subsidiaries to:

• create liens;

• restrict dividend payments or other payments from subsidiaries to us; and

• engage in consolidations and mergers or sell or transfer assets.

These covenants are subject to a number of important exceptions, limitations and qualifications that are described under “Description of Exchange Notes.”

Absence of a Public Market	We do not intend to list the exchange notes on any securities exchange. Accordingly, there can be no assurance as to the development or liquidity of any market for the exchange notes.

Trustee	Wells Fargo Bank, National Association.

Risk Factors	You should consider carefully the information set forth in the section of this prospectus entitled “Risk Factors” beginning on page 11 and all the other information provided to you in this prospectus regarding risks involved in an investment in the exchange notes.

RISK FACTORS
      Before you decide to participate in the exchange offer, you should read the following risks, uncertainties and factors, the other information in this prospectus and the documents incorporated by reference into this prospectus.
Risks Related to the Exchange Offer and the Exchange Notes

Holders of outstanding notes who fail to properly tender them may be unable to resell them.
      If you do not tender your outstanding notes or if we do not accept your outstanding notes because you did not tender your outstanding notes properly, then, after we consummate the exchange offer, you may continue to hold outstanding notes that are subject to the existing transfer restrictions. We will only issue exchange notes in exchange for outstanding notes that are timely received by the exchange agent, together with all required documents, including a properly completed and signed letter of transmittal. Therefore, you should allow sufficient time to ensure timely delivery of the outstanding notes and you should carefully follow the instructions on how to tender your outstanding notes. Neither we nor the exchange agent are required to tell you of any defects or irregularities with respect to your tender of the outstanding notes. In addition, if you tender your outstanding notes for the purpose of participation in a distribution of the exchange notes, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes. If you are a broker-dealer that receives exchange notes for your own account in exchange for outstanding notes that you acquired as a result of market-making activities or any other trading activities, you will be required to acknowledge that you will deliver a prospectus in connection with any resale of such exchange notes. After the exchange offer is consummated, if you continue to hold any outstanding notes, you may have difficulty selling them because there will be less outstanding notes outstanding. In addition, if a large amount of outstanding notes are not tendered or are tendered improperly, the limited amount of exchange notes that would be issued and outstanding after we consummate the exchange offer could lower the market price of such exchange notes.

Our substantial debt could adversely affect our cash flow and prevent us from fulfilling our obligations under the exchange notes.
      As of August 31, 2005, we had had approximately $252.9 million of total debt. In addition, approximately $27.1 million of letters of credit were outstanding under our senior secured credit facility to support insurance and other obligations, and approximately $199.9 million of our convertible subordinated debentures held by our capital trust subsidiary (which has issued to the public its company-obligated mandatorily redeemable preferred securities) were outstanding.
      Our substantial debt could have important consequences to you. For example, it could:

•	make it more difficult for us to satisfy our obligations with respect to the exchange notes;

•	increase our vulnerability to general adverse economic and industry conditions;

•	require us to dedicate a substantial portion of our cash flow from operations to service our debt, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, investments and other general corporate purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business, the cement, aggregate and concrete industry or the markets in which we operate;

•	place us at a competitive disadvantage compared to our competitors that have less debt; and

•	limit, among other things, our ability to borrow additional funds, even when necessary to maintain adequate liquidity.
      In addition, as of August 31, 2005, we had up to $172.9 million of additional availability under our senior secured credit facility. See “Description of Certain Debt and Preferred Securities — Senior Secured Credit Facility.”

      Despite our substantial indebtedness, we may still be able to incur significantly more debt, which would further reduce the cash we have available to invest in our operations or to service our debt obligations. The terms of the indenture governing the outstanding notes and exchange notes and the terms of the senior secured credit facility and the agreements governing our other indebtedness, limit, but do not prohibit, the incurrence of additional indebtedness by us and our subsidiaries in the future. If new debt is added to current debt levels, the related risks described above could increase.

The exchange notes will be effectively subordinated to our and the subsidiary guarantors’ secured indebtedness and effectively subordinated to our non-guarantors’ liabilities.
      The exchange notes, and each guarantee of the exchange notes, are unsecured and therefore will be effectively subordinated to any secured indebtedness we, or the relevant guarantor, may incur to the extent of the assets securing such indebtedness. In the event of a bankruptcy or similar proceeding involving us or a guarantor, the assets which serve as collateral for any secured indebtedness will be available to satisfy the obligations under the secured indebtedness before any payments are made on the exchange notes. As of August 31, 2005, we had $252.9 million of debt outstanding, $27.1 million of letters of credit were outstanding under our senior secured credit facility, and we had up to $172.9 million of additional availability under our senior secured credit facility. The exchange notes will be effectively subordinated to any borrowings under our senior secured credit facility to the extent of the collateral securing it. See “Description of Certain Debt and Preferred Securities — Senior Secured Credit Facility.”
      Our present and future domestic restricted subsidiaries other than our capital trust subsidiary will guarantee the exchange notes.
      In addition to our capital trust subsidiary, if any other future subsidiaries do not guarantee our obligations under the exchange notes, then the assets of those non-guarantor subsidiaries may not be available to make payments on the exchange notes. Payments on the exchange notes are only required to be made by us and the subsidiary guarantors. As a result, no payments are required to be made from assets of subsidiaries that do not guarantee the exchange notes, unless those assets are transferred by dividend or otherwise to us or a subsidiary guarantor.
      In the event of a bankruptcy, liquidation or reorganization of any of the non-guarantor subsidiaries, holders of their liabilities, including their trade creditors, will be entitled to payment of their claims from the assets of those subsidiaries before any assets of these subsidiaries are made available for distribution to us. As a result, the exchange notes would be effectively subordinated to all debt and other liabilities of the non-guarantor subsidiaries. At the date of this prospectus, only our capital trust subsidiary, whose sole assets consist of our convertible subordinated debentures, will not guarantee the exchange notes.

We will require a significant amount of cash to service our debt. Our ability to generate cash depends on many factors beyond our control.
      Our ability to make payments on, or repay or refinance, our debt, including the exchange notes, and to fund planned capital expenditures, will depend largely upon the availability of financing through our senior secured credit facility and our future operating performance. Our future operating performance, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. In addition, our ability to borrow funds in the future to make payments on our debt will depend on our satisfaction of the covenants in our senior secured credit facility and our other debt agreements, including the indenture governing the exchange notes, and other agreements we may enter into in the future. Specifically, we will need to maintain certain financial ratios under our senior secured credit facility, including a leverage ratio and an interest coverage ratio. We cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available to us under our senior secured credit facility or from other sources in an amount sufficient to enable us to pay our debt, including the exchange notes, or to fund our other liquidity needs. If we are unable to generate sufficient cash flow to meet our debt service requirements, we may have to renegotiate the terms of our debt or obtain additional financing.

      Some of our indebtedness, including all indebtedness under our senior secured credit facility, will mature prior to the maturity date of the exchange notes. See “Description of Certain Debt and Preferred Securities — Senior Secured Credit Facility.” We cannot assure you that we will be able to refinance any of our debt, including our senior secured credit facility or the exchange notes, or obtain additional financing on commercially reasonable terms or at all. If we were unable to obtain new financing under these circumstances, we would have to consider other options, such as:

•	sales of certain assets to meet our debt service obligations;

•	sales of equity; and

•	negotiations with our lenders to restructure the applicable debt.
      Our senior secured credit facility, the indenture governing the exchange notes and the terms of our other debt may restrict, or market or business conditions may limit, our ability to do any of these things.

The financing agreements governing our debt, including the exchange notes and our senior secured credit facility, contain various covenants that restrict our ability to prepay or repurchase the exchange notes, otherwise limit our discretion in the operation of our business and could lead to acceleration of debt.
      Our financing agreements, including our senior secured credit facility and the indenture governing the outstanding notes and exchange notes, impose operating and financial restrictions on our activities. Our senior secured credit facility will require us to comply with or maintain certain financial tests and ratios, including a leverage ratio and an interest coverage ratio. Our senior secured credit facility will also limit our ability to prepay or repurchase the exchange notes. Restrictions contained in these financing agreements also limit or prohibit our ability and certain of our subsidiaries ability to, among other things:

•	make certain investments;

•	incur additional debt or sell preferred stock;

•	create liens;

•	restrict dividend payments or other payments from subsidiaries to us;

•	engage in consolidations and mergers or sell or transfer assets;

•	engage in transactions with our affiliates; and

•	sell stock in our subsidiaries.
      Various risks and events beyond our control could affect our ability to comply with these covenants and maintain financial tests and ratios. If we cannot comply with the financial covenants in our senior secured credit facility, we may not be able to borrow under this facility. In addition, failure to comply with any of the covenants in our existing or future financing agreements could result in a default under those agreements and under other agreements containing cross-default provisions. A default would permit lenders to accelerate the maturity of the debt under these agreements and to foreclose upon any collateral securing that debt. In addition, lenders may be able to terminate any commitments they made to supply us with further funds. Under these circumstances, we might not have sufficient funds or other resources to satisfy all of our obligations, including our obligations under the exchange notes. In addition, the limitations imposed by our financing agreements on our ability to incur additional debt and to take other actions might significantly impair our ability to obtain other financing. We cannot assure you that we will be able to obtain waivers or amendments of our financing agreements, if necessary, at acceptable terms or at all.

Federal and state statutes allow courts, under specific circumstances, to void the exchange notes or the guarantees and require exchange note holders to return payments received from the issuer or the subsidiary guarantors.
      If a bankruptcy case or lawsuit is initiated by unpaid creditors of the issuer or any subsidiary guarantor, the debt represented by the exchange notes or the guarantee entered into by the guarantors may be reviewed under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws. Under these laws, the exchange notes or the guarantee could be voided, or claims in respect of the exchange notes or the guarantees could be subordinated to the issuer or certain obligations of the subsidiary guarantor if, among other things, the issuer or such subsidiary guarantor, at the time it issued the exchange notes or entered into the guarantee either:

•	incurred the guarantee or made distributions or payments with the intent of hindering, delaying or defrauding creditors; or

•	received less than reasonably equivalent value or fair consideration for issuing the exchange notes or entering into the guarantee; and

•	was insolvent or rendered insolvent by reason of issuing the exchange notes or entering into a guarantee;

•	was engaged in a business or transaction for which the issuer’s or such guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that the issuer or such subsidiary guarantor would incur, debts or contingent liabilities beyond the issuer’s or such subsidiary guarantor’s ability to pay them as they become due.
      In addition, any payment by the issuer or a subsidiary guarantor pursuant to the exchange notes or the guarantees, as the case may be, could be voided and required to be returned to the issuer or the guarantor or to a fund for the benefit of the creditors of the issuer or such subsidiary guarantor under those circumstances.
      If a guarantee of a subsidiary were voided as a fraudulent conveyance or held unenforceable for any other reason, holders of the exchange notes would be solely creditors of our company and creditors of our other subsidiaries that have validly guaranteed the exchange notes. The exchange notes then would be effectively subordinated to all liabilities of the subsidiary whose guarantee was voided.
      The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, the issuer or the subsidiary guarantor would be considered insolvent if:

•	the sum of the issuer’s or such subsidiary guarantor’s debts, including contingent liabilities, were greater than the fair saleable value of all of the issuer’s or such subsidiary guarantor’s assets;

•	the present fair saleable value of the issuer’s or such subsidiary guarantor’s assets were less than the amount that would be required to pay the issuer’s or such subsidiary guarantor’s probable liability on the issuer’s or such subsidiary guarantor’s existing debts, including contingent liabilities, as they become absolute and mature; or

•	the issuer or such subsidiary guarantor could not pay its debts or contingent liabilities as they become due.
      If the claims of the holders of the exchange notes against the issuer or any subsidiary guarantor were subordinated in favor of other creditors of the issuer or such subsidiary guarantor, the other creditors would be entitled to be paid in full before any payment could be made on the exchange notes or the guarantees. If one or more of the guarantees is voided or subordinated, we cannot assure you that after providing for all prior claims there would be sufficient assets remaining to satisfy the claims of the holders of the exchange notes.
      Based upon financial and other information, we believe that the exchange notes and the guarantees are being incurred for proper purposes and in good faith and that the issuer and each subsidiary guarantor, on a consolidated basis, are solvent and will continue to be solvent after the issuance of the exchange notes, will have sufficient capital for carrying on our business after the issuance of the exchange notes, and will be able to pay our debts as they mature. We cannot assure you, however, as to the standard a court would apply in making these determinations or that a court would agree with our conclusions in this regard.

We may be unable to make a change of control offer required by the indenture governing the exchange notes, which would cause defaults under the indenture governing the exchange notes, our senior secured credit facility and our other financing arrangements.
      Upon the occurrence of certain specific kinds of change of control events, the terms of the exchange notes will require us to make an offer to repurchase the exchange notes for cash at a price equal to 101% of their aggregate principal amount, plus accrual and unpaid interest to the date of purchase. In addition, the terms of our senior secured credit facility and other financing agreements may require repayment of amounts outstanding in the event of a change of control and limit our ability to fund the purchase of your exchange notes in certain circumstances. It is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of exchange notes or that restrictions in our senior secured credit facility and other financing agreements will not allow the repurchases.

We could enter into various transactions, such as acquisitions, refinancings, recapitalizations or other highly leveraged transactions, which would not constitute a change of control, but which could nevertheless increase the amount of our outstanding debt at such time, or adversely affect our capital structure or credit ratings, or otherwise adversely affect holders of the exchange notes.
      Under the terms of the exchange notes, a variety of acquisition, refinancing, recapitalization or other highly leveraged transactions may not be considered change in control transactions. As a result, we could enter into any such transaction without being required to make an offer to repurchase the exchange notes even though the transaction could increase the total amount of our outstanding debt, adversely affect our capital structure or credit ratings or otherwise adversely affect the holders of the exchange notes.

An active public market may not develop for the exchange notes, which may hinder your ability to liquidate your investment.
      The exchange notes are a new issue of securities with no established trading market. We do not intend to list the exchange notes on any securities exchange, and neither we nor any of our affiliates will make a market in the exchange notes. An active trading market may not develop for the exchange notes.
      In addition, changes in interest rates in the market for high yield securities and changes in our financial performance or prospects, as well as declines in the prices of securities, or the financial performance or prospects of similar companies may reduce the liquidity of the trading market for the exchange notes, if any, and the market price quoted for the exchange notes.
Risks Related to the Spin-Off of Chaparral

We have no recent history operating our CAC business on a stand-alone basis upon which you can evaluate us.
      Although we have a substantial operating history, we have not been operating as a stand-alone company separate from our steel business. Our ability to satisfy our obligations and maintain profitability is now solely dependent upon the performance of our CAC businesses, and we will not be able to rely upon the capital resources and cash flows of the steel business.

The spin-off could result in significant tax liability.
      We received an opinion from Thompson & Knight LLP to the effect that, among other things, the distribution of the common stock of Chaparral qualified as a tax-free spin-off under Section 355 of the Internal Revenue Code of 1986, as amended, or the Code, to us and our stockholders for U.S. federal income tax purposes. The opinion was based upon various factual representations and assumptions, as well as upon certain undertakings. We are not aware of any facts or circumstances that would cause the representations and assumptions to be untrue or incomplete in any material respect. If, however, any of those factual representations or assumptions were untrue or incomplete in any material respect, any undertaking was not complied with, or the facts upon which the opinion was based were materially different from the facts at the time of the distribution, the distribution may not qualify for tax-free treatment.
      Under current policy of the Internal Revenue Service, or IRS, advance rulings are not issued for certain significant aspects of spin-off transactions. Therefore, we did not apply for an advance ruling from the IRS with respect to the U.S. federal income tax consequences of the distribution. Opinions of counsel are not binding on the courts or the IRS, and the conclusions expressed in the opinion to be delivered to us could be challenged by the IRS.
      If the spin-off fails to qualify for tax-free treatment for U.S. federal income tax purposes, then, in general, we would be subject to tax as if we had sold the Chaparral common stock in a taxable sale for its fair market value. Our stockholders would be treated as if they had received a taxable dividend equal to the fair market value of the Chaparral common stock that was distributed to them, taxed as a dividend (without reduction for any portion of a stockholder’s basis in its shares of our common stock) for U.S. federal income tax purposes and possibly for purposes of state and local tax law, to the extent of a stockholder’s pro rata share of our current and accumulated earnings and profits (including any taxable gain of ours with respect to the spin-off). It is expected that the amount of any such taxes to our stockholders and us would be substantial.

Our ability to engage in acquisitions and other strategic transactions is subject to limitations because we agreed to certain restrictions in order to comply with U.S. federal income tax requirements for a tax-free spin-off.
      Current U.S. tax law that applies to spin-offs generally creates a presumption that the spin-off would be taxable to us but not to our stockholders if we engage in, or enter into an agreement to engage in, a transaction (or series of transactions) that would result in a 50% or greater change by vote or by value in our stock ownership during the four-year period beginning on the date that begins two years before the distribution date, unless it is established that the transaction (or a series of transactions) is not pursuant to a plan related to the spin-off. U.S. Treasury regulations generally provide that whether an acquisition transaction and a spin-off transaction are part of a plan is determined based on all of the facts and circumstances, including specific factors listed in the regulations. In addition, the regulations provide certain “safe harbors” for acquisition transactions that are not considered to be part of a plan.
      There are other restrictions imposed on us under current U.S. federal income tax laws for spin-offs with which we will need to comply in order to preserve the favorable tax treatment of the distribution, such as continuing to own and manage our CAC business and limitations on sales or redemptions of our common stock for cash or other property following the distribution.
      In the tax sharing and indemnification agreement, we agreed that, among other things, we would not take any actions that would result in any tax being imposed on the spin-off. Further, during the two-year period following the spin-off, we may not repurchase any of our stock except in certain circumstances permitted by the IRS nor may we during the six-month period following the spin-off, except in certain specified transactions, liquidate, merge or consolidate with another person or sell or dispose of our assets (or those of certain of our subsidiaries) except in the ordinary course of business. We may, however, take certain actions prohibited by the tax sharing and indemnification agreement if we receive an unqualified opinion of tax counsel or an IRS ruling acceptable to us, to the effect that these actions will not affect the tax-free nature of the spin-off. These restrictions could substantially limit our strategic and operational flexibility, including our ability to finance our operations by issuing equity securities, make acquisitions using equity securities, repurchase our equity securities, raise money by selling assets or enter into business combination transactions.

We may be required to satisfy certain indemnification obligations to Chaparral or may not be able to collect on indemnification rights from Chaparral.
      In the tax sharing and indemnification agreement, Chaparral agreed to indemnify us and our subsidiaries for any loss, including any adjustment to our taxes, resulting from (1) any action or failure to act by Chaparral or any of its subsidiaries following the completion of the spin-off that would be inconsistent with or prohibit the spin-off from qualifying as a tax-free transaction to us and our stockholders under Section 355 of the Code,

(2) certain acquisitions of its equity securities or assets or those of certain of its subsidiaries, and (3) any breach of any representation or covenant given by Chaparral or its subsidiaries in the separation documents or in connection with the tax opinion delivered to us by Thompson & Knight LLP. Chaparral’s indemnification obligations to us and our subsidiaries, officers and directors, are not limited in amount or subject to any cap.
      Under the terms of the separation and distribution agreement, we and Chaparral have agreed to indemnify each other after the spin-off with respect to the indebtedness, liabilities and obligations that will be retained by our respective companies. These indemnification obligations could be significant.
      The ability to satisfy these indemnities if called upon to do so will depend upon the future financial strength of each of our companies. We cannot determine whether we will have to indemnify Chaparral for any substantial obligations after the distribution. We also cannot assure you that, if Chaparral has to indemnify us for any substantial obligations, Chaparral will have the ability to satisfy those obligations to us. If Chaparral is unable to satisfy its obligations under its indemnity to us under the circumstances set forth above, we may be subject to substantial liabilities.

Our results after the spin-off may be substantially different from those indicated by our unaudited pro forma historical financial statements.
      The unaudited pro forma historical financial information we have included in the notes to our financial statements may not reflect what our results of operations, financial position and cash flows would have been had we spun off our steel operations before the periods presented, or what our results of operations, financial position and cash flows will be in the future, for the following reasons:

•	Our overhead costs after the spin-off will not be reduced proportionally to the reduction in our revenues resulting from the spin-off. Therefore, our future overhead costs as a percentage of revenues may be higher than our historical percentages.

•	We have not made adjustments to our unaudited pro forma historical financial information to reflect some changes that will occur in our cost structure, financing and operations as a result of our spin-off of the steel operations. These changes include such things as potentially increased costs associated with reduced economies of scale and less purchasing power.

•	Our historical effective tax rate may not be indicative of our future effective tax rate due to changes in the mix of our earnings in the various states in which we operate.
      Therefore, our unaudited pro forma historical financial statements may not be indicative of our performance after the spin-off.
Risks Relating to Our Company

We face significant competition, and some of our competitors have resources in excess of our available resources and less financial leverage than we do.
      All of the markets in which we participate are highly competitive. We compete in each of our cement, aggregate and concrete products markets with several other domestic suppliers as well as with importers of foreign cement. Competition in this segment is based largely on price and, to a lesser extent, quality and service due to the lack of product differentiation and the commodity nature of our products. As a result, the prices that we charge our customers are not likely to be materially different from the prices charged by other producers in the same markets. Accordingly, our profitability is generally dependent on the level of demand for cement, aggregates and concrete products as a whole and on our ability to control operating costs. Prices in this segment are subject to material changes in response to relatively minor fluctuations in supply and demand, general economic conditions and other market conditions beyond our control. We may face price or volume declines in the future. Further, due to the high fixed cost nature of our business, our operating results may be significantly affected by relatively small changes in production volumes. In addition, some of our competitors are larger, have greater financial resources and may have less financial leverage or lower cost structures than we do. As a result, these competitors may cope better with downward pricing pressure and adverse economic or industry conditions than we would.

Our project to expand and modernize our Oro Grande, California cement plant or future expansionary capital expenditures may not strengthen our competitive position.
      In order to strengthen our competitive position, in recent years we have made significant capital expenditures to expand our facilities. We recently announced that our board of directors has approved a project to expand and modernize our cement plant in Oro Grande, California. We expect the project will take at least two years to construct and will cost approximately $358 million. We could experience construction delays or cost overruns for many reasons, including inclement weather, unavailability of materials and unanticipated site conditions. Although we have all material environmental permits necessary for the construction of the plant, we cannot obtain operating permits until the construction is complete. In addition, as we finalize the construction plans during the course of construction, we expect that amendments to our existing construction permits will be required to accommodate any changes we make to the original construction plans. Failure to timely receive any such permits, or permit amendments, could delay construction. Our construction costs would also increase if we incur unanticipated costs to comply with any permit requirements that may be imposed as conditions to obtaining such permits. We cannot assure you that the new plant, when completed, will operate in accordance with its design specifications. If it does not, we could incur additional costs or production delays while problems are corrected and operating permits are obtained. As we do not have control over the cost or the outcome of these factors, we cannot assure you that the planned expansion will occur on schedule, within budget or at all. Also, the Oro Grande project or any other future expansionary capital expenditures may not improve our competitive position and business prospects as anticipated. Any of these events could materially and adversely affect our results of operations and financial condition.

Our business is sensitive to economic cycles within the public, residential and non-residential construction segments as well as seasonality and inclement weather conditions.
      A significant percentage of sales of our products is attributable to the level of construction activity. Historically, construction spending and cement consumption have been cyclical. Demand for cement is derived primarily from public (infrastructure), residential and non-residential construction. Construction activity in each of these segments is cyclical and is influenced by prevailing economic conditions, including availability of public funds, interest rate levels, inflation, consumer spending habits and employment.
      In particular, our customers are engaged in a substantial amount of construction in which government funding is a component and, as a result, can be subject to government budget constraints and political shifts resulting in fund reallocation. For example, funds distributed under multi-year federal highway legislation comprise a majority of California and Texas’ public works spending. The most recently enacted federal highway bill will expire on August 10, 2009 and authorizes $268.4 billion for highway, transit and safety programs.
      The cement, aggregate and concrete markets are also generally regional because transportation costs are high relative to the value of the product. Regional markets in particular are highly cyclical. Sales in regional markets are dependent on regional demand, which is tied to local economic factors that may fluctuate more widely than those of the United States as a whole. As a result, even though we sell in more than one area of the country, our operating results are subject to significant fluctuation. The regional nature of our business also makes us vulnerable to changes in regional weather and its impact on the regional construction industry. Our operating profit is generally lower in our fiscal quarter ending on the last day of February than it is in our other three fiscal quarters because of the impact of winter weather on construction activity. Although southern California and Texas are regions characterized by longer periods of favorable weather, extended periods of inclement weather can reduce construction activity at any time of the year.

The availability and pricing of energy could lower our results of operations and harm our financial condition.
      Our results of operations are currently being negatively affected by recent increases in energy costs. In the past, our results of operations and financial condition have been, and may again in the future be, worsened by increases in energy costs or lack of availability of energy sources. We are dependent upon energy sources, including electricity and fossil fuels. Prices for energy are subject to market forces largely beyond our control. We have generally not entered into any long-term contracts to satisfy our fuel and electricity needs. If we are unable to meet our requirements for fuel and electricity, we may experience interruptions in our production. Price increases or disruption of the uninterrupted supply of these products could adversely affect our results of operations.

We may incur substantial expenditures to comply with environmental laws which may adversely affect our results of operations and harm our financial condition.
      We are subject to federal, state and local environmental laws and regulations concerning, among other matters, air emissions, kiln dust disposal and wastewater discharge. We believe we are in substantial compliance with applicable environmental laws and regulations. However, from time to time we receive claims from federal and state environmental regulatory agencies and entities asserting that we are or may be in violation of certain environmental laws and regulations. Based on our experience and information currently available to us, we believe that such claims will not have a material impact on our financial condition or results of operations. Despite our compliance and experience, it is possible that we could be held liable for future charges which might be material but are not currently known or estimable. In addition, changes in federal or state laws, regulations or requirements or discovery of currently unknown conditions could require additional expenditures by us, interrupt production or hinder our ability to build new or expand production facilities.
      Many of the raw materials, products and by-products associated with the operation of any industrial facility, including those for the production of cement or concrete products, contain chemical elements or compounds that can be designated as hazardous. Some examples are the metals present in cement kiln dust, or CKD, and the ignitability of the waste-derived fuels that we use as a primary or supplementary fuel substitute for nonrenewable coal and natural gas to fire certain of our cement kilns. Currently, CKD is exempt from hazardous waste management standards under the Resource Conservation and Recovery Act, or RCRA, if certain tests are satisfied. We have demonstrated that the CKD we generate satisfies these tests.
      We utilize hazardous materials such as gasoline, acids, solvents and chemicals as well as materials that have been designated or characterized as hazardous waste by the EPA, for energy recovery. As a result, we need to familiarize our work force with the more exacting requirements of applicable environmental laws and regulations with respect to human health and the environment related to these activities. The failure to observe these exacting requirements could jeopardize our hazardous waste management permits and, under certain circumstances, expose us to significant liabilities and costs of cleaning up releases of hazardous substances into the environment or claims by employees or others alleging exposure to hazardous substances.
      On occasion, we dispose hazardous waste that we use in our plants, such as cleaning fluids, at hazardous waste disposal facilities. If a landfill or hazardous material disposal operator disposes of our waste in a way that creates an environmental hazard, we and all others who deposited materials could become liable for cleanup costs, fines and other expenses many years after the disposal was completed.
      We intend to comply with all legal requirements regarding the environment and health and safety matters, but since many of these requirements are subjective and therefore not quantifiable, are presently not determinable, or are likely to be affected by future legislation or rule making by government agencies, it is not possible to accurately predict the aggregate future costs of compliance and their effect on our operations, future net income or financial condition. Notwithstanding our intentions to comply with all legal requirements, if injury to persons or damage to property or contamination of the environment has been or is caused by the conduct of our business or hazardous substances or waste used in, generated or disposed of by us, we may be liable for such injuries and damages, and be required to pay the cost of investigation and remediation of such contamination. The amount of such liability could be material, and we may incur material liability in connection with possible claims related to our operations and properties under environmental, health and safety laws.

The requirements of complying with the Sarbanes-Oxley Act may strain our resources, and our internal control over financial reporting may not be sufficient to ensure timely and reliable external financial reports.
      We are subject to various regulatory requirements, including the Sarbanes-Oxley Act of 2002. These requirements may place a strain on our systems and resources. The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures, corporate governance standards and internal control over financial reporting. Section 404 of the Sarbanes-Oxley Act requires that management furnish a report annually regarding our internal control over financial reporting. Among other things, the report will contain (i) an assessment and statement as to the effectiveness of our internal control over financial reporting, which must include disclosure of any material weaknesses in our internal control over financial reporting and (ii) a statement that our auditors have issued an attestation report on management’s assessment of such internal control. In order to maintain and improve the effectiveness of our disclosure controls and procedures and internal control over financial reporting, significant resources and management oversight have been and will continue to be required. We may need to devote additional financial resources, time and personnel to legal, financial and accounting activities to ensure our ongoing compliance with public company reporting requirements. In the future, if our management identifies one or more material weaknesses in our internal control over financial reporting, as prescribed by Section 404, we may be unable to assert that our internal control over financial reporting is effective or our auditors may be unable to attest that our management’s report is fairly stated or to express an opinion on the effectiveness of our internal controls, even if our auditors issue an unqualified opinion on our financial statements for the preceding fiscal year. If the auditors are unable to provide an unqualified attestation of our assessment of our internal control over financial reporting, it could result in a loss of investor confidence in our financial reports, adversely affect our stock price and our ability to access the capital markets or borrow money, and may subject us to sanctions or investigation by regulatory authorities.

Future litigation could affect our profitability.
      The nature of our business exposes us to various litigation matters including product liability claims, employment matters, environmental matters, regulatory and administrative proceedings, governmental investigations, tort claims and contract disputes. We contest these matters vigorously and make insurance claims where appropriate. However, litigation is inherently costly and unpredictable, making it difficult to accurately estimate the outcome of existing or future litigation. Although we make accruals as we believe warranted, the amounts that we accrue could vary significantly from any amounts we actually pay due to the inherent uncertainties and shortcomings in the estimation process. Future litigation costs, settlements or judgments could materially and adversely affect our results of operations.

Unexpected equipment failures, catastrophic events and scheduled maintenance may lead to production curtailments or shutdowns.
      Due to the high fixed cost nature of our business, interruptions in our production capabilities may cause our productivity and results of operations to decline significantly during the affected period. Our manufacturing processes are dependent upon critical pieces of equipment, such as our kilns and finishing mills. This equipment, on occasion, may be out of service as a result of unanticipated failures or damaged during accidents. In addition to equipment failures, our facilities are also subject to the risk of catastrophic loss due to unanticipated events such as fires, explosions or violent weather conditions. We also have one to two-week scheduled shut-downs every 12 to 24 months to refurbish our cement production facilities. Any interruption in production capability may require us to make significant capital expenditures to remedy problems as well as cause us to lose revenue due to lost production time, which could have a negative effect on our profitability and cash flows.

Implementation of our growth strategy has certain risks.
      As part of our growth strategy, we may expand existing facilities, build additional plants, acquire other reserves, enter into joint ventures or form strategic alliances that we believe will expand or complement our existing business. If any of these transactions occur, they will likely involve some or all of the following risks:

•	the potential disruption of our ongoing business;

•	the diversion of resources and management’s time;

•	the inability of management to maintain uniform standards, controls, procedures and policies;

•	the difficulty of managing the operations of a larger company;

•	the risk of becoming involved in labor, commercial or regulatory disputes or litigation related to the new enterprise;

•	the risk of contractual or operational liability to joint venture participants or to third parties as a result of our participation;

•	the difficulty of competing for acquisitions and other growth opportunities with companies having greater financial resources than us; and

•	the difficulty of integrating the acquired operations and personnel into our existing business.
      Pursuing our growth strategy may be required for us to remain competitive, but we may not be able to complete any such transactions or obtain financing, if necessary, for such transactions on favorable terms or at all. Future transactions may not improve the competitive position and business prospects as anticipated, and could reduce sales or profit margins, and, therefore, earnings if they are not successful.

Our California facilities may be damaged by an earthquake for which we have a limited amount of insurance.
      Our operations in California are susceptible to damage from earthquakes. We maintain only a limited amount of earthquake insurance and, therefore, we are not fully insured against earthquake risk. Any significant earthquake damage to our California facilities could negatively affect our results of operations.
Risks Related to Our Industry

Our business is sensitive to economic cycles.
      A significant percentage of our sales are attributable to the level of construction activity. Construction activity is cyclical and is influenced by prevailing economic conditions, including, interest rate levels, inflation, consumer spending habits and employment. The demand for cement, aggregate and concrete products is also generally affected by macroeconomic fluctuations in the U.S. and global economies. Additionally, fluctuations in the value of the dollar can be expected to affect our business because a strong U.S. dollar makes imported cement less expensive, resulting in more imports into the United States by foreign competitors.
      Future economic downturns, stagnant economies or currency fluctuations could decrease the demand for our products or increase imports, which could have a material adverse effect on our results of operations by decreasing our volume of shipments, sales and profitability. Moreover, our industry is characterized by low backlogs, which means that our results of operations are promptly affected by short-term economic fluctuations.

Our business could suffer if antidumping duties on imports are reduced or eliminated or foreign competitors not subject to such duties increase imports.
      A substantial reduction or elimination of the existing antidumping duties could lower our results of operations. A group of domestic cement producers, including us, filed antidumping petitions that have resulted in the imposition of significant antidumping duty cash deposits on gray portland cement and clinker imported from Mexico and Japan. In addition, the U.S. Department of Commerce signed agreements with the Venezuelan Government and Venezuelan cement producers designed to eliminate the dumping and illegal subsidization of gray portland cement and clinker from Venezuela. On an annual basis, the antidumping duties are subject to review by the Department of Commerce to determine whether the current antidumping duty deposit rates should be adjusted upward or downward.
      In 1995, the Antidumping Code of the General Agreement on Tariffs and Trade was substantially altered pursuant to the Uruguay Round of multilateral trade negotiations. U.S. legislation approving and implementing the Uruguay Round agreements requires the Department of Commerce and the U.S. International Trade Commission, or ITC, to conduct “sunset” reviews of all outstanding antidumping and countervailing duty orders and suspension agreements, including the antidumping orders against gray portland cement and clinker from Mexico and Japan and the suspension agreements on gray portland cement and clinker from Venezuela, to determine whether they should be terminated or remain in effect. In 2000, the Department of Commerce and the ITC conducted sunset reviews of the antidumping orders and suspension agreements and determined that the antidumping orders against Mexico and Japan should remain in effect. The ITC is scheduled to conduct another sunset review beginning in October 2005. However, the ITC determined that the suspension agreements with Venezuela were no longer necessary. Mexican cement producers have appealed the ITC sunset review determination regarding imports from Mexico to a dispute settlement panel established under the North American Free Trade Agreement. The Government of Mexico has also requested consultations with the United States regarding the Mexican cement antidumping order under World Trade Organization, or WTO, dispute settlement rules. The consultations could lead to Mexico filing a WTO complaint challenging the Department of Commerce’s and the ITC’s determinations in the sunset reviews and the annual determinations of the amount of antidumping duties. Domestic cement producers have appealed the ITC sunset review determinations regarding imports from Venezuela to the U.S. Court of International Trade. Although to date Venezuelan imports have not competed in our markets to any significant degree, they may do so in the future.
      Independently owned cement operators could undertake to construct new import facilities and begin to purchase cement from countries not subject to antidumping orders, such as those in Asia, which could compete with domestic producers. An influx of cement or clinker products from countries not subject to antidumping orders could lower our results of operations.

FORWARD-LOOKING STATEMENTS
      This prospectus contains “forward-looking statements.” All statements other than statements of historical fact are “forward-looking statements.” Forward-looking statements may include the words “may”, “will”, “estimate”, “intend”, “continue”, “believe”, “expect”, “plan” or “anticipate” and other similar words. Such forward-looking statements may be contained in the sections “Prospectus Summary” and “Risk Factors”, among other places. Forward-looking statements include statements concerning:

•	future results of operations;

•	future cash flows and liquidity;

•	future capital expenditures;

•	competitive pressures and general economic and financial conditions;

•	levels of construction activity;

•	levels of import activity;

•	inclement weather;

•	the occurrence of unanticipated equipment failures and plant outages;

•	cost and availability of raw materials, fuel and energy;

•	environmental conditions and regulations; and

•	any assumptions underlying the foregoing.
      Although we believe that the expectations reflected in our forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in our forward-looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and are subject to inherent risks and uncertainties, such as those disclosed in this prospectus. Each forward-looking statement speaks only as of the date of the particular statement. We urge you to review carefully the section “Risk Factors” in this prospectus for a more complete discussion of the risks of an investment in the exchange notes.
MARKET, RANKING AND OTHER DATA
      The data included in this prospectus regarding markets and ranking, including the size of certain markets and our position and the position of our competitors within these markets, and other data, are based on independent industry publications, reports of government agencies or other published industry sources. In addition, some of our estimates are based on our management’s knowledge and experience in the markets in which we operate, including information obtained from our customers, suppliers, trade and business organizations and other contacts in the markets in which we operate. We have not independently verified the information contained in these publications and reports or obtained from third party sources. You should also be aware that market, ranking and other similar data included in this prospectus, and estimates and beliefs based on that data, may not be reliable. You should also be aware that Mel G. Brekhus, our President and Chief Executive Officer, is the former Chairman of the Portland Cement Association, an industry group whose publications we reference in this prospectus.

USE OF PROCEEDS
      We intend the exchange offer to satisfy our obligations under the registration rights agreement that we entered into in connection with the offering of the outstanding notes. We will not receive any cash proceeds from the issuance of the exchange notes pursuant to the exchange offer. Outstanding notes surrendered in exchange for the exchange notes will be retired and canceled and cannot be reissued. As a result, the issuance of the exchange notes will not result in any increase or decrease in our indebtedness. We have agreed to bear the expenses of the exchange offer. No underwriter is being used in connection with the exchange offer.
      The net proceeds from the issuance and sale of the outstanding notes was approximately $245 million, after deducting the commissions payable to the initial purchasers and estimated offering expenses payable by us. We used the net proceeds from the offering of the outstanding notes, together with a cash dividend from Chaparral and our existing cash, to pay the principal, accrued interest and premium to purchase $600 million principal amount of our previously issued senior notes.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
      The following selected financial data is qualified in its entirety by, and should be considered in conjunction with, the more detailed information incorporated by reference into this prospectus.

						Three Months Ended
	Fiscal Year Ended May 31,					August 31,

	2001	2002	2003	2004	2005	2004(1)	2005(1)

	(In thousands, except ratios)
Consolidated Statement of Operations Data:
Net sales	$727,823	$762,414	$718,118	$767,179	$834,803	$209,073	$241,884
Costs and expenses (income)
Cost of products sold	556,754	596,746	596,737	637,347	692,414	177,618	194,221
Selling, general and administrative	85,379	80,952	70,666	74,814	78,434	19,190	23,228
Interest	8,828	19,779	14,827	24,102	23,533	5,130	9,264
Loss on debt retirement and spin-off changes	—	—	—	12,302	894	—	112,284
Other income(2)	(23,106)	(10,641)	(4,762)	(40,482)	(22,727)	(3,041)	(4,141)

	627,855	686,836	677,468	708,083	772,548	198,897	334,856

Income (loss) before income taxes	99,968	75,578	40,650	59,096	62,255	10,176	(92,972)
Income taxes (benefit)	32,077	22,260	13,485	16,819	16,811	2,649	(32,948)

Income (loss) from continuing operation	67,891	53,318	27,165	42,277	45,444	7,527	(60,024)
Income (loss) from discontinued operations — net of income taxes	(41,668)	(2,042)	(51,362)	(4,378)	79,079	28,356	8,691

Income (loss) before accounting change	26,223	51,276	(24,197)	37,899	124,523	35,883	(51,333)
Cumulative effect of accounting change — net of tax	—	—	—	(1,551)	—	—	—

Net income (loss)	$26,223	$51,276	$(24,197)	$36,348	$124,523	$35,883	$(51,333)

Balance Sheet Data (at end of period):
Cash and cash equivalents	$8,892	$12,887	$2,876	$133,053	$251,600	$119,946	$137,503
Total assets	1,690,659	1,583,509	1,533,158	1,716,501	1,918,839	1,747,155	983,437
Total debt (including current portion)	621,707	482,575	477,877	599,111	603,814	608,336	252,875
Convertible subordinated debentures	200,000	200,000	199,937	199,937	199,937	199,937	199,937
Shareholders’ equity	712,245	762,410	727,509	761,984	927,567	799,147	368,302
Other Financial Data:
Capital expenditures	110,640	12,822	32,327	15,887	46,178	5,676	10,321
Other Data:
Ratio of earnings to fixed charges(3)	3.65	3.86	2.98	2.93	3.11	2.53	—
Units Shipped: (in thousands)
Cement (tons)	4,570	4,902	4,900	5,298	5,394	1,449	1,342
Stone, sand & gravel (tons)	20,834	21,152	19,003	22,282	23,616	5,830	7,313
Ready-mix (cubic-yards)	3,949	3,921	3,513	3,562	3,678	939	1,041

(1)	Results for an interim period may not give a true indication of results for a full year.

(2)	Includes, in addition to the gain on sale of brick manufacturing assets, gain on sales of real estate, interest income, rent, dividend and royalty income and other miscellaneous sales made in the ordinary course of business.

(3)	The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. Earnings consist of income (loss) from continuing operations to which has been added income taxes, amortization of capitalized interest and fixed charges excluding capitalized interest. Fixed charges consist of interest on all indebtedness (including capitalized interest) plus amortization of debt issuance costs and approximately one-third of rental expense. For the three months ended August 31, 2005, our earnings were not sufficient to cover our fixed charges by $92.7 million. The pro forma ratio of earnings to fixed charges for fiscal year ended May 31, 2005, after giving effect to the spin-off and the related refinancing transactions as if they had occurred as of the beginning of the year, would have been 2.43.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
      We have a continuing relationship with Chaparral as a result of the agreements we entered into in connection with the spin-off, including the separation and distribution agreement and the tax sharing and indemnification agreement. Following are summaries of the material terms of such agreements. We urge you to read these agreements in their entirety.
Separation and Distribution Agreement
      Pursuant to the separation and distribution agreement, we and Chaparral have each released the other from all liabilities existing or arising from all acts and events occurring before the distribution. The liabilities released or discharged will not include liabilities arising under or assigned by the separation and distribution agreement or any ancillary agreement, such as tax liabilities and liabilities to third parties.
      Chaparral agreed to indemnify us, each of our subsidiaries and each of our and their respective affiliates, directors, officers, employees and agents, from all liabilities relating to:

•	any claim that the information related to Chaparral or its subsidiaries included in the information statement provided to our stockholders, the registration statement to which the information statement is an exhibit or the offering memorandum related to Chaparral’s offering of senior notes is false or misleading with respect to any material fact or omits to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading;

•	the steel business and the assets and liabilities contributed to Chaparral and its subsidiaries; and

•	any breach by Chaparral or any of its subsidiaries of any covenant or agreement set forth in the separation and distribution agreement or any of the other ancillary agreements or conveyancing instruments.
      We agreed to indemnify Chaparral, each of its subsidiaries and each of its and their respective affiliates, directors, officers, employees and agents, from all liabilities relating to:

•	any claim that the information related to us or our subsidiaries included in the information statement provided to our stockholders, the registration statement to which the information statement is an exhibit or the offering memorandum related to Chaparral’s offering of senior notes is false or misleading with respect to any material fact or omits to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading;

•	the businesses retained by us or any asset or liability of ours or our subsidiaries, other than assets and liabilities associated with the contribution of the steel business; and

•	any material breach by us or any of our subsidiaries of any covenant or agreement set forth in the separation and distribution agreement or any of the other ancillary agreements or conveyancing instruments.
      The separation and distribution agreement also allocates responsibility for certain employee benefits matters on and after the distribution, including the treatment of welfare benefit plans, savings plans, equity-based plans and deferred compensation plans.
      Although neither we nor Chaparral are aware of any transition services that either party will need to provide to the other after the spin-off, the separation and distribution agreement provides that for a period of one year after the distribution, if either party discovers that it requires the continuation of services that had been provided by the other party prior to the distribution, we and Chaparral will negotiate in good faith an agreement to provide such services. Such agreement will provide that such services will be provided for up to two years after the distribution at a price and upon terms that could be obtained on an arm’s length basis from an independent third party.

      Except as expressly set forth in the separation and distribution agreement or in any other ancillary agreement, all third-party fees and expenses paid or incurred in connection with the spin-off, other than fees and expenses related to Chaparral’s new senior secured credit agreement and senior note offering, will be paid by us.
Tax Sharing and Indemnification Agreement
      In order to allocate our responsibilities for taxes and certain other tax matters, we and Chaparral entered into a tax sharing and indemnification agreement prior to the date of the spin-off. Under this agreement, we are responsible for filing all U.S. federal consolidated income tax returns and all consolidated, combined, or unitary state and local income tax returns including Chaparral for all periods through the distribution date. We will act as Chaparral’s agent in connection with the filing of those returns, paying those taxes and responding to any audits that may arise in connection with those returns. Chaparral will be responsible for its allocable share of such taxes.
      Under this agreement, Chaparral also will be responsible for all state and local taxes imposed on it computed on a separate-company basis, and will be entitled to any refunds of such taxes.
      We and Chaparral have made certain covenants to each other in connection with the spin-off that prohibit us and Chaparral from taking certain actions. Pursuant to these covenants: (1) neither we nor Chaparral will liquidate, merge, or consolidate with any other person, sell, exchange, distribute or otherwise dispose of our assets (or those of certain of our subsidiaries) except in the ordinary course of our business, or enter into any substantial negotiations, agreements, or arrangements with respect to any such transaction, during the six months following the distribution date; (2) we and Chaparral will, for a minimum of two years after the distribution date, continue the active conduct of the cement or steel business, respectively; (3) we and Chaparral will not repurchase our stock for two years following the distribution except in certain circumstances permitted by the IRS; (4) we and Chaparral will not take any actions inconsistent with the representations made in the separation and distribution agreement or in connection with the issuance by Thompson & Knight LLP of its tax opinion with respect to the spin-off; and (5) we and Chaparral will not take or fail to take any other action that would result in any tax being imposed on the spin-off. We and Chaparral may take actions inconsistent with these covenants if we obtain an unqualified opinion of counsel or a private letter ruling from the IRS that such actions will not cause the spin-off to become taxable, except that Chaparral may not, under any circumstances, take any action described in (1) above. We and Chaparral may seek injunctions to enforce these covenants.
      If we breach any of our covenants in the tax sharing and indemnification agreement, and if our breach results in taxes being imposed on Chaparral in connection with the spin-off, then we will be liable for those taxes. In addition, notwithstanding the receipt of any such unqualified opinion of counsel or IRS ruling, we will be liable for any taxes imposed on Chaparral in connection with the spin-off with respect to the covenants above. Furthermore, we will be responsible for taxes that may be imposed on Chaparral pursuant to Section 355(e) of the Code in connection with a transaction that results in a change in control of us, even though we will have obtained an opinion of counsel prior to the transaction.
      We are required to indemnify Chaparral for any taxes for which we are responsible under the agreement and Chaparral is required to indemnify us for any taxes for which it is responsible under the agreement, in each case, as outlined above.
      If there is an audit of Chaparral that could result in our being required to indemnify Chaparral, Chaparral and we will use our best efforts to separate the items that could result in indemnity from the other items in the audit. We would then have the right to control that separate proceeding, provided that we furnish Chaparral with evidence reasonably satisfactory to it that we are able to pay the full amount at issue, and provided that we acknowledge our obligation to indemnify Chaparral for the item at issue. If the proceeding cannot be separated entirely, we will participate in the general audit, but only on matters for which we have an obligation to indemnify Chaparral. Comparable procedures apply if we are audited and Chaparral could be required to indemnify us.
      We and Chaparral have agreed to cooperate with each other in a timely manner in any administrative or judicial proceeding that could give rise to indemnification obligations. We and Chaparral have agreed to attempt to resolve any disputes informally, but if that fails we or Chaparral may pursue litigation.

DESCRIPTION OF CERTAIN DEBT AND PREFERRED SECURITIES
      The following discussion summarizes the terms of our material outstanding debt and preferred securities, other than the outstanding notes. You should read the following summary together the more detailed information incorporated by reference into this prospectus.
Senior Secured Credit Facility
      Our $200 million senior secured revolving credit facility matures in July 2010. It includes a $15.0 million sub-limit for swing line loans and a $50.0 million sub-limit for letters of credit. Any outstanding letters of credit are deducted from the borrowing availability under the facility. Amounts drawn under the facility bear annual interest at either the LIBOR rate plus a margin of 1.0% to 2.0% or a base rate (which will be the higher of the federal funds rate plus 0.5% or the prime rate) plus a margin of 0.0% to 1.0%. The interest rate margins are subject to adjustments based on our leverage ratio. The commitment fee calculated on the unused portion of the facility ranges from 0.25% to 0.5% per year based on our leverage ratio. We may terminate the facility any time.
      The senior secured revolving credit facility is secured by first priority security interests in all of our and the guarantors’ existing and future accounts, inventory, equipment, intellectual property and other personal property, and in all of our equity interests in our present and future domestic subsidiaries and 66% of the equity interests in our foreign subsidiaries, if any.
      The senior secured credit facility contains a number of negative covenants restricting, among other things, prepayment or redemption of the outstanding notes and exchange notes, distributions, dividends and repurchases of capital stock and other equity interests, acquisitions and investments, indebtedness, liens and affiliate transactions. We are required to comply with certain financial tests and to maintain certain financial ratios, such as leverage and interest coverage ratios. Our senior secured credit facility contains customary events of default.
Convertible Subordinated Debentures and Preferred Securities
      On June 5, 1998, we issued our unsecured 5.5% convertible subordinated debentures due June 30, 2028 to TXI Capital Trust I. The trust funded the purchase of our debentures from the proceeds of its sale to the public its 5.5% shared preference redeemable securities. Our debentures are subordinated to our senior debt and will be subordinated to the exchange notes. Our debentures are redeemable at our option (in whole or in part) or upon the occurrence of certain events relating to federal income tax matters for cash, at par plus accrued and unpaid interest. The trust would be dissolved upon the occurrence of any such tax event or if there is more than an insubstantial risk that it would be considered an investment company under the Investment Company Act of 1940, as amended. If the trust were dissolved or otherwise liquidated, the convertible subordinated debentures may be distributed to holders of the trust’s preferred securities. This distribution would be deemed an incurrence of debt under certain of our debt agreements and, if not permitted at the time of incurrence, would constitute an event of default.
      The agreement governing our convertible subordinated debentures contains restrictions on our ability to merge or consolidate, voluntarily terminate, wind-up or terminate the trust, declare or pay dividends, pay indebtedness that is equal with or junior to our debentures, pay under any guarantee that is equal with or junior to our debentures, and transfer the common securities of the trust.
      The trust’s preferred securities represent undivided beneficial interests in the assets of the trust. The debentures are the only asset of the trust. We own all of the common securities of the trust and appoint the trustees that conduct the affairs of the trust. We have guaranteed, on an unsecured and subordinated basis, distributions, redemption prices and other payments due on the preferred securities of the trust, to the extent the trust has assets available for such purposes and subject to certain other limitations. Upon any redemption of our debentures, a like amount of preferred securities of the trust will be redeemed.

      Each preferred security of the trust and each $50 in aggregate principal of our convertible subordinated debentures is convertible at the option of the holder of such security into our common stock on or before June 30, 2028. The current conversion rate is 0.97468 shares of our common stock for each preferred security or $50 in aggregate principal amount of convertible subordinated debentures, subject to certain adjustments, which include adjustments for spin-offs such as the recently completed spin-off of our steel operations.

THE EXCHANGE OFFER
      This section of the prospectus describes the proposed exchange offer. While we believe that the description covers the material terms of the exchange offer, this section may not contain all of the information that is important to you. You should carefully read this entire document, the documents incorporated by reference into this prospectus and the other documents referred to herein for a more complete understanding of the exchange offer.
Purpose of the Exchange Offer
      We sold the outstanding notes to UBS Investment Bank, Banc of America Securities LLC, BB&T Capital Markets and Wells Fargo Securities, LLC, or the “initial purchasers”, on July 6, 2005. The initial purchasers subsequently resold the outstanding notes to qualified institutional buyers in reliance on Rule 144A under the Securities Act and to non-U.S. persons outside the United States in reliance on Regulation S under the Securities Act. In connection with the issuance of the outstanding notes, we and the subsidiary guarantors and the initial purchasers entered into a Registration Rights Agreement. The Registration Rights Agreement requires us to, among other things, at our cost, file a registration statement with the SEC with respect to our offer to exchange the outstanding notes for the exchange notes. The exchange notes will have terms substantially identical in all material respects to the outstanding notes (except that the exchange notes will not contain terms with respect to transfer restrictions and with respect to the payment of additional interest under circumstances relating to breaches of the Registration Rights Agreement by us and the subsidiary guarantors). We are effecting the exchange offer to comply with the Registration Rights Agreement. We have filed a copy of the Registration Rights Agreement as an exhibit to the registration statement of which this prospectus is a part, and a description of the registration rights agreement appears in “Description of the Exchange Notes — Registration Rights; Liquidated Damages.” The term “holder” with respect to the exchange offer means any person in whose name the outstanding notes are registered on our books or any other person who has obtained a properly completed bond power from the registered holder.
      Because the exchange offer is for any and all outstanding notes, the number of outstanding notes tendered and exchanged in the exchange offer will reduce the principal amount of outstanding notes outstanding. Following the completion of the exchange offer, holders of the outstanding notes who did not tender their outstanding notes generally will not have any further registration rights under the Registration Rights Agreement, and such outstanding notes will continue to be subject to restrictions on transfer. Accordingly, the liquidity of the market for such outstanding notes could be adversely affected. The outstanding notes are currently eligible for sale pursuant to Rule 144A through the PORTAL Market®. Because we anticipate that most holders of outstanding notes will elect to exchange them for exchange notes, we anticipate that the liquidity of the market for any outstanding notes remaining after the completion of the exchange offer may be substantially limited.
      Based on an interpretation of the Securities Act by the staff of the SEC in several no-action letters issued to third parties unrelated to us, we believe that you, or any other person receiving exchange notes, may offer for resale, resell or otherwise transfer such notes without complying with the registration and prospectus delivery requirements of the federal securities laws, if:

•	you, or the person or entity receiving such exchange notes, is acquiring such notes in the ordinary course of business;

•	neither you nor any such person or entity is engaging in or intends to engage in a distribution of the exchange notes within the meaning of the federal securities laws;

•	neither you nor any such person or entity has an arrangement or understanding with any person or entity to participate in any distribution of the exchange notes;

•	neither you nor any such person or entity is an “affiliate” of us or the guarantors, as such term is defined under Rule 405 under the Securities Act; and

•	you are not acting on behalf of any person or entity who could not truthfully make these statements.

      To participate in the exchange offer, you must represent as the holder of outstanding notes that each of these statements is true. If you are participating in or intend to participate in, a distribution of the exchange notes, or have any agreement or understanding with any person to participate in a distribution of the exchange notes to be acquired in this exchange offer, you may be deemed to have received restricted securities and may not rely on the applicable interpretations of The Securities Act by the staff of the SEC. If you are so deemed, you will have to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction.
      Any holder of outstanding notes who is our affiliate or who intends to participate in the exchange offer for the purpose of distributing the exchange notes:

•	will not be able to rely on the interpretation of the staff of the SEC set forth in the no-action letters described above; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the exchange notes, unless the sale or transfer is made pursuant to an exemption from those requirements.
      Broker-dealers receiving exchange notes in exchange for outstanding notes acquired for their own account through market-making or other trading activities may not rely on this interpretation by the SEC. Such broker-dealers may be deemed to be “underwriters” within the meaning of the Securities Act and must therefore acknowledge, by signing the letter of transmittal, that they will deliver a prospectus meeting the requirements of the Securities Act in connection with resale of the exchange notes. The letter of transmittal states that by acknowledging that it will deliver, and by delivering, a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. The SEC has taken the position that participating broker-dealers may fulfill their prospectus delivery requirements with respect to the exchange notes, other than a resale of an unsold allotment from the original sale of the outstanding notes, with the prospectus contained in the exchange offer registration statement. As described above, under the Registration Rights Agreement, we have agreed to allow participating broker-dealers and other persons, if any, subject to similar prospectus delivery requirements to use the prospectus contained in the exchange offer registration statement in connection with the resale of the exchange notes. See “Plan of Distribution.”
Terms of the Exchange Offer
      This prospectus, together with the letter of transmittal, is first being sent on or about                     , 2005, to all holders of outstanding notes known to us. Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept any and all outstanding notes validly tendered and not withdrawn prior to 5:00 p.m. New York City time on                     , 2005. We will issue $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of outstanding notes accepted in the exchange offer. Holders may tender some or all of their outstanding notes pursuant to the exchange offer. However, outstanding notes may be tendered only in integral multiples of $1,000.
      The form and terms of the exchange notes are the same as the form and terms of the outstanding notes except that:

•	the exchange notes have been registered under the federal securities laws and will not bear any legend restricting their transfer;

•	the exchange notes will bear a different CUSIP number from the outstanding notes; and

•	the holders of the exchange notes will not be entitled to certain rights under the Registration Rights Agreement.
      The exchange notes will evidence the same debt as the outstanding notes. Holders of exchange notes will be entitled to the benefits of the indenture.
      Holders of outstanding notes do not have any appraisal or dissenter’s rights under the General Corporation Law of Delaware or the indenture in connection with the exchange offer. We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC under the Exchange Act.
      We shall be deemed to have accepted validly tendered outstanding notes when and if we have given written notice to the exchange agent of our acceptance. The exchange agent will act as agent for the tendering holders for the purpose of receiving the exchange notes from us.
      If any tendered outstanding notes are not accepted for exchange because of an invalid tender, the occurrence of other events described in this prospectus or otherwise, the certificates for any such unaccepted outstanding notes wills be returned, without expense, to the tendering holder thereof promptly after the expiration of the exchange offer.
      Holders who tender outstanding notes in the exchange offer will not be required to pay brokerage commission or fees, or subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of outstanding notes pursuant to the exchange offer. We will pay all charges and expenses, other than transfer taxes in certain circumstances, in connection with the exchange offer. See “— Fees and Expenses.”
Expiration Date; Extensions; Amendments
      The exchange offer will expire at 5:00 p.m., New York City time, on                     , 2005, which is the expiration date, unless we extend it. To extend the exchange offer, we will notify the exchange agent of any extension by oral or written notice, followed by a public announcement thereof no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.
      We reserve the right, in our reasonable judgment, (a) to delay accepting any outstanding notes, to extend the exchange offer or to terminate the exchange offer if any of the conditions set forth below under “— Conditions” shall not have been satisfied, by giving oral or written notice of such delay, extension or termination to the exchange agent, or (b) to amend the terms of the exchange offer in any manner. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by a public announcement. If the exchange offer is amended in a manner determined by us to constitute a material change, we will promptly disclose such amendment by means of a prospectus supplement that will be distributed to the registered holders, and, depending upon the significance of the amendment and the manner of disclosure to the registered holders, we will extend the exchange offer for a period of five to ten business days if the exchange offer would otherwise expire during this five to ten business-day period.
Exchange Offer Procedures
      Only a holder of outstanding notes may tender outstanding notes in the exchange offer. To tender in the exchange offer, you must:

•	complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal;

•	have the signatures guaranteed if required by the letter of transmittal; and

•	mail or otherwise deliver the letter of transmittal or such facsimile, together with the outstanding notes and any other required documents, to the exchange agent prior to 5:00 p.m., New York City time, on the expiration date.
      To tender outstanding notes effectively, the exchange agent must receive all the documents prior to 5:00 p.m., New York City time, on the expiration date. Delivery of the outstanding notes may be made by book-entry transfer in accordance with the procedures described below. The exchange agent must receive confirmation of book-entry transfer prior to the expiration date.
      By executing the letter of transmittal you will make to us the representations set forth under the heading “— Resale of Exchange Notes.”
      All tenders not withdrawn before the expiration date and the acceptance of the tender by us will constitute an agreement between you and us under the terms and subject to the conditions in this prospectus and in the letter of transmittal, including an agreement to deliver good and marketable title to all tendered outstanding notes prior to the expiration date free and clear of all liens, charges, claims, encumbrances, adverse claims and rights and restrictions of any kind.
      The method of delivery of outstanding notes and the letter of transmittal and all other required documents to the exchange agent is at your election and at your sole risk. Instead of delivery by mail, you should use an overnight or hand delivery service. In all cases, you should allow for sufficient time to ensure delivery to the exchange agent before the expiration of the exchange offer. You may request your broker, dealer, commercial bank, trust company or nominee to effect these transactions for you. You should not send any note, letter of transmittal or other required document to us.
      If your outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you desire to tender, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf.
      The exchange of outstanding notes will be made only after timely receipt by the exchange agent of certificates for outstanding notes, a letter of transmittal and all other required documents, or timely completion of a book-entry transfer. If any tendered outstanding notes are not accepted for any reason or if outstanding notes are submitted for a greater principal amount than the holder desires to exchange, the exchange agent will return such unaccepted or non-exchanged outstanding notes to the tendering holder promptly after the expiration or termination of the exchange offer. In the case of outstanding notes tendered by book-entry transfer, the exchange agent will credit the non-exchanged outstanding notes to an account maintained with The Depository Trust Company.
Guarantee of Signatures
      Holders must obtain a guarantee of all signatures on a letter of transmittal or a notice of withdrawal unless the outstanding notes are tendered:

•	by a registered holder who has not completed the box entitled “Special Registration Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an “eligible guarantor institution.”
      An “eligible guarantor institution” within the meaning of Rule 17Ad-15 under the Exchange Act, includes banks; brokers and dealers; credit unions; national securities exchanges; registered securities associations; clearing agencies; and savings associations.
Signature on the Letter of Transmittal; Bond Powers and Endorsements
      If a person other than the registered holder of the outstanding notes signs the letter of transmittal, the registered holder must endorse the outstanding notes or provide a properly completed bond power. Any such endorsement or bond power must be signed by the registered holder as that registered holder’s name appears on the outstanding notes. Signatures on such outstanding notes and bond powers must be guaranteed by an “eligible guarantor institution.”
      If you sign the letter of transmittal or any outstanding notes or bond power as a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation, fiduciary or in any other representative capacity, you must so indicate when signing. You must submit satisfactory evidence to the exchange agent of your authority to act in such capacity.
Book Entry Transfer
      We understand that the exchange agent will make a request promptly after the date of this prospectus to establish accounts with respect to the outstanding notes at the book-entry transfer facility, The Depository Trust Company (“DTC”), for the purpose of facilitating the exchange offer. Subject to the establishment of the accounts, any financial institution that is a participant in DTC’s system may make book-entry delivery of outstanding notes by causing DTC to transfer the notes into the exchange agent’s account in accordance with

DTC’s procedures for such transfer. However, although delivery of outstanding notes may be effected through book-entry transfer into the exchange agent’s account at DTC, the letter of transmittal (or a manually signed facsimile of the letter of transmittal) with any required signature guarantees, or an “agent’s message” in connection with a book-entry transfer, and any other required documents, must, in any case, be transmitted to and received by the exchange agent, or the guaranteed delivery procedures set forth below must be complied with, in each case, prior to the expiration date. Delivery of documents to DTC does not constitute delivery to the exchange agent.
      The exchange agent and DTC have confirmed that the exchange offer is eligible for the DTC Automated Tender Offer Program. Accordingly, DTC participants may electronically transmit their acceptance of the exchange offer by causing DTC to transfer outstanding notes to the exchange agent in accordance with DTC’s Automated Tender Offer Program procedures for transfer. Upon receipt of such holder’s acceptance through the Automated Tender Offer Program, DTC will edit and verify the acceptance and send an “agent’s message” to the exchange agent for its acceptance. Delivery of tendered outstanding notes must be made to the exchange agent pursuant to the book-entry delivery procedures set forth above, or the tendering DTC participant must comply with the guaranteed delivery procedures set forth below.
      The term “agent’s message” means a message transmitted by DTC, and received by the exchange agent and forming part of the confirmation of a book-entry transfer, which states that:

•	DTC has received an express acknowledgment from the DTC participant tendering outstanding notes subject to the book-entry confirmation;

•	the participant has received and agrees to be bound by the terms of the letter of transmittal; and

•	we may enforce such agreement against such participant.
      In the case of an agent’s message relating to guaranteed delivery, the term means a message transmitted by DTC and received by the exchange agent, which states that DTC has received an express acknowledgment from the DTC participant tendering outstanding notes that such participant has received and agrees to be bound by the notice of guaranteed delivery.
Determination of Valid Tenders; Our Rights Under the Exchange Offer
      We will determine all questions as to the validity, form, eligibility, time of receipt, acceptance and withdrawal of tendered outstanding notes in our sole discretion, and our determination will be final and binding on all parties. We expressly reserve the absolute right, in our sole discretion, to reject any or all outstanding notes not properly tendered or any outstanding notes the acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the absolute right in our reasonable judgment to waive or amend any conditions of the exchange offer or to waive any defects or irregularities of tender for any particular outstanding note, whether or not similar defects or irregularities are waived in the case of other outstanding notes. Our interpretation of the terms and conditions of the exchange offer will be final and binding on all parties. No alternative, conditional or contingent tenders will be accepted. Unless waived, any defects or irregularities in connection with tenders of outstanding notes must be cured by the tendering holder within such time as we determine.
      Although we intend to notify holders of defects or irregularities in tenders of outstanding notes, neither we, the exchange agent or any other person shall be under any duty to give notification of defects or irregularities in such tenders or will incur any liability to holders for failure to give such notification. Holders will be deemed to have tendered outstanding notes only when such defects or irregularities have been cured or waived. The exchange agent will return to the tendering holder, after the expiration of the exchange offer, any outstanding notes that are not properly tendered and as to which the defects have not been cured or waived.
Guaranteed Delivery Procedures
      If you desire to tender outstanding notes pursuant to the exchange offer and (1) certificates representing such outstanding notes are not immediately available, (2) time will not permit your letter of transmittal, certificates representing such outstanding notes and all other required documents to reach the exchange agent on or prior to the expiration date, or (3) the procedures for book-entry transfer (including delivery of an agent’s message) cannot be completed on or prior to the expiration date, you may nevertheless tender your outstanding notes with the effect that your tender will be deemed to have been received on or prior to the expiration date if all the following conditions are satisfied:

•	you must effect your tender through an “eligible guarantor institution”, which is defined above under the heading “— Guarantee of Signatures”;

•	a properly completed and duly executed notice of guaranteed delivery, substantially in the form provided by us with the letter of transmittal, or an agent’s message with respect to guaranteed delivery that is accepted by us, is received by the exchange agent on or prior to the expiration date as provided below; and

•	the certificates for the tendered outstanding notes, in proper form for transfer (or a book-entry confirmation of the transfer of such outstanding notes into the exchange agent account at DTC as described above), together with a letter of transmittal (or a manually signed facsimile of the letter of transmittal) properly completed and duly executed, with any signature guarantees and any other documents required by the letter of transmittal or a properly transmitted agent’s message, are received by the exchange agent within three New York Stock Exchange, Inc. trading days after the date of execution of the notice of guaranteed delivery.
      The notice of guaranteed delivery may be sent by hand delivery, facsimile transmission or mail to the exchange agent and must include a guarantee by an eligible guarantor institution in the form set forth in the notice of guaranteed delivery.
Withdrawal Rights
      Except as otherwise provided in this prospectus, you may withdraw tendered outstanding notes at any time before 5:00 p.m., New York City time, on                     , 2005. For a withdrawal of tendered outstanding notes to be effective, a written or facsimile transmission notice of withdrawal must be received by the exchange agent on or prior to the expiration of the exchange offer. For DTC participants, a written notice of withdrawal may be made by electronic transmission through DTC’s Automated Tender Offer Program. Any notice of withdrawal must:

•	specify the name of the person having tendered the outstanding notes to be withdrawn;

•	identify the outstanding notes to be withdrawn, including the certificate number(s) and principal amount of such outstanding notes, or, in the case of outstanding notes transferred by book-entry transfer, the name and number of the account at DTC;

•	be signed by the holder in the same manner as the original signature on the letter of transmittal by which such outstanding notes were tendered, with any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee with respect to the outstanding notes register the transfer of such outstanding notes into the name of the person withdrawing the tender and a properly completed irrevocable proxy authorizing such person to effect such withdrawal on behalf of such holder; and

•	specify the name in which any such outstanding notes are to be registered, if different from that of the registered holder.
      You may not rescind a proper withdrawal of outstanding notes. Any outstanding notes properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the exchange offer. The exchange agent will return any withdrawn outstanding notes without cost to the holder promptly after withdrawal of the outstanding notes. Holders may retender properly withdrawn outstanding notes at any time before the expiration of the exchange offer by following one of the procedures described above under the heading “— Exchange Offer Procedures.”

Conditions of the Exchange Offer
      Notwithstanding any other term of the exchange offer, we are not required to accept for exchange, or issue any exchange notes for, any outstanding notes, and may terminate or amend the exchange offer as provided in this prospectus before the expiration date of the exchange offer, if we determine that the exchange offer violates any law, statute, rule, regulation or interpretation by the staff of the SEC or any order of any governmental agency or court of competent jurisdiction.
      These conditions are for the sole benefit of us and the subsidiary guarantors. All conditions to the exchange offer, other than those dependent upon receipt of necessary government approvals, must be satisfied or waived by us, in our reasonable judgment, before the expiration date of the exchange offer. Our failure to exercise any of these rights at any time will not be deemed a waiver of these rights, and each of these rights shall be deemed an ongoing right which we may assert at any time and from time to time.
      In addition, we will accept for exchange any outstanding notes tendered, but no exchange notes will be issued in exchange for those outstanding notes, if at any time any stop order is threatened or issued with respect to the registration statement for the exchange offer and the exchange notes or the qualification of the Indenture under the Trust Indenture Act of 1939. In any such event, we must use our best efforts to obtain the withdrawal or lifting of any stop order at the earliest possible moment.
Exchange Agent
      Wells Fargo, N.A. has been appointed as exchange agent for the exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus, the letter of transmittal or any other documents to the exchange agent. You should send certificates for outstanding notes, letters of transmittal and any other required documents to the exchange agent addressed as follows:

Delivery by Registered or Certified Mail: Wells Fargo Bank Minnesota, N.A. Corporate Trust Operations MAC N9303-121 P.O. Box 1517 Minneapolis, MN 55480-1517	Facsimile Transmissions: (Eligible Institutions Only) (612) 667-4929 To Confirm by Telephone or for Information Call: (800) 344-5128	Overnight Delivery or Regular Mail: Wells Fargo Bank Minnesota, N.A. Corporate Trust Operations Sixth and Marquette MAC N9303-121 Minneapolis, MN 55479
      Delivery of the letter of transmittal to an address other than as shown above or transmission via facsimile other than as set forth above does not constitute a valid delivery of the letter of transmittal.
Fees and Expenses
      We will bear the expenses of the exchange offer. We are mailing the principal solicitation. However, our and our affiliates’ officers and regular employees may make additional solicitation by telegraph, telephone, facsimile or in person.
      We have not retained any dealer-manager in connection with the exchange offer. We will not make any payments to brokers or other persons soliciting acceptances of the exchange offer. We, however, will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses.
      We will pay the cash expenses incurred in connection with the exchange offer. These expenses include fees and expenses of the trustee, accounting and legal fees, and printing and distribution costs, among others.
Transfer Taxes
      We will pay all transfer taxes, if any, applicable to the exchange of the outstanding notes pursuant to the exchange offer. If, however, certificates representing the exchange notes or the outstanding notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the outstanding notes tendered, or if tendered outstanding notes are registered in the name of any person other than the person signing the letter of transmittal, or if a transfer tax is imposed for any reason other than the exchange of the notes pursuant to the exchange offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other person) will be payable by the tendering holder.
Accounting Treatment
      The exchange notes will be recorded at the same carrying value as the outstanding notes. Accordingly, we will recognize no gain or loss for accounting purposes. We will amortize the expenses of the exchange offer over the term of the exchange notes.
Consequences of Failure to Exchange
      As a result of making this exchange offer, we will have fulfilled one of our obligations under the Registration Rights Agreement, and holders who do not tender their outstanding notes generally will not have any further registration rights under the Registration Rights Agreement or otherwise. Accordingly, any holder of outstanding notes that does not exchange those notes for exchange notes will continue to hold the untendered outstanding notes and will be entitled to all the rights and limitations applicable thereto under the indenture, except to the extent that such rights or limitations, by their terms, terminate or cease to have further effectiveness as a result of the exchange offer.
      The outstanding notes that are not exchanged for exchange notes pursuant to the exchange offer will remain restricted securities. Accordingly, such outstanding notes may be offered, resold, pledged or otherwise transferred only:

•	to us (upon redemption thereof or otherwise);

•	pursuant to an effective registration statement under the Securities Act;

•	inside the United States to a person whom the seller reasonably believes is a qualified institutional buyer (as defined in Rule 144A under the Securities Act) in a transaction meeting the requirements of Rule 144A;

•	outside the United States in an offshore transaction in accordance with Rule 904 under the Securities Act; or

•	pursuant to an exemption from registration under the Securities Act provided by Rule 144 thereunder (if available), in each case in accordance with any applicable securities laws of any state of the United States.
Regulatory Approvals
      Other than the federal securities laws, there are no federal or state regulatory requirements that we must comply with and there are no approvals that we must obtain in connection with the exchange offer.
Other
      Participation in the exchange offer is voluntary. You should carefully consider whether to accept the exchange offer. You should consult your financial and tax advisors in making your own decision on what action to take.
      We may in the future seek to acquire untendered outstanding notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any outstanding notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered outstanding notes.

DESCRIPTION OF EXCHANGE NOTES
      The outstanding notes were issued under the Indenture (the “Indenture”) dated July 6, 2005 among us, the Guarantors and Wells Fargo Bank, N.A., as trustee (the “Trustee”), in a private transaction that is not subject to the registration requirements of the Securities Act. Upon the issuance of the exchange notes, the Indenture will be subject to and governed by the provisions of Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).
      The following description is a summary of the material provisions of the Indenture and the Registration Rights Agreement. It does not restate those agreements in their entirety. We urge you to read the Indenture and the Registration Rights Agreement because they, and not this description, define your rights as holders of the exchange notes. Anyone who receives this prospectus may obtain a copy of the Indenture and Registration Rights Agreement without charge by writing to Texas Industries, Inc., 1341 West Mockingbird Lane, Dallas, Texas, 75247, Attention: Investor Relations Department.
      Certain defined terms used in this description but not defined below under “— Certain Definitions” have the meanings assigned to them in the Indenture. In this description, the word “Company” refers only to Texas Industries, Inc. and not to any of its subsidiaries. Unless the context requires otherwise, for all purposes of the Indenture and this “Description of Exchange Notes”, references to the “Notes” shall mean the exchange notes.
Brief Description of the Notes and the Note Guarantees
      The Notes:

•	are general unsecured obligations of the Company;

•	are effectively subordinated to any secured Indebtedness of the Company, including the Indebtedness of the Company under the Credit Agreement, to the extent of the assets securing such Indebtedness, and to any future liabilities of the Company’s subsidiaries that are not Guarantors, to the extent of the assets of such subsidiaries;

•	are pari passu in right of payment with any existing and future unsecured Unsubordinated Indebtedness of the Company;

•	are senior in right of payment to any existing or future subordinated Indebtedness of the Company, including the 5.5% Convertible Subordinated Debentures due 2028 of the Company; and

•	are guaranteed by the Guarantors as described under “— Note Guarantees.”
      As of the date of the Indenture, all of our Subsidiaries are “Restricted Subsidiaries.” However, under the circumstances described below under the subheading “— Certain Covenants — Designation of Restricted and Unrestricted Subsidiaries”, we will be permitted to designate certain of our subsidiaries as “Unrestricted Subsidiaries.” Any Unrestricted Subsidiaries will not be subject to any of the restrictive covenants in the Indenture and will not guarantee the Notes.
      Assuming the Transactions had been completed as of May 31, 2005, the Company would have had $252.2 million of consolidated indebtedness outstanding, none of which would have been secured indebtedness.
Principal, Maturity and Interest
      The Indenture provides for the issuance by the Company of Notes with an unlimited principal amount, of which $250.0 million will be issued in this offering. The Company may issue additional notes (the “Additional Notes”) from time to time after this offering. Any offering of Additional Notes is subject to the covenant described below under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock.” The Notes and any Additional Notes subsequently issued under the Indenture would be treated as a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. The Company will issue Notes in denominations of $1,000 and integral multiples of $1,000. The Notes will mature on July 15, 2013.
      Interest on the Notes will accrue at the rate of 7 1/4% per annum and will be payable semi-annually in arrears on January 15 and July 15 commencing on January 15, 2006. The Company will make each interest payment to the Holders of record on the immediately preceding January 1 and July 1.
      Interest on the Notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.
Methods of Receiving Payments on the Notes
      If a Holder of $1.0 million or more of Notes has given wire transfer instructions to the Company, the Company will pay all principal, interest and premium and Liquidated Damages, if any, on that Holder’s Notes in accordance with those instructions. All other payments on Notes will be made at the office or agency of the Paying Agent and Registrar within the City and State of New York unless the Company elects to make interest payments by check mailed to the Holders at their addresses set forth in the register of Holders.
Paying Agent and Registrar for the Notes
      The Trustee will initially act as Paying Agent and Registrar. The Company may change the Paying Agent or Registrar without prior notice to the Holders, and the Company or any of its Subsidiaries may act as Paying Agent or Registrar.
Transfer and Exchange
      A Holder may transfer or exchange Notes in accordance with the Indenture and the procedures described in “Notice to investors.” The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Note selected for redemption. Also, the Company is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.
      The registered Holder of a Note will be treated as the owner of it for all purposes.
Note Guarantees
      The Notes will be guaranteed, jointly and severally, by all of the Initial Guarantors. Each Note Guarantee:

•	will be a general unsecured obligation of the Guarantor;

•	will be effectively subordinated to any existing and future secured Indebtedness of the Guarantor, including the Indebtedness of the Guarantor under the Credit Agreement, to the extent of the assets securing such Indebtedness;

•	will be pari passu in right of payment with any existing and future unsecured Unsubordinated Indebtedness of the Guarantor; and

•	will be senior in right of payment to any future subordinated Indebtedness of the Guarantor.
      If the Company or any of its Restricted Subsidiaries acquires or creates another Domestic Subsidiary (other than a Receivables Subsidiary) on or after the date of the Indenture, then that newly acquired or created Domestic Subsidiary must become a Guarantor and execute a supplemental indenture and deliver an Opinion of Counsel to the Trustee. See “— Certain Covenants — Guarantees.”
      The obligations of each Guarantor under its Note Guarantee will be limited as necessary to prevent that Note Guarantee from constituting a fraudulent conveyance under applicable law. See “Risk factors — Risks

Related to the Notes — Federal and state statutes allow courts, under specific circumstances, to void the notes or the guarantees and require note holders to return payments received from the issuer or the subsidiary guarantors.”
      Assuming the Transactions had been completed as of May 31, 2005, the Guarantors would have had no indebtedness outstanding other than their guarantees of our indebtedness under our new senior secured credit facility.
Ranking
      The Notes will rank equal in right of payment to all existing and future unsecured Unsubordinated Indebtedness and senior in right of payment to all subordinated Indebtedness of the Company. The Notes, however, will be effectively subordinated to the Company’s secured obligations to the extent of the collateral securing such obligations. Additionally, the Notes will be effectively subordinated to all liabilities, including trade payables, of the Company’s subsidiaries that are not Guarantors. The Note Guarantees will rank equal in right of payment with all existing and future unsecured Unsubordinated Indebtedness of the Guarantors. In addition, the Note Guarantees will be effectively subordinated to all of the Guarantors’ secured obligations to the extent of the collateral securing such obligations.
Optional Redemption
      At any time prior to July 15, 2008 the Company may redeem up to 35% of the aggregate principal amount of Notes originally issued under the Indenture (including any Additional Notes) at a redemption price of 107.250% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, to the redemption date, with the net cash proceeds of one or more Equity Offerings; provided that:

(1) at least 65% of the aggregate principal amount of Notes originally issued under the Indenture (including any Additional Notes) remains outstanding immediately after the occurrence of such redemption (excluding Notes held by the Company and its Subsidiaries); and

(2) the redemption must occur within 90 days of the date of the closing of such Equity Offering.
      In addition, at any time on or prior to July 15, 2009, the Company may redeem all or part of the Notes at a redemption price equal to the sum of (i) the principal amount thereof, plus (ii) accrued and unpaid interest, if any to the applicable date of redemption, plus (iii) the Make-Whole Premium.
      Except pursuant to the preceding paragraphs, the Notes will not be redeemable at the Company’s option prior to July 15, 2009.
      On and after July 15, 2009, the Company may redeem all or a part of the Notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Liquidated Damages, if any, thereon, to the applicable redemption date, if redeemed during the twelve-month period beginning on July 15 of the years indicated below:

Year	Percentage

2009	103.625%
2010	101.813%
2011 and thereafter	100.000%
      If less than all of the Notes are to be redeemed at any time, the Trustee will select Notes for redemption as follows:

(1) if the Notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange; or

(2) if the Notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate.

      No Notes of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address. Notices of redemption may not be conditional.
      If any Note is to be redeemed in part only, the notice of redemption that relates to that Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the Holder thereof upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.
Mandatory Redemption
      The Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.
Repurchase at the Option of Holders

Change of Control
      If a Change of Control occurs, each Holder of Notes will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of that Holder’s Notes pursuant to an offer (a “Change of Control Offer”) on the terms set forth in the Indenture. In the Change of Control Offer, the Company will offer payment (a “Change of Control Payment”) in cash of 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest and Liquidated Damages, if any, thereon, to the date of repurchase (the “Change of Control Payment Date”, which date will be no earlier than the date of such Change of Control). Within 30 days following any Change of Control, the Company will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the Change of Control Payment Date specified in such notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the Indenture and described in such notice. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the Indenture by virtue of such compliance.
      On the Change of Control Payment Date, the Company will, to the extent lawful:

(1) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer;

(2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered; and

(3) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Company.
      The Paying Agent will promptly mail or wire transfer to each Holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $1,000 or an integral multiple thereof.
      The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

      The Credit Agreement will, except in limited circumstances, prohibit the Company from prepaying or redeeming any Notes. The Credit Agreement also provides that certain change of control events with respect to the Company would constitute a default thereunder. Any future credit agreements or other agreements relating to Indebtedness to which the Company becomes a party may contain similar restrictions and provisions. In the event a Change of Control occurs at a time when the Company is prohibited from purchasing Notes, the Company could seek the consent of its lenders to the purchase of Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company will remain prohibited from purchasing Notes. In such case, the Company’s failure to purchase tendered Notes would constitute an Event of Default under the Indenture which would, in turn, constitute a default under such other agreements.
      The provisions described above that require the Company to make a Change of Control Offer following a Change of Control will be applicable regardless of whether any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the Notes to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.
      The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.
      The definition of Change of Control includes a phrase relating to the direct or indirect sale, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all”, there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of Notes to require the Company to repurchase such Notes as a result of a sale, transfer, conveyance or other disposition of less than all of the assets of the Company and its Restricted Subsidiaries taken as a whole to another Person or group may be uncertain.

Asset Sales
      The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of;

(2) such Fair Market Value is determined in good faith by (a) the chief executive officer or chief financial officer of the Company, in the case of any Asset Sales or series of related Asset Sales having a fair market value of less than $25.0 million, and (b) the Board of Directors of the Company and evidenced by a resolution of the Board of Directors set forth in an Officers’ Certificate delivered to the Trustee, in the case of any Asset Sales or series of related Asset Sales having a fair market value of $25.0 million or more;

(3) at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary is in the form of cash, Cash Equivalents or Replacement Assets or a combination of both. For purposes of this provision, each of the following shall be deemed to be cash:

(a) any liabilities (as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet) of the Company or any Restricted Subsidiary (other than contingent liabilities, liabilities that are by their terms subordinated to the Notes or any Note Guarantee and liabilities to the extent owed to the Company or any Affiliate of the Company) that are assumed by the transferee of any such assets pursuant to a customary written agreement that releases the Company or such Restricted Subsidiary from further liability; and

(b) any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are contemporaneously (subject to ordinary settlement periods) converted by the Company or such Restricted Subsidiary into cash (to the extent of the cash received in that conversion).
      Within 360 days after the receipt of any Net Proceeds from an Asset Sale, the Company may apply such Net Proceeds at its option:

(1) to repay Indebtedness under the Credit Facilities or Unsubordinated Indebtedness secured by such assets and, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto;

(2) to purchase Replacement Assets (or enter into a binding agreement to purchase such Replacement Assets; provided that (x) such purchase is consummated within 90 days after the date of such binding agreement and (y) if such purchase is not consummated within the period set forth in subclause (x), the Net Proceeds not so applied will be deemed to be Excess Proceeds (as defined below); or

(3) to apply (no later than the end of the 360-day period referred to in this paragraph) such Net Proceeds (to the extent not applied pursuant to clauses (1) and (2)) as provided in the following paragraph of this “— Asset Sales” covenant.
      Pending the final application of any such Net Proceeds, the Company may temporarily reduce revolving credit borrowings or otherwise invest such Net Proceeds in any manner that is not prohibited by the Indenture.
      Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute “Excess Proceeds.” Within 10 days after the aggregate amount of Excess Proceeds exceeds $10.0 million, the Company will make an Asset Sale Offer to all Holders of Notes and all holders of other Unsubordinated Indebtedness containing provisions similar to those set forth in the Indenture with respect to offers to purchase with the proceeds of sales of assets, to purchase the maximum principal amount of Notes and such other Unsubordinated Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of principal amount plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use such Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of Notes and such other Unsubordinated Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, Notes and such other Unsubordinated Indebtedness to be purchased shall be selected on a pro rata basis based on the principal amount of Notes and such other pari passu Indebtedness tendered. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.
      The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sales provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the Indenture by virtue of such compliance.
      The Credit Agreement will, except in limited circumstances, prohibit the Company from prepaying or redeeming any Notes, and also provides that certain asset sales with respect to the Company would constitute a default thereunder. Any future credit agreements or other agreements relating to Indebtedness to which the Company becomes a party may contain similar restrictions and provisions. In the event an Asset Sale occurs at a time when the Company is prohibited from purchasing Notes, the Company could seek the consent of its lenders to the purchase of Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company will remain prohibited from purchasing Notes. In such case, the Company’s failure to purchase tendered Notes would constitute an Event of Default under the Indenture which would, in turn, constitute a default under such other agreements.

Suspension Condition
      If the Notes are rated Investment Grade by both Rating Agencies and no Default or Event of Default shall have occurred and then be continuing (the foregoing conditions being referred to collectively as the “Suspension Condition”), the Company and its Restricted Subsidiaries cease to be subject to the covenants described under “— Certain Covenants — Restricted Payments”, “— Incurrence of Indebtedness and Issuance of Preferred Stock”, clause (3) of “— Merger, Consolidation or Sale of Assets”, “— Transactions with Affiliates”, clauses (1) and (3) of “— Sale and Leaseback Transactions” and “— Limitation on Issuances and Sales of Equity Interests in Restricted Subsidiaries” and will not be subject to the provisions of the Indenture described under “— Repurchase at the Option of the Holders — Asset Sales” (collectively, the “Suspended Covenants”). As a result, if and after the Company meets the Suspension Condition, the Notes will be entitled to substantially less covenant protection. If the Company and its Restricted Subsidiaries are not subject to the Suspended Covenants with respect to the Notes for any period of time as a result of the foregoing and, subsequently, one or both Rating Agencies withdraw their Investment Grade rating or downgrade the Investment Grade rating assigned to the Notes such that the Notes are no longer rated Investment Grade by both Rating Agencies, then the Company and each of its Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants. Compliance with the Suspended Covenants with respect to Restricted Payments made after the time of such withdrawal or downgrade will be calculated in accordance with the terms of the covenant described below under “— Certain Covenants — Restricted Payments” as if such covenant had been in effect during the entire period of time from the date of the Indenture.
      So long as the Notes are outstanding, including while the Company meets the Suspension Condition, the Company and its Restricted Subsidiaries will be subject to the provisions of the Indenture described under “— Repurchase at the Option of the Holders — Change of Control” and the covenants described under “— Certain Covenants — Liens”, “— Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries”, “— Merger, Consolidation or Sale of Assets” (other than clause (3)), “— Guarantees”, “— Designation of Restricted and Unrestricted Subsidiaries”, “— Sale and Leaseback Transactions” (other than clauses (1) and (3)), “— Business Activities”, “— Payments for Consent” and “Reports.” In addition, the Company will not be permitted to designate any Subsidiaries as Unrestricted Subsidiaries while the Company meets the Suspension Condition.
Certain Covenants

Restricted Payments
      (A) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay (without duplication) any dividend or make any other payment or distribution on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Company’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends, payments or distributions payable in Equity Interests (other than Disqualified Stock) of the Company or to the Company or a Restricted Subsidiary of the Company);

(2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) any Equity Interests of the Company or any Restricted Subsidiary thereof held by Persons other than the Company or any of its Restricted Subsidiaries;

(3) (i) make any voluntary payment on or with respect to, or voluntarily purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the Notes or the Note Guarantees or (ii) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness owed to the Company or any of the Company’s Affiliates that is subordinated to the Notes or any Note Guarantees, except, in the case of clause (ii), (a) a payment of interest or principal at the Stated Maturity thereof or (b) the purchase, repurchase or other acquisition of any such Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such purchase, repurchase or other acquisition; or

(4) make any Restricted Investment (all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as “Restricted Payments”),

unless, at the time of and after giving effect to such Restricted Payment:

(1) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

(2) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four quarter period, have been permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock”; and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the Issue Date (excluding Restricted Payments permitted by clauses (2), (3), (4) and (5) of the next succeeding paragraph (B)), is less than the sum, without duplication, of:

(a) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the Issue Date to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

(b) 100% of the aggregate net cash proceeds received by the Company since the date of the Indenture as a contribution to its common equity capital or from the issue or sale of Equity Interests of the Company (other than Disqualified Stock) or from the issue or sale of Disqualified Stock or debt securities of the Company that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of the Company); plus

(c) with respect to Restricted Investments made by the Company and its Restricted Subsidiaries after the Issue Date, an amount equal to (x) the amount returned in cash to the Company or any Restricted Subsidiary of the Company on or with respect to such Restricted Investments, whether resulting from payments of interest on Indebtedness, dividends or distributions, repayments of loans or advances in cash or other payments, or from the net cash proceeds from the sale of any such Investment, (y) upon the designation of any Unrestricted Subsidiary to be a Restricted Subsidiary, the Fair Market Value of the Company’s or its Restricted Subsidiary’s equity interest in such Subsidiary at the time of such designation, or (z) upon the release of any Guarantee (except to the extent any amounts are paid under such Guarantee), the amount of the Guarantee released, in each case, but only if and to the extent such amounts are not included in the calculation of Consolidated Net Income and not to exceed the amount of the Restricted Investment previously made by the Company or any Restricted Subsidiary in such Person or Unrestricted Subsidiary.
      (B) The preceding provisions will not prohibit:

(1) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture;

(2) the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness of the Company or any Guarantor or of any Equity Interests of the Company or any

Restricted Subsidiary in exchange for, or out of the net cash proceeds of a contribution to the common equity of the Company or a substantially concurrent sale (other than to a Subsidiary of the Company) of, Equity Interests of the Company (other than Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (3)(b) of the preceding paragraph (A);

(3) the defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness of the Company or any Guarantor in exchange for, or with the net cash proceeds from, an Incurrence of Permitted Refinancing Indebtedness;

(4) the payment of any dividend or distribution by a Restricted Subsidiary of the Company, other than a Guarantor, to the holders of its common Equity Interests, or the redemption by a Restricted Subsidiary of the Company, other than a Guarantor, of its common Equity Interests, in each case on a pro rata basis;

(5) the repurchase of Capital Stock deemed to occur upon the exercise of options or warrants to the extent that such Capital Stock represents all or a portion of the exercise price thereof;

(6) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company held by any current or former employee or director of the Company (or any of its Restricted Subsidiaries) pursuant to the terms of any employee equity subscription agreement, stock option agreement or similar agreement entered into in the ordinary course of business; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests will not exceed $5.0 million and provided further that such aggregate price paid, in any calendar year, will not exceed $1.0 million;

(7) the Transactions;

(8) the payment of dividends on the 5.5% Shared Preference Redeemable Securities of TXI Capital Trust I as in effect and outstanding as of the date of the Indenture in an aggregate annual amount not to exceed $11.0 million;

(9) dividends paid by the Company on its common stock in an annual amount not to exceed (a) $7.5 million plus (b) an amount equal to 3% of net cash proceeds received by the Company or reduction of Indebtedness of the Company from the issuance, exchange or sale of the Company’s common stock after the date of the Indenture; or

(10) other Restricted Payments in an aggregate amount not to exceed $35.0 million,

provided that, except in the case of clauses (1) and (7), no Default has occurred and is continuing or would be caused thereby.
      The amount of all Restricted Payments (other than cash) shall be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued to or by the Company or such Subsidiary, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any assets or securities that are required to be valued by this covenant shall be determined by the Board of Directors whose resolution with respect thereto shall be delivered to the Trustee. The Board of Directors’ determination must be based upon an opinion or appraisal issued by an independent accounting, appraisal or investment banking firm if the Fair Market Value exceeds $10.0 million. Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustee an Officers’ Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this “Restricted Payments” covenant were computed, together with a copy of any fairness opinion or appraisal required by the Indenture.

Incurrence of Indebtedness and Issuance of Preferred Stock
      The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness (including Acquired Debt), and the Company will not permit any of its Restricted

Subsidiaries to issue any preferred stock; provided, however, that the Company or any Guarantor may Incur Indebtedness, if the Fixed Charge Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is Incurred would have been at least 2.0 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been Incurred at the beginning of such four-quarter period.
      The first paragraph of this covenant will not prohibit the Incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1) the Incurrence by the Company or any Guarantor of Indebtedness under Credit Facilities in an aggregate principal amount at any one time outstanding pursuant to this clause (1) not to exceed $200.0 million less the aggregate amount of all Net Proceeds of Asset Sales applied by the Company or any Restricted Subsidiary to permanently repay any such Indebtedness (and, in the case of any revolving credit Indebtedness, to effect a corresponding commitment reduction thereunder) pursuant to the covenant “— Repurchase at the Option of Holders — Asset Sales”;

(2) the Incurrence of Existing Indebtedness;

(3) the Incurrence by the Company and the Guarantors of Indebtedness represented by the Notes and the related Note Guarantees to be issued on the Issue Date and the Exchange Notes and the related Note Guarantees to be issued pursuant to the Registration Rights Agreement;

(4) the Incurrence by the Company or any Restricted Subsidiary of the Company of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, Incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of the Company or such Restricted Subsidiary, in an aggregate amount, including all Permitted Refinancing Indebtedness Incurred to refund, refinance or replace any Indebtedness Incurred pursuant to this clause (4), not to exceed $10.0 million at any one time outstanding;

(5) the Incurrence by the Company or any Restricted Subsidiary of the Company of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was permitted by the Indenture to be Incurred under the first paragraph of this covenant or clauses (2), (3), (4), (5) or (8) of this paragraph;

(6) the Incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness owing to and held by the Company or any of its Restricted Subsidiaries; provided, however, that:

(a) if the Company or any Guarantor is the obligor on such Indebtedness, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Notes, in the case of the Company, or the Note Guarantee, in the case of a Guarantor; and

(b) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary thereof and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Restricted Subsidiary thereof, shall be deemed, in each case, to constitute an Incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7) the Guarantee by the Company or any of the Guarantors of Indebtedness of the Company or a Restricted Subsidiary of the Company that was permitted to be Incurred by another provision of this covenant; or

(8) the Incurrence by the Company or any Restricted Subsidiary of the Company of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding,

including all Permitted Refinancing Indebtedness Incurred to refund, refinance or replace any Indebtedness Incurred pursuant to this clause (8), not to exceed $35.0 million.

      For purposes of determining compliance with this covenant, in the event that any proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (8) above, or is entitled to be Incurred pursuant to the first paragraph of this covenant, the Company will be permitted to classify at the time of its Incurrence such item of Indebtedness in any manner that complies with this covenant. In addition, any Indebtedness originally classified as Incurred pursuant to clauses (1) through (8) above may later be reclassified by the Company such that it will be deemed as having been Incurred pursuant to another of such clauses to the extent that such reclassified Indebtedness could be Incurred pursuant to such new clause at the time of such reclassification. Notwithstanding the foregoing, Indebtedness under Credit Facilities outstanding on the Issue Date will be deemed to have been Incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt.
      Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that may be Incurred pursuant to this covenant will not be deemed to be exceeded, with respect to any outstanding Indebtedness due solely to the result of fluctuations in the exchange rates of currencies.
      The Company will not Incur any Indebtedness that is subordinate or junior in right of payment to any other Indebtedness of the Company unless it is subordinate in right of payment to the Notes. No Guarantor will Incur any Indebtedness that is subordinate or junior in right of payment to any other Indebtedness of such Guarantor unless it is subordinate in right of payment to such Guarantor’s Note Guarantee. For purposes of the foregoing, no Indebtedness will be deemed to be subordinated in right of payment to any other Indebtedness of the Company or any Guarantor, as applicable, solely by reason of any Liens or Guarantees arising or created in respect of such other Indebtedness or by virtue of the fact that the holders of any secured Indebtedness have entered into intercreditor agreements giving one or more of such holders priority over the other holders in collateral held by them.

Liens
      The Company will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind (other than Permitted Liens) upon any of their property or assets, now owned or hereafter acquired, unless all payments due under the Indenture and the Notes are secured on an equal and ratable basis with the obligations so secured until such time as such obligations are no longer secured by a Lien.

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries
      The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock (or with respect to any other interest or participation in, or measured by, its profits) to the Company or any of its Restricted Subsidiaries or pay any liabilities owed to the Company or any of its Restricted Subsidiaries;

(2) make loans or advances to the Company or any of its Restricted Subsidiaries; or

(3) transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.
      However, the preceding restrictions will not apply to such encumbrances or restrictions existing under, by reason of or with respect to:

(1) the Existing Indebtedness, the Credit Agreement, the Indenture, the Notes, any Note Guarantee or any other agreements in effect on the date of the Indenture and any amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacements or refinancings thereof, provided that the encumbrances and restrictions in any such amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacements or refinancings are no more restrictive, taken as a whole, than those contained in such Existing Indebtedness, the Credit Agreement, the Indenture, or such other agreements as in effect on the date of the Indenture;

(2) any provision of any indenture, credit agreement or similar agreement not described in the immediately preceding clause (1) that requires intercompany obligations to be subordinated to the indebtedness under such indenture or agreement on substantially the same terms as those provided above in clause (6) of the second paragraph of the covenant described above under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock”;

(3) applicable law;

(4) any agreement or arrangement applicable to any Person or the property or assets of such Person acquired by the Company or any of its Restricted Subsidiaries, existing at the time of such acquisition and not entered into in connection with or in contemplation of such acquisition; provided that the encumbrance or restriction therein is not applicable to any Person or the properties or assets of any Person, other than the Person, or the property or assets of such Person, so acquired and any amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacements or refinancings thereof, provided that the encumbrances and restrictions in any such amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacement or refinancings are no more restrictive, taken as a whole, than those in effect on the date of the acquisition;

(5) in the case of clause (3) of the first paragraph of this covenant:

(a) that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance, joint venture, partnership interest or contract or similar property or asset,

(b) existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Company or any Restricted Subsidiary not otherwise prohibited by the Indenture or

(c) arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of the Company or any Restricted Subsidiary in any manner material to the Company or any Restricted Subsidiary;

(6) any agreement for the sale or other disposition of all or substantially all of the Capital Stock of, or property and assets of, a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending such sale or other disposition;

(7) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(8) restrictions on cash or other deposits or net worth imposed by customers or required by insurance, surety or bonding companies, in each case under contracts entered into in the ordinary course of business; and

(9) Standard Securitization Undertakings related to a Receivables Subsidiary in connection with a Qualified Receivables Transaction.

Merger, Consolidation or Sale of Assets
      The Company will not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not the Company is the surviving corporation) or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties and assets of the Company and its Subsidiaries taken as a whole, in one or more related transactions, to another Person unless:

(1) either: (a) the Company is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, conveyance or other disposition shall have been made (i) is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia and (ii) assumes all the obligations of the Company under the Notes, the Indenture and the Registration Rights Agreement pursuant to agreements reasonably satisfactory to the Trustee;

(2) immediately after giving effect to such transaction no Default or Event of Default exists;

(3) immediately after giving effect to such transaction on a pro forma basis, the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, conveyance or other disposition shall have been made, will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock”;

(4) each Guarantor, unless such Guarantor is the Person with which the Company has entered into a transaction under this “Consolidation, Merger or Sale of Assets” covenant, shall have by amendment to its Note Guarantee confirmed that its Note Guarantee shall apply to the obligations of the Company or the surviving Person in accordance with the Notes and the Indenture; and

(5) the Company delivers to the Trustee an Officers’ Certificate (attaching the arithmetic computation to demonstrate compliance with clause (3) above) and Opinion of Counsel, in each case stating that such transaction and such agreement complies with this covenant and that all conditions precedent provided for herein relating to such transaction have been complied with.
      In addition, the Company may not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person. Clause (3) above of this “Merger, Consolidation or Sale of Assets” covenant will not apply to any merger, consolidation or sale, assignment, transfer, conveyance or other disposition of assets between or among the Company and any of its Restricted Subsidiaries.
      Upon any consolidation or merger, or any sale, assignment, transfer, conveyance or other disposition of all or substantially all of the assets of the Company in accordance with this covenant, the successor corporation formed by such consolidation or into or with which the Company is merged or to which such sale, assignment, transfer, conveyance or other disposition is made will succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, assignment, conveyance or other disposition, the provisions of the Indenture referring to the “Company” will refer instead to the successor corporation and not the Company), and may exercise every right and power of, the Company under the Indenture with the same effect as if such successor Person has been named as the Company in the Indenture.

Transactions with Affiliates
      The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into, make, amend, renew or extend any transaction, contract, agreement, understanding, loan, advance or Guarantee with, or for the benefit of, any Affiliate (each, an “Affiliate Transaction”), unless:

(1) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable arm’s-length transaction by the Company or such Restricted Subsidiary with a Person that is not an Affiliate of the Company; and

(2) the Company delivers to the Trustee:

(a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, a resolution of the Board of Directors set forth in an Officers’ Certificate certifying that such Affiliate Transaction or series of related Affiliate Transactions complies with this covenant and that such Affiliate Transaction or series of related Affiliate Transactions has been approved by a majority of the disinterested members of the Board of Directors; and

(b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, an opinion as to the fairness to the Company or such Restricted Subsidiary of such Affiliate Transaction or series of related Affiliate Transactions from a financial point of view issued by an independent accounting, appraisal or investment banking firm.
      The following items shall not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1) transactions between or among the Company and/or its Restricted Subsidiaries;

(2) payment of reasonable fees and compensation to, and indemnity provided on behalf of, the executive officers and directors of the Company and its Restricted Subsidiaries;

(3) the entering into of a tax sharing agreement, or payments pursuant thereto, between the Company and/or one or more Subsidiaries, on the one hand, and any other Person with which the Company or such Subsidiaries are required or permitted to file a consolidated tax return or with which the Company or such Subsidiaries are part of a consolidated group for tax purposes, on the other hand, which payments by the Company and the Restricted Subsidiaries are not in excess of the tax liabilities that would have been payable by them on a stand-alone basis;

(4) loans and advances permitted by clause (8) of the definition of “Permitted Investments”;

(5) Restricted Payments that are permitted by the provisions of the Indenture described above under the caption “— Restricted Payments”;

(6) the Transactions;

(7) transfers of accounts receivable and related assets to a Receivables Subsidiary in connection with a Qualified Receivables Transaction and the charging of fees and expenses in the ordinary course of business in connection with such transfers; and

(8) any sale of Equity Interests (other than Disqualified Stock) of the Company.

Designation of Restricted and Unrestricted Subsidiaries
      The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary; provided that:

(1) any Guarantee by the Company or any Restricted Subsidiary of any Indebtedness of the Subsidiary being so designated will be deemed to be an Incurrence of Indebtedness by the Company or such Restricted Subsidiary (or both, if applicable) at the time of such designation, and such Incurrence of Indebtedness would be permitted under the covenant described above under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock”;

(2) the aggregate Fair Market Value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary being so designated (including any Guarantee by the Company or any Restricted Subsidiary of any Indebtedness of the such Subsidiary) will be deemed to be a Restricted Investment made as of the time of such designation and that such Investment would be permitted under the covenant described above under the caption “— Certain Covenants — Restricted Payments”;

(3) such Subsidiary does not hold any Liens on any Property of the Company or any Restricted Subsidiary;

(4) the Subsidiary being so designated:

(a) is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company;

(b) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results;

(c) has not Guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries, except to the extent such Guarantee or credit support would be released upon such designation; and

(d) other than in the case of a Receivables Subsidiary, has at least one director on its Board of Directors that is not a director or officer of the Company or any of its Restricted Subsidiaries and has at least one executive officer that is not a director or officer of the Company or any of its Restricted Subsidiaries; and

(5) no Default or Event of Default would be in existence following such designation.
      Any designation of a Restricted Subsidiary of the Company as an Unrestricted Subsidiary shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the preceding conditions and was permitted by the Indenture. If, at any time, any Unrestricted Subsidiary (x) would fail to meet any of the preceding requirements described in subclauses (a), (b) and (c) of clause (4) above or (y) fails to meet the requirement described in clause 4(d) above and such failure continues for a period of 60 days, such Subsidiary shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness, Investments, or Liens on the property of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Company as of such date and, if such Indebtedness, Investments or Liens are not permitted to be incurred as of such date under the Indenture, the Company shall be in default under the Indenture.
      The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that:

(1) such designation shall be deemed to be an Incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if such Indebtedness is permitted under the covenant described under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock”;

(2) all outstanding Investments owned by such Unrestricted Subsidiary will be deemed to be made as of the time of such designation and such Investments shall only be permitted if such Investments would be permitted under the covenant described above under the caption “— Certain Covenants — Restricted Payments”;

(3) all Liens upon property or assets of such Unrestricted Subsidiary existing at the time of such designation would be permitted under the caption “— Certain Covenants — Liens”; and

(4) no Default or Event of Default would be in existence following such designation.

Sale and Leaseback Transactions
      The Company will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that the Company or any Restricted Subsidiary may enter into a sale and leaseback transaction if:

(1) the Company or that Restricted Subsidiary, as applicable, could have Incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction under the Fixed Charge Coverage Ratio test in the first paragraph of the covenant described above under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock”;

(2) the gross cash proceeds of that sale and leaseback transaction are at least equal to the Fair Market Value, as determined in good faith by the Board of Directors and set forth in an Officers’ Certificate delivered to the Trustee, of the property that is the subject of that sale and leaseback transaction; and

(3) the transfer of assets in that sale and leaseback transaction is permitted by, and the Company applies the proceeds of such transaction in compliance with, the covenant described above under the caption “— Repurchase at the Option of Holders — Asset Sales.”

Limitation on Issuances and Sales of Equity Interests in Restricted Subsidiaries
      The Company will not transfer, convey, sell, lease or otherwise dispose of, and will not permit any of its Restricted Subsidiaries to, issue, transfer, convey, sell, lease or otherwise dispose of any Equity Interests in any Restricted Subsidiary of the Company to any Person (other than the Company or a Restricted Subsidiary of the Company or, if necessary, shares of its Capital Stock constituting directors’ qualifying shares or issuances of shares of Capital Stock of foreign Restricted Subsidiaries to foreign nationals, to the extent required by applicable law), except:

(1) if, immediately after giving effect to such issuance, transfer, conveyance, sale, lease or other disposition, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary and any Investment in such Person remaining after giving effect to such issuance or sale would have been permitted to be made under the “Restricted Payments” covenant if made on the date of such issuance or sale; or

(2) sales of Common Stock of a Restricted Subsidiary by the Company or a Restricted Subsidiary, provided that the Company or such Restricted Subsidiary complies with the covenant described above under the caption “— Repurchase at the Option of Holders — Asset Sales.”

Guarantees
      If the Company or any of its Restricted Subsidiaries acquires or creates another Domestic Subsidiary (other than a Receivables Subsidiary) on or after the Issue Date, then that newly acquired or created Domestic Subsidiary must become a Guarantor and execute a supplemental indenture and deliver an Opinion of Counsel to the Trustee. The Company will not permit any of its Restricted Subsidiaries, directly or indirectly, to Guarantee the payment of any other Indebtedness of the Company, unless such Restricted Subsidiary is a Guarantor or simultaneously executes and delivers a supplemental indenture providing for the Guarantee of the payment of the Notes by such Restricted Subsidiary, which Guarantee shall be senior to or pari passu with such Subsidiary’s Guarantee of such other Indebtedness. The form of the Note Guarantee will be attached as an exhibit to the Indenture.

      A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person, other than the Company or another Guarantor, unless:

(1) immediately after giving effect to that transaction, no Default or Event of Default exists; and

(2) either:

(a) the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger (if other than the Guarantor) is a corporation or limited liability company organized or existing under the laws of the United States, any state thereof or the District of Columbia and assumes all the obligations of that Guarantor under the Indenture, its Note Guarantee and the Registration Rights Agreement pursuant to a supplemental indenture reasonably satisfactory to the Trustee; or

(b) such sale or other disposition complies with the covenant described above under the caption “— Repurchase at the Option of Holders — Asset Sales.”
      The Note Guarantee of a Guarantor will be released:

(1) in connection with any sale or other disposition of all of the Capital Stock of that Guarantor to a Person that is not (either before or after giving effect to such transaction) an Affiliate of the Company, if the sale of all such Capital Stock of that Guarantor complies with the covenant described above under the caption “— Repurchase at the Option of Holders — Asset Sales”;

(2) if the Company properly designates that Guarantor as an Unrestricted Subsidiary under the Indenture; or

(3) solely in the case of a Note Guarantee created pursuant to the second sentence of this covenant, upon the release or discharge of the Guarantee which resulted in the creation of such Note Guarantee pursuant to this covenant “— Certain Covenants — Guarantees”, except a discharge or release by or as a result of payment under such Guarantee.

Business Activities
      The Company will not, and will not permit any Restricted Subsidiary to, engage in any business other than Permitted Businesses, except to such extent as would not be material to the Company and its Restricted Subsidiaries taken as a whole.

Payments for Consent
      The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid and is paid to all Holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Reports
      The Company will furnish to the Trustee and, upon request, to beneficial owners and prospective investors a copy of all of the information and reports referred to in clauses (1) and (2) below within the time periods specified in the Commission’s rules and regulations:

(1) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a “Management’s discussion and analysis of financial condition and results of operations” and, with respect to the annual information only, a report on the annual financial statements by the Company’s certified independent accountants; and

(2) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports.
      Whether or not required by the Commission, the Company will comply with the periodic reporting requirements of the Exchange Act and will file the reports specified in the preceding paragraph with the Commission within the time periods specified above unless the Commission will not accept such a filing. The Company agrees that it will not take any action for the purpose of causing the Commission not to accept any such filings. If, notwithstanding the foregoing, the Commission will not accept the Company’s filings for any reason, the Company will post the reports referred to in the preceding paragraph on its website within the time periods that would apply if the Company were required to file those reports with the Commission.
      If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by this covenant shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in “Management’s discussion and analysis of financial condition and results of operations”, of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company.
Events of Default and Remedies
      Each of the following is an Event of Default:

(1) default for 30 days in the payment when due of interest on, or Liquidated Damages with respect to, the Notes;

(2) default in payment when due (whether at maturity, upon acceleration, redemption or otherwise) of the principal of, or premium, if any, on the Notes;

(3) failure by the Company or any of its Restricted Subsidiaries to comply with the provisions described under the captions “— Repurchase at the Option of Holders — Change of Control”, “— Repurchase at the Option of Holders — Asset Sales” or “— Certain Covenants — Merger, Consolidation or Sale of Assets” or the provisions described under the caption “— Guarantees”;

(4) failure by the Company or any of its Restricted Subsidiaries for 30 days after written notice by the Trustee or Holders representing 25% or more of the aggregate principal amount of Notes outstanding to comply with any of the other agreements in the Indenture;

(5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness by the Company or any of its Restricted Subsidiaries (or the payment of which is Guaranteed by the Company or any of its Restricted Subsidiaries) whether such Indebtedness or Guarantee now exists, or is created after the Issue Date, if that default:

(a) is caused by a failure to make any payment when due at the final maturity of such Indebtedness (a “Payment Default”); or

(b) results in the acceleration of such Indebtedness prior to its express maturity,

and, in each case, the amount of any such Indebtedness, together with the amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $10.0 million or more;

(6) failure by the Company or any of its Restricted Subsidiaries to pay final judgments (to the extent such judgments are not paid or covered by insurance provided by a reputable carrier that has the ability to perform and has acknowledged coverage in writing) aggregating in excess of $10.0 million, which judgments are not paid, discharged or stayed for a period of 60 days;

(7) except as permitted by the Indenture, any Note Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any

Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Note Guarantee; and

(8) certain events of bankruptcy or insolvency with respect to the Company or any Significant Subsidiary of the Company (or any Restricted Subsidiaries that together would constitute a Significant Subsidiary).

      In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company or any Significant Subsidiary of the Company (or any Restricted Subsidiaries that together would constitute a Significant Subsidiary), all outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately.
      Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any Default or Event of Default (except a Default or Event of Default relating to the payment of principal, premium, interest or Liquidated Damages) if it determines that withholding notice is in their interest.
      The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest or Liquidated Damages on, or the principal or premium, if any, of the Notes. The Holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or the Indenture, that may involve the Trustee in personal liability, or that the Trustee determines in good faith may be unduly prejudicial to the rights of Holders of Notes not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from Holders of Notes. A Holder may not pursue any remedy with respect to the Indenture or the Notes unless:

(1) the Holder gives the Trustee written notice of a continuing Event of Default;

(2) the Holders of at least 25% in aggregate principal amount of outstanding Notes make a written request to the Trustee to pursue the remedy;

(3) such Holder or Holders offer the Trustee indemnity satisfactory to the Trustee against any costs, liability or expense;

(4) the Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and

(5) during such 60-day period, the Holders of a majority in aggregate principal amount of the outstanding Notes do not give the Trustee a direction that is inconsistent with the request.
      However, such limitations do not apply to the right of any Holder of a Note to receive payment of the principal of, premium or Liquidated Damages, if any, or interest on, such Note or to bring suit for the enforcement of any such payment, on or after the due date expressed in the Notes, which right shall not be impaired or affected without the consent of the Holder.
      In the case of any Event of Default occurring by reason of any willful action or inaction taken or not taken by or on behalf of the Company with the intention of avoiding payment of the premium that the Company would have had to pay if the Company then had elected to redeem the Notes pursuant to the optional redemption provisions of the Indenture, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Notes. If an Event of Default occurs during any time that the Notes are outstanding, by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding the prohibition on redemption of the Notes, then the premium specified in the Indenture that would have been payable upon redemption at the time the Event of Default occurs shall also become immediately due and payable to the extent permitted by law upon the acceleration of the Notes.
      The Company is required to deliver to the Trustee annually within 90 days after the end of each fiscal year a statement regarding compliance with the Indenture. Upon becoming aware of any Default or Event of Default, the Company is required to deliver to the Trustee a statement specifying such Default or Event of Default.
No Personal Liability of Directors, Officers, Employees and Stockholders
      No director, officer, employee, incorporator or stockholder of the Company or any Guarantor, as such, shall have any liability for any obligations of the Company or the Guarantors under the Notes, the Indenture, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.
Legal Defeasance and Covenant Defeasance
      The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Notes and all obligations of the Guarantors discharged with respect to their Note Guarantees (“Legal Defeasance”) except for:

(1) the rights of Holders of outstanding Notes to receive payments in respect of the principal of, or interest or premium and Liquidated Damages, if any, on such Notes when such payments are due from the trust referred to below;

(2) the Company’s obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the Trustee, and the Company’s and the Guarantor’s obligations in connection therewith; and

(4) the Legal Defeasance provisions of the Indenture.
      In addition, the Company may, at its option and at any time, elect to have the obligations of the Company and the Guarantors released with respect to certain covenants that are described in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under “Events of Default” will no longer constitute Events of Default with respect to the Notes.
      In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, or interest and premium and Liquidated Damages, if any, on the outstanding Notes on the stated maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to maturity or to a particular redemption date;

(2) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default shall have occurred and be continuing either: (a) on the date of such deposit; or (b) insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

(6) the Company must have delivered to the Trustee an Opinion of Counsel to the effect that, (1) assuming no intervening bankruptcy of the Company or any Guarantor between the date of deposit and the 91st day following the deposit and assuming that no Holder is an “insider” of the Company under applicable bankruptcy law, after the 91st day following the deposit, the trust funds will not be subject to the effect of Section 547 of the United States Bankruptcy Code and (2) the creation of the defeasance trust does not violate the Investment Company Act of 1940;

(7) the Company must deliver to the Trustee an Officers’ Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others;

(8) if the Notes are to be redeemed prior to their stated maturity, the Company must deliver to the Trustee irrevocable instructions to redeem all of the Notes on the specified redemption date; and

(9) the Company must deliver to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver
      Except as provided in the next two succeeding paragraphs, the Indenture or the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes).
      Without the consent of each Holder affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting Holder):

(1) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed maturity of any Note or alter the provisions, or waive any payment, with respect to the redemption of the Notes;

(3) reduce the rate of or change the time for payment of interest on any Note;

(4) waive a Default or Event of Default in the payment of principal of, or interest or premium, or Liquidated Damages, if any, on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration);

(5) make any Note payable in money other than U.S. dollars;

(6) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of, or interest or premium or Liquidated Damages, if any, on the Notes;

(7) release any Guarantor from any of its obligations under its Note Guarantee or the Indenture, except in accordance with the terms of the Indenture, as then in effect;

(8) impair the right to institute suit for the enforcement of any payment on or with respect to the Notes or the Note Guarantees;

(9) amend, change or modify the obligation of the Company to make and consummate an Asset Sale Offer with respect to any Asset Sale in accordance with the “Repurchase at the Option of Holders — Asset Sales” covenant after the obligation to make such Asset Sale Offer has arisen or the obligation of the Company to make and consummate a Change of Control Offer in the event of a Change of Control in accordance with the “Repurchase at the Option of Holders — Change of Control” covenant after such Change of Control has occurred, including, in each case, amending, changing or modifying any definition relating thereto;

(10) except as otherwise permitted under the “Merger, Consolidation and Sale of Assets” covenant, consent to the assignment or transfer by the Company or any Guarantor of any of their rights or obligations under the Indenture; and

(11) make any change in the preceding amendment and waiver provisions.
      Notwithstanding the preceding, without the consent of any Holder of Notes, the Company, the Guarantors and the Trustee may amend or supplement the Indenture or the Notes:

(1) to cure any ambiguity, defect or inconsistency;

(2) to provide for uncertificated Notes in addition to or in place of certificated Notes and to provide for the issuance of Additional Notes in accordance with the limitations in the Indenture;

(3) to provide for the assumption of the Company’s or any Guarantor’s obligations to Holders of Notes in the case of a merger or consolidation or sale of all or substantially all of the Company’s or such Guarantor’s assets;

(4) to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not materially adversely affect the legal rights under the Indenture of any such Holder;

(5) to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

(6) to comply with the provision described under “Certain Covenants — Guarantees”; or

(7) to evidence and provide for the acceptance of appointment of a successor Trustee.
Satisfaction and Discharge
      The Indenture will be discharged and will cease to be of further effect as to all Notes issued thereunder, when:

(1) either:

(a) all Notes that have been authenticated thereunder (except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust and thereafter repaid to the Company) have been delivered to the Trustee for cancellation; or

(b) all Notes that have not been delivered to the Trustee for cancellation thereunder have become due and payable by reason of the sending of a notice of redemption or otherwise or will become due and payable within one year and the Company or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the Notes not delivered to the Trustee for cancellation for principal, premium and Liquidated Damages, if any, and accrued interest to the date of maturity or redemption;

(2) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound;

(3) the Company or any Guarantor has paid or caused to be paid all sums payable by it under the Indenture; and

(4) the Company has delivered irrevocable instructions to the Trustee under the Indenture to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be.
      In addition, the Company must deliver an Officers’ Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.
Concerning the Trustee
      If the Trustee becomes a creditor of the Company or any Guarantor, the Indenture and the Trust Indenture Act limit its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.
      The Indenture provides that in case an Event of Default shall occur and be continuing, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.
Book-Entry, Delivery and Form
      We will issue the exchange notes in the form of one or more global notes (the “Global Exchange Note”). The Global Exchange Note will be deposited upon issuance with the Trustee as custodian for DTC, in New York, New York, and registered in the name of DTC or its nominee. Except as set forth below, the Global Exchange Note may be transferred, in whole and not in part, only to DTC or another nominee of DTC. Investors may hold their beneficial interests in the Global Exchange Notes directly through DTC if they have an account with DTC or indirectly through organizations that have accounts with DTC, including Morgan Guaranty Trust Company, Brussels office, as operator of Euroclear and Citibank N.A., as operator of Clearstream.
      Beneficial interests in the Global Exchange Notes may not be exchanged for notes in certificated form except in the limited circumstances described below. See “— Exchange of Global Exchange Notes for Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the Global Exchange Notes will not be entitled to receive physical delivery of notes in certificated form.

      Transfers of beneficial interests in the DTC Global Exchange Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.
Depository Procedures
      The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. The Company takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.
      DTC has advised the Company that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the Initial Purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.
      DTC has also advised the Company that, pursuant to procedures established by it:

(1) upon deposit of the Global Exchange Notes, DTC will credit the accounts of Participants designated by the Initial Purchasers with portions of the principal amount of the Global Exchange Notes; and

(2) ownership of these interests in the Global Exchange Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Exchange Notes).
      Investors in the Global Exchange Notes who are Participants in DTC’s system may hold their interests therein directly through DTC. Investors in the Global Exchange Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants in such system. All interests in a Global Exchange Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Exchange Note to such Persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a Person having beneficial interests in a Global Exchange Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.
      Except as described below, owners of interest in the Global Exchange Notes will not have Notes registered in their names, will not receive physical delivery of Notes in certificated form and will not be considered the registered owners or “Holders” thereof under the Indenture for any purpose.
      Payments in respect of the principal of, and interest and premium and Liquidated Damages, if any, on a Global Exchange Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered Holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee will treat the Persons in whose names the Notes, including the Global Exchange Notes, are registered as the owners thereof for the purpose of receiving payments and for all other purposes. Consequently, neither the

Company, the Trustee nor any agent of the Company or the Trustee has or will have any responsibility or liability for:

(1) any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the Global Exchange Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Exchange Notes; or

(2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.
      DTC has advised the Company that its current practice, upon receipt of any payment in respect of securities such as the Notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or the Company. Neither the Company nor the Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the Notes, and the Company and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.
      Transfers between Participants in DTC will be effected in accordance with DTC procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.
      Subject to compliance with the transfer restrictions, if applicable, to the Notes described herein, cross-market transfers between the Participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Exchange Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.
      DTC has advised the Company that it will take any action permitted to be taken by a Holder of Notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Exchange Notes and only in respect of such portion of the aggregate principal amount of the Notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the Notes, DTC reserves the right to exchange the Global Exchange Notes for legended Notes in certificated form, and to distribute such Notes to its Participants.
      Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Exchange Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither the Company nor the Trustee nor any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes
      A Global Exchange Note will be exchanged for definitive Notes in registered certificated form (“Certificated Notes”) if:

(1) DTC (a) notifies the Company that it is unwilling or unable to continue as depositary for the Global Exchange Notes, or (b) has ceased to be a clearing agency registered under the Exchange Act, and in each case the Company fails to appoint a successor depositary;

(2) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of the Certificated Notes; or

(3) there shall have occurred and be continuing a Default or Event of Default with respect to the Notes.
      In addition, beneficial interests in a Global Exchange Note may be exchanged for Certificated Notes upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the Indenture. In all cases, Certificated Notes delivered in exchange for any Global Exchange Note or beneficial interests in Global Exchange Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).
Exchange of Certificated Notes for Global Exchange Notes
      Certificated Notes may not be exchanged for beneficial interests in any Global Exchange Note unless the transferor first delivers to the Trustee a written certificate (in the form provided in the Indenture) to the effect that such transfer will comply with the appropriate transfer restrictions, if applicable, to such Notes.
Same Day Settlement and Payment
      The Company will make payments in respect of the Notes represented by the Global Exchange Notes (including principal, premium, if any, interest and Liquidated Damages, if any) by wire transfer of immediately available funds to the accounts specified by the Global Exchange Note Holder. If a Holder of $1.0 million or more of the Notes has given wire transfer instructions to the Company, the Company will make all payments of principal, interest and premium and Liquidated Damages, if any, with respect to such Certificated Notes by wire transfer of immediately available funds to the accounts specified by the Holders. All other payments on Notes will be made at the office or agency of the Paying Agent and Registrar within the City and State of New York unless the Company elects to make interest payments by check mailed to the Holders at their addresses set forth in the register of Holders. The Notes represented by the Global Exchange Notes are expected to be eligible to trade in the PORTAL market and to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such Notes will, therefore, be required by DTC to be settled in immediately available funds. The Company expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.
      Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Exchange Note from a Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised the Company that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Exchange Note by or through a Euroclear or Clearstream participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.
Registration Rights; Liquidated Damages
      The following description is a summary of the material provisions of the Registration Rights Agreement. It does not restate that agreement in its entirety. We urge you to read the proposed form of Registration

Rights Agreement in its entirety because it, and not this description, defines your registration rights as Holders of these Notes.
      The Company, the Guarantors and the Initial Purchasers have entered into the Registration Rights Agreement. Pursuant to the Registration Rights Agreement, the Company and the Guarantors agreed to file with the Commission the Exchange Offer Registration Statement on the appropriate form under the Securities Act with respect to the exchange notes. Upon the effectiveness of the Exchange Offer Registration Statement, the Company and the Guarantors will offer to the Holders of outstanding notes pursuant to the Exchange Offer who are able to make certain representations the opportunity to exchange their outstanding notes for exchange notes.
      If:

(1) the Company and the Guarantors are not permitted to consummate the Exchange Offer because the Exchange Offer is not permitted by applicable law or Commission policy; or

(2) any Holder of outstanding notes notifies the Company prior to the 20th day following consummation of the Exchange Offer that:

(a) it is prohibited by law or Commission policy from participating in the Exchange Offer; or

(b) it may not resell the exchange notes acquired by it in the Exchange Offer to the public without delivering a prospectus and the prospectus contained in the Exchange Offer Registration Statement is not appropriate or available for such resales; or

(c) it is a broker-dealer and owns outstanding notes acquired directly from the Company or an affiliate of the Company, the Company and the Guarantors will file with the Commission a Shelf Registration Statement to cover resales of the outstanding notes by the Holders thereof who satisfy certain conditions relating to the provision of information in connection with the Shelf Registration Statement.
      The Company and the Guarantors will use their reasonable best efforts to cause the applicable registration statement to be declared effective as promptly as possible by the Commission.
      The Registration Rights Agreement provides:

(1) the Company and the Guarantors will file an Exchange Offer Registration Statement with the Commission on or prior to 90 days after the closing of the offering of outstanding notes;

(2) the Company and the Guarantors will use their reasonable best efforts to have the Exchange Offer Registration Statement declared effective by the Commission on or prior to 210 days after the closing of the offering of the outstanding notes;

(3) unless the Exchange Offer would not be permitted by applicable law or Commission policy, the Company and the Guarantors will

(a) commence the Exchange Offer; and

(b) issue exchange notes in exchange for all outstanding notes tendered prior thereto in the Exchange Offer; and

(4) if obligated to file the Shelf Registration Statement, the Company and the Guarantors will file the Shelf Registration Statement with the Commission on or prior to 45 days after such filing obligation arises and use their reasonable best efforts to cause the Shelf Registration to be declared effective by the Commission on or prior to 135 days after such obligation arises.
      If:

(1) the Company and the Guarantors fail to file any of the registration statements required by the Registration Rights Agreement on or before the date specified for such filing; or

(2) any of such registration statements is not declared effective by the Commission on or prior to the date specified for such effectiveness (the “Effectiveness Target Date”); or

(3) the Company and the Guarantors fail to consummate the Exchange Offer within 30 Business Days of the Effectiveness Target Date with respect to the Exchange Offer Registration Statement; or

(4) the Shelf Registration Statement or the Exchange Offer Registration Statement is declared effective but thereafter ceases to be effective or usable in connection with resales or exchanges of Notes during the periods specified in the Registration Rights Agreement (each such event referred to in clauses (1) through (4) above, a “Registration Default”), then the Company and the Guarantors will pay Liquidated Damages to each Holder of outstanding notes, with respect to the first 90-day period immediately following the occurrence of the first Registration Default in an amount equal to one-quarter of one percent (0.25%) per annum on the principal amount of outstanding notes held by such Holder.
      The amount of the Liquidated Damages will increase by an additional one-quarter of one percent (0.25%) per annum on the principal amount of outstanding notes with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of Liquidated Damages for all Registration Defaults of 1.0% per annum.
      All accrued Liquidated Damages will be paid by the Company and the Guarantors on each interest payment date to the Global Exchange Note Holder by wire transfer of immediately available funds or by federal funds check and to Holders of Certificated Notes by wire transfer to the accounts specified by them or by mailing checks to their registered addresses if no such accounts have been specified.
      Following the cure of all Registration Defaults, the accrual of Liquidated Damages will cease.
      Holders of outstanding notes will be required to make certain representations to the Company (as described in the Registration Rights Agreement) in order to participate in the Exchange Offer and will be required to deliver certain information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods set forth in the Registration Rights Agreement in order to have their Notes included in the Shelf Registration Statement and benefit from the provisions regarding Liquidated Damages set forth above. By acquiring outstanding notes, a Holder is deemed to have agreed to indemnify the Company and the Guarantors against certain losses arising out of information furnished by such Holder in writing for inclusion in any Shelf Registration Statement. Holders of outstanding notes will also be required to suspend their use of the prospectus included in the Shelf Registration Statement under certain circumstances upon receipt of written notice to that effect from the Company.
Certain Definitions
      Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.
      “Acquired Debt” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into, or becomes a Subsidiary of, such specified Person, whether or not such Indebtedness is Incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.
      “Affiliate” of any specified Person means (1) any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person or (2) any executive officer or director of such specified Person. For purposes of this definition, “control”, as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control. For purposes of this definition, the terms “controlling”, “controlled by” and “under common control with” shall have correlative meanings.
      “Asset Sale” means:

(1) the sale, lease, conveyance or other disposition of any property or assets; provided that the sale, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption “— Repurchase at the Option of Holders — Change of Control” and/or the provisions described above under the caption “— Certain Covenants — Merger, Consolidation or Sale of Assets” and not by the provisions of the Asset Sale covenant; and

(2) the issuance of Equity Interests by any of the Company’s Restricted Subsidiaries or the sale by the Company or any Restricted Subsidiary of Equity Interests in any of its Subsidiaries (other than directors’ qualifying shares and shares issued to foreign nationals to the extent required by applicable law).
      Notwithstanding the preceding, the following items shall be deemed not to be Asset Sales:

(1) any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $2.0 million;

(2) a transfer of assets between or among the Company and its Restricted Subsidiaries;

(3) an issuance of Equity Interests by a Restricted Subsidiary to the Company or to another Restricted Subsidiary;

(4) the sale or lease of equipment, inventory, accounts receivable or other assets in the ordinary course of business, including sales of accounts receivable and related assets under any Qualified Receivables Transaction;

(5) the sale or other disposition of Cash Equivalents;

(6) dispositions of accounts receivable in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings;

(7) a Restricted Payment that is permitted by the covenant described above under the caption “— Certain Covenants — Restricted Payments”;

(8) a Permitted Investment;

(9) any sale or disposition of any property or equipment that has become damaged, worn out or obsolete; and

(10) the creation of a Lien not prohibited by the Indenture.
      “Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction, including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.
      “Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” shall be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns” and “Beneficially Owned” shall have a corresponding meaning.

      “Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation or, except in the context of the definitions of “Change of Control” and “Continuing Directors”, a duly authorized committee thereof;

(2) with respect to a partnership, the Board of Directors of the general partner of the partnership; and

(3) with respect to any other Person, the board or committee of such Person serving a similar function.
      “Board Resolution” means a resolution certified by the Secretary or an Assistant Secretary of the Company to have been duly adopted by the Board of Directors of the Company and to be in full force and effect on the date of such certification.
      “Business Day” means any day other than a Saturday, a Sunday or other day on which banking institutions in The City of New York or at a place of payment are authorized by law, regulation or executive order to remain closed.
      “Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.
      “Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.
      “Cash Equivalents” means:

(1) United States dollars;

(2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) maturing, unless such securities are deposited to defease any Indebtedness, not more than twelve months from the date of acquisition;

(3) certificates of deposit and eurodollar time deposits with maturities of twelve months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding twelve months and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500.0 million and a rating at the time of acquisition thereof of P-1 or better from Moody’s or A-1 or better from S&P;

(4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper having the highest rating obtainable from Moody’s or S&P and in each case maturing within six months after the date of acquisition;

(6) auction rate securities rated with the highest short-term ratings by Moody’s and S&P, and maturing within 365 days of acquisition;

(7) securities issued and fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, rated at least “A” by Moody’s or S&P and having maturities of not more than twelve months from the date of acquisition; and

(8) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (7) of this definition.
      “Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act);

(2) the adoption of a plan relating to the liquidation or dissolution of the Company;

(3) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) becomes the ultimate Beneficial Owner, directly or indirectly, of 35% or more of the voting power of the Voting Stock of the Company;

(4) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors; or

(5) the Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into the Company, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Company or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where (A) the Voting Stock of the Company outstanding immediately prior to such transaction remains outstanding and constitutes or is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person that constitutes a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance) and (B) immediately after such transaction, no “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Exchange Act) becomes, directly or indirectly, the beneficial owner (as defined above) of 35% or more of the voting power of the Voting Stock of the Company.
      “Commission” means the United States Securities and Exchange Commission.
      “Common Stock” means, with respect to any Person, any Capital Stock (other than Preferred Stock) of such Person, whether outstanding on the Issue Date or issued thereafter.
      “Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus:

(1) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(2) Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that any such Fixed Charges were deducted in computing such Consolidated Net Income; plus

(3) depreciation, depletion, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Subsidiaries for such period to the extent that such depreciation, depletion, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; plus

(4) net losses of any Unrestricted Subsidiary or any other Person that is not a Restricted Subsidiary of the Company and is accounted for by the equity method of accounting, to the extent that such net losses were deducted in computing such Consolidated Net Income; minus

(5) non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue consistent with past practice and any items that represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period, in each case, on a consolidated basis and determined in accordance with GAAP.
      Notwithstanding the preceding, the provision for taxes based on the income or profits of, and the depreciation, depletion and amortization and other non cash expenses of, a Restricted Subsidiary of the Company shall be added to Consolidated Net Income to compute Consolidated Cash Flow of the Company (A) in the case of any Restricted Subsidiary that is not a wholly owned Restricted Subsidiary, in the same proportion that the Net Income of such Restricted Subsidiary was added to compute such Consolidated Net Income of the Company and (B) only to the extent that a corresponding amount would be permitted at the date of determination to be dividended, distributed or lent to the Company by such Restricted Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Subsidiary or its stockholders.
      “Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Restricted Subsidiary thereof;

(2) the Net Income of any Restricted Subsidiary shall be excluded to the extent that both the declaration or payment of dividends or similar distributions and the making of loans by that Restricted Subsidiary of that Net Income are not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its equityholders;

(3) the Net Income of any Person acquired during the specified period for any period prior to the date of such acquisition shall be excluded;

(4) the cumulative effect of a change in accounting principles shall be excluded; and

(5) the Net Income (but not loss) of any Unrestricted Subsidiary shall be excluded, whether or not distributed to the specified Person or one of its Subsidiaries.
      “Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Company who:

(1) was a member of such Board of Directors on the Issue Date; or

(2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.
      “Credit Agreement” means the Credit Agreement dated as of July 6, 2005 by and among the Company, Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/ C Issuer, and the lenders party thereto, providing for up to $200 million of revolving credit borrowings, including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, renewed, refunded, replaced, decreased, increased or refinanced from time to time, regardless of whether such amendment, modification, renewal, refunding, replacement, decrease, increase or refinancing is with the same financial institutions or otherwise.

      “Credit Facilities” means, one or more debt or receivables facilities (including, without limitation, the Credit Agreement) or commercial paper facilities or indentures, in each case with banks, vendors or other institutional lenders or a trustee providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit or issuances of debt securities, in each case, as amended, restated, modified, renewed, refunded, replaced, decreased, increased or refinanced in whole or in part from time to time.
      “Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.
      “Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is one year after the date on which the Notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “— Certain Covenants — Restricted Payments.” The term “Disqualified Stock” shall also include any options, warrants or other rights that are convertible into Disqualified Stock or that are redeemable at the option of the holder, or required to be redeemed, prior to the date that is one year after the date on which the Notes mature.
      “Domestic Subsidiary” means any Restricted Subsidiary of the Company other than a Subsidiary that is (1) a “controlled foreign corporation” under Section 957 of the Internal Revenue Code or (2) a Subsidiary of any such controlled foreign corporation.
      “Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).
      “Equity Offering” means a public or private offer and sale of Capital Stock (other than Disqualified Stock) of the Company.
      “Existing Indebtedness” means the aggregate principal amount of Indebtedness of the Company and its Subsidiaries (other than Indebtedness under the Credit Agreement) in existence on the date of the Indenture.
      “Fair Market Value” means the price that would be paid in an arm’s length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined in good faith by the Board of Directors of the Company, whose determination will be conclusive if evidenced by a Board Resolution.
      “Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letters of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations; plus

(2) the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

(4) any accounts receivable facility fees or discounts paid under any accounts receivables financing; plus

(5) the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of Disqualified Stock or preferred stock of such Person or any of its Restricted Subsidiaries that are not tax deductible for such Person or such Restricted Subsidiary, other than dividends on Equity Interests payable solely in Equity Interests of the Company (other than Disqualified Stock) or to the Company or a Restricted Subsidiary of the Company, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP; plus

(6) all dividends, whether paid or accrued and whether or not in cash, on any series of Disqualified Stock or preferred stock of such Person or any of its Restricted Subsidiaries that are tax deductible for such Person or such Restricted Subsidiary, other than dividends on Equity Interests payable solely in Equity Interests of the Company (other than Disqualified Stock) or to the Company or a Restricted Subsidiary of the Company.
      “Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Subsidiaries Incurs, assumes, Guarantees, repays, repurchases or redeems any Indebtedness or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such Incurrence, assumption, Guarantee, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of the applicable four-quarter reference period.
      In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1) acquisitions and dispositions of business entities or property and assets constituting a division or line of business of any Person that have been made by the specified Person or any of its Restricted Subsidiaries, including through the Transactions or through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be given pro forma effect as if they had occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated on a pro forma basis in accordance with Regulation S-X under the Securities Act, but without giving effect to clause (3) of the proviso set forth in the definition of Consolidated Net Income;

(2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP shall be excluded;

(3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Subsidiaries following the Calculation Date; and

(4) consolidated interest expense attributable to interest on any Indebtedness (whether existing or being Incurred) computed on a pro forma basis and bearing a floating interest rate shall be computed as if the rate in effect on the Calculation Date (taking into account any interest rate option, swap, cap or similar agreement applicable to such Indebtedness if such agreement has a remaining term in excess of 12 months or, if shorter, at least equal to the remaining term of such Indebtedness) had been the applicable rate for the entire period.

      “GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, the opinions and pronouncements of the Public Company Accounting Oversight Board and in the statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the Issue Date. All ratios and computations contained or referred to in the Indenture shall be computed in conformity with GAAP and shall be made without giving effect to the write off of debt issuance costs or payment of consent fees or premiums on or prior to the Issue Date.
      “Government Securities” means securities that are direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged.
      “Guarantee” means, as to any Person, a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness of another Person.
      “Guarantors” means:

(1) the Initial Guarantors; and

(2) any other subsidiary that executes a Note Guarantee in accordance with the provisions of the Indenture;
and their respective successors and assigns until released from their obligations under their Note Guarantees and the Indenture in accordance with the terms of the Indenture.
      “Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1) interest rate swap agreements, interest rate cap agreements, interest rate collar agreements and other agreements or arrangements designed for the purpose of fixing, hedging or swapping interest rate risk;

(2) commodity swap agreements, commodity option agreements, forward contracts and other agreements or arrangements designed for the purpose of fixing, hedging or swapping commodity price risk; and

(3) foreign exchange contracts, currency swap agreements and other agreements or arrangements designed for the purpose of fixing, hedging or swapping foreign currency exchange rate risk.
      “Holder” means a Person in whose name a Note is registered.
      “Incur” means, with respect to any Indebtedness, to incur, create, issue, assume, Guarantee or otherwise become directly or indirectly liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness (and “Incurrence” and “Incurred” will have meanings correlative to the foregoing); provided that (1) any Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary of the Company will be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary of the Company and (2) neither the accrual of interest nor the accretion of original issue discount nor the payment of interest in the form of additional Indebtedness with the same terms and the payment of dividends on Disqualified Stock or Preferred Stock in the form of additional shares of the same class of Disqualified Stock or Preferred Stock (to the extent provided for when the Indebtedness or Disqualified Stock or Preferred Stock on which such interest is paid was originally issued) will be considered an Incurrence of Indebtedness; provided that in each case the amount thereof is for all other purposes included in the Fixed Charges and Indebtedness of the Company or its Restricted Subsidiary as accrued.
      “Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent, in respect of:

(1) borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof), but excluding obligations with respect to letters of credit (including trade letters of credit) securing obligations described in clause (5) below entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if drawn upon, to the extent such drawing is reimbursed no later than the third Business Day following receipt by such Person of a demand for reimbursement; provided, however, that the foregoing exclusion shall not apply to letters of credit outstanding under the Credit Agreement;

(3) banker’s acceptances;

(4) Capital Lease Obligations and Attributable Debt;

(5) the balance deferred and unpaid of the purchase price of any property which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto, except any such balance that constitutes an accrued expense or trade payable;

(6) Hedging Obligations, other than Hedging Obligations that are Incurred in the ordinary course of business for the purpose of fixing, hedging or swapping interest rate, commodity price or foreign currency exchange rate risk (or to reverse or amend any such agreements previously made for such purposes), and not for speculative purposes, and that do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in interest rates, commodity prices or foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder; or

(7) Disqualified Stock valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued dividends.
      In addition, the term “Indebtedness” includes (x) for purposes of the covenants in the Indenture, any Obligations Incurred in connection with any accounts receivables financing, (y) all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person), provided that the amount of such Indebtedness shall be the lesser of (A) the Fair Market Value of such asset at such date of determination and (B) the amount of such Indebtedness, and (z) to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person. For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the Fair Market Value of such Disqualified Stock, such Fair Market Value shall be determined in good faith by the Board of Directors of the issuer of such Disqualified Stock.
      The amount of any Indebtedness outstanding as of any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation, and shall be:

(1) the accreted value thereof, in the case of any Indebtedness issued with original issue discount; and

(2) the principal amount thereof or, in the case of any accounts receivables financing, an equivalent amount, together with any interest or accounts receivable facility fees thereon that are more than 30 days past due, in the case of any other Indebtedness;
provided that Indebtedness shall not include:

(i) any liability for federal, state, local or other taxes;

(ii) performance, surety or appeal bonds provided in the ordinary course of business, and letters of credit supporting any such bonds or provided to serve the purpose of any such bonds to the extent such letters of credit are not drawn upon or, if drawn upon, to the extent such drawing is reimbursed no later than the third Business Day following receipt by such Person of a demand for reimbursement;

(iii) agreements providing for indemnification, adjustment of purchase price or similar obligations, or Guarantees or letters of credit, surety bonds or performance bonds securing any obligations of the Company or any of its Restricted Subsidiaries pursuant to such agreements, in any case Incurred in connection with the disposition of any business, assets or Restricted Subsidiary (other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition), so long as the principal amount does not exceed the gross proceeds actually received by the Company or any Restricted Subsidiary in connection with such disposition;

(iv) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of incurrence; or

(v) Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business.
      “Initial Guarantors” means all of the subsidiaries of the Company other than TXI Capital Trust I.
      “Investment Grade” means (1) BBB- or above, in the case of S&P (or its equivalent under any successor Rating Categories of S&P) and Baa3 or above, in the case of Moody’s (or its equivalent under any successor Rating Categories of Moody’s), or (2) the equivalent in respect of the Rating Categories of any Rating Agencies.
      “Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans or other extensions of credit (including Guarantees, but excluding advances to customers or suppliers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable, prepaid expenses or deposits on the balance sheet of the Company or its Restricted Subsidiaries and endorsements for collection or deposit arising in the ordinary course of business), advances (excluding commission, payroll, travel and similar advances to officers and employees that are expected at the time of such advances ultimately to be treated as expenses in accordance with GAAP), capital contributions, purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.
      If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Investments in such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “— Certain Covenants — Restricted Payments.” The acquisition by the Company or any Restricted Subsidiary of the Company of a Person that holds an Investment in a third Person shall be deemed to be an Investment by the Company or such Restricted Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investment held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the covenant described above under the caption “— Certain Covenants — Restricted Payments.”
      “Issue Date” means the date of original issuance of the Notes under the Indenture.
      “Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

      “Liquidated Damages” means all additional interest owing on the outstanding notes pursuant to the Registration Rights Agreement.
      “Make-Whole Premium” means, with respect to a Note on any date of redemption, the greater of (x) 1% of the principal amount of such Note or (y) the excess of (A) the present value at such date of redemption of (1) the redemption price of such Note at July 15, 2009 (such redemption price being described under “— Optional Redemption”) plus (2) all remaining required interest payments (exclusive of interest accrued and unpaid to the date of redemption) due on such Note through July 15, 2009, computed using semi-annual discounting and a discount rate equal to the Treasury Rate plus 50 basis points, over (B) the then outstanding principal amount of such Note.
      “Moody’s” means Moody’s Investors Service, Inc.
      “Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends (other than reductions in respect of preferred stock dividends on the 5.5% Shared Preference Redeemable Securities of TXI Capital Trust I outstanding on the Issue Date), excluding, however:

(1) any gain (or loss), together with any related provision for taxes on such gain (or loss), realized in connection with: (a) any sales of assets outside the ordinary course of business of the Company and its Restricted Subsidiaries; or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries;

(2) any extraordinary gain (but not loss), together with any related provision for taxes on such extraordinary gain (but not loss); and

(3) solely for the purpose of calculating Consolidated Cash Flow, any extraordinary loss.
      “Net Proceeds” means the aggregate cash proceeds, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not the interest component, thereof) received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non cash consideration received in any Asset Sale), net of (1) the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking and brokerage fees, and sales commissions, and any relocation expenses incurred as a result thereof, (2) taxes paid or payable as a result thereof, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, (3) amounts required to be applied to the repayment of Indebtedness or other liabilities secured by a Lien on the asset or assets that were the subject of such Asset Sale or required to be paid as a result of such sale, (4) any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP, (5) in the case of any Asset Sale by a Restricted Subsidiary of the Company, payments to holders of Equity Interests in such Restricted Subsidiary in such capacity (other than such Equity Interests held by the Company or any Restricted Subsidiary thereof) to the extent that such payment is required to permit the distribution of such proceeds in respect of the Equity Interests in such Restricted
      Subsidiary held by the Company or any Restricted Subsidiary thereof and (6) appropriate amounts to be provided by the Company or its Restricted Subsidiaries as a reserve against liabilities associated with such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined in accordance with GAAP; provided that (a) excess amounts set aside for payment of taxes pursuant to clause (2) above remaining after such taxes have been paid in full or the statute of limitations therefor has expired and (b) amounts initially held in reserve pursuant to clause (6) no longer so held, will, in the case of each of subclause (a) and (b), at the time become Net Proceeds.
      “Note Guarantee” means a Guarantee of the Notes pursuant to the Indenture.

      “Obligations” means any principal (or, in the case of any accounts receivables financing, an equivalent amount), interest, penalties, fees (including accounts receivable facility fees or discounts), indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.
      “Officer” means, with respect to any Person, the chairman of the Board, the chief executive officer, the president, the chief operating officer, the chief financial officer, the treasurer, any assistant treasurer, the controller, the secretary or any vice-president of such Person.
      “Officers’ Certificate” means a certificate signed on behalf of the Company by at least two Officers of the Company, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Company, that meets the requirements of the Indenture.
      “Opinion of Counsel” means an opinion from legal counsel who is reasonably acceptable to the Trustee (who may be counsel to or an employee of the Company) that meets the requirements of the Indenture.
      “Permitted Business” means any business conducted or proposed to be conducted (as described in the offering memorandum relating to the issuance of the Notes) by the Company and its Restricted Subsidiaries on the date of the Indenture and other businesses reasonably related or ancillary thereto.
      “Permitted Investments” means:

(1) any Investment in the Company or in a Restricted Subsidiary of the Company that is a Guarantor;

(2) any Investment in Cash Equivalents;

(3) any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary of the Company and a Guarantor; or

(b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company that is a Guarantor;

(4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “— Repurchase at the Option of Holders — Asset Sales”;

(5) Investments to the extent acquired in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company;

(6) Hedging Obligations that are Incurred in the ordinary course of business for the purpose of fixing, hedging or swapping interest rate, commodity price or foreign currency exchange rate risk (or to reverse or amend any such agreements previously made for such purposes), and not for speculative purposes, and that do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in interest rates, commodity prices or foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

(7) other Investments in any Person (other than a Person that controls the Company) having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (7) since the Issue Date, not to exceed 10% of the Tangible Assets of the Company and its Restricted Subsidiaries (determined as of the end of the most recent fiscal quarter of the Company), plus, to the extent that any Investment made pursuant to this clause (7) since the date of the Indenture is sold for cash or otherwise liquidated or repaid for cash, the lesser of (a) the cash return of capital with respect to such Investment (less the cost of disposition, if any) and (b) the initial amount of such Investment; provided that, at the time such Investment is made pursuant to this clause (7) and after giving pro forma effect thereto as if such Investment had been made at the beginning of the applicable four-quarter period, the Company would have been permitted to Incur at least $1.00 of additional

Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock”;

(8) loans and advances to directors, employees and officers of the Company and the Restricted Subsidiaries for bona fide business purposes and to purchase Equity Interests of the Company not in excess of $2.0 million at any one time outstanding;

(9) Investments in securities or other obligations received in settlement of debts arising in the ordinary course of business pursuant to any plan of reorganization or similar arrangement;

(10) stock, obligations or securities received in satisfaction of judgments or settlement of claims; and

(11) Investments in a Receivables Subsidiary in connection with any Qualified Receivables Transaction.

      “Permitted Liens” means:

(1) Liens on the assets of the Company and any Guarantor securing Indebtedness (and all Obligations related thereto) Incurred under clause (1) of the “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant;

(2) Liens in favor of the Company or any Restricted Subsidiary that is a Guarantor;

(3) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with the Company or any Restricted Subsidiary of the Company or at the time such Person becomes a Restricted Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such transaction and do not extend to any other assets of the Company or any Restricted Subsidiary (other than additions and accessions to such property of such Person);

(4) Liens on property existing at the time of acquisition thereof by the Company or any Restricted Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such acquisition and do not extend to any property other than the property so acquired by the Company or the Restricted Subsidiary (and additions and accessions thereto);

(5) Liens existing on the date of the Indenture;

(6) Liens on cash or Cash Equivalents securing Hedging Obligations of the Company or any of its Restricted Subsidiaries that do not constitute Indebtedness or securing letters of credit that support such Hedging Obligations;

(7) Liens securing Permitted Refinancing Indebtedness (and all Obligations related thereto); provided, that such Liens do not extend to or cover any property or assets other than the property or assets that secure the Indebtedness being refinanced (and additions and accessions to such property or assets);

(8) Liens for taxes, assessments and governmental charges not yet delinquent or being contested in good faith and for which adequate reserves have been established to the extent required by GAAP;

(9) carriers, warehousemen’s, mechanics’, worker’s, materialmen’s, operators’, landlords’ or similar Liens arising in the ordinary course of business;

(10) Liens incurred or deposits made in the ordinary course of business in connection with worker’s compensation, unemployment insurance or other social security obligations;

(11) Liens, deposits or pledges to secure the performance of bids, tenders, contracts (other than contracts for the payment of Indebtedness), leases, or other similar obligations arising in the ordinary course of business;

(12) survey exceptions, encumbrances, easements or reservations of, or rights of others for, rights of way, zoning or other restrictions as to the use of properties, and defects in title which, in the case of any of the foregoing, were not incurred or created to secure the payment of Indebtedness, and which in the aggregate do not materially adversely affect the value of such properties or materially impair the use for the purposes of which such properties are held by the Company or any Restricted Subsidiaries;

(13) judgment and attachment Liens not giving rise to an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

(14) Liens, deposits or pledges to secure public or statutory obligations, surety, stay, appeal, indemnity, performance or other similar bonds or obligations; and Liens, deposits or pledges in lieu of such bonds or obligations, or to secure such bonds or obligations, or to secure letters of credit in lieu of or supporting the payment of such bonds or obligations;

(15) Liens on property or assets used to defease Indebtedness that was not Incurred in violation of the Indenture;

(16) Liens in favor of collecting or payor banks having a right of setoff, revocation, refund or chargeback with respect to money or instruments of the Company or any Subsidiary on deposit with or in possession of such bank;

(17) purchase money Liens granted in connection with the acquisition of assets in the ordinary course of business, provided, that (A) such Liens attach only to the property so acquired with the purchase money indebtedness secured thereby (and to additions and accessions thereto) and (B) the principal amount of the Indebtedness secured by such Liens does not exceed 100% of the purchase price of such assets;

(18) any interest or title of a lessor in the property subject to any lease; and

(19) Liens (not otherwise permitted hereunder) with respect to obligations that do not exceed $15.0 million at any one time outstanding.

      “Permitted Refinancing Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest thereon and the amount of any reasonably determined premium necessary to accomplish such refinancing and such reasonable expenses incurred in connection therewith);

(2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes or the Note Guarantees, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Notes on terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(4) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is pari passu in right of payment with the Notes or any Note Guarantees, such Permitted Refinancing Indebtedness is pari passu with, or subordinated in right of payment to, the Notes or such Note Guarantees; and

(5) such Indebtedness is Incurred either by the Company or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.
      “Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.
      “Preferred Stock” means, with respect to any Person, any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions upon liquidation.
      “Qualified Receivables Transaction” means any transaction or series of transactions that may be entered into by the Company or any of its Restricted Subsidiaries pursuant to which the Company or such Restricted Subsidiary may sell, convey or otherwise transfer to a Receivables Subsidiary accounts receivable (whether now existing or arising in the future) and any assets related thereto, including without limitation, all collateral securing such accounts receivable, all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and all other assets that are customarily transferred, or in respect of which security interests are customarily granted, in connection with an asset securitization transaction involving accounts receivable and pursuant to which such Receivables Subsidiary may sell, convey or otherwise transfer interests in such accounts receivable and related assets to any Person other than an Affiliate of the Company; provided that:

(1) no portion of the Indebtedness or any other obligations (contingent or otherwise) of a Receivables Subsidiary:

(a) is guaranteed by the Company or any Restricted Subsidiary of the Company (excluding guarantees of obligations pursuant to Standard Securitization Undertakings),

(b) is recourse to or obligates the Company or any Restricted Subsidiary of the Company in any way other than pursuant to Standard Securitization Undertakings, or

(c) subjects any property or asset of the Company or any Restricted Subsidiary of the Company, directly or indirectly, contingently or otherwise, to the satisfaction of obligations incurred in such transactions, other than pursuant to Standard Securitization Undertakings;

(2) neither the Company nor any Restricted Subsidiary of the Company has any material contract, agreement, arrangement or understanding with a Receivables Subsidiary other than on terms no less favorable to the Company or any Restricted Subsidiary of the Company than those that might be obtained at the time from Persons that are not Affiliates of the Company, other than fees payable in the ordinary course of business in connection with servicing accounts receivable; provided that all of the agreements, arrangements and understandings entered into by the Company or any Restricted Subsidiary with a Receivables Subsidiary in connection with any transaction or series of transactions shall be considered as a whole for purposes of determining compliance with this clause (2); and

(3) neither the Company nor any Restricted Subsidiary of the Company (other than such Receivables Subsidiary) has any obligation to maintain or preserve the financial condition of a Receivables Subsidiary or cause such entity to achieve certain levels of operating results.
      “Rating Agencies” means (1) S&P and Moody’s or (2) if S&P or Moody’s or both of them are not making ratings publicly available, a nationally recognized U.S. rating agency or agencies, as the case may be, selected by the Company, which will be substituted for S&P or Moody’s or both, as the case may be.
      “Rating Category” means (1) with respect to S&P, any of the following categories (any of which may include a “+” or “— ”): AAA, AA, A, BBB, BB, B, CCC, CC, C and D (or equivalent successor categories), (2) with respect to Moody’s, any of the following categories: Aaa, Aa, A, Baa, Ba, B, Caa, Ca, C and D (or equivalent successor categories), and (3) the equivalent of any such categories of S&P or Moody’s used by another Rating Agency, if applicable.
      “Receivables Subsidiary” means any special purpose wholly owned subsidiary of the Company created in connection with the transactions contemplated by a Qualified Receivables Transaction, which Subsidiary engages in no activities other than those incidental to such Qualified Receivables Transaction and which is designated as a Receivables Subsidiary by the Company’s Board of Directors. Any such designation by the Board of Directors shall be evidenced by filing with the Trustee a Board Resolution giving effect to such designation and an Officers’ Certificate certifying, to the best of such officers’ knowledge and belief after consulting with counsel, such designation, and the transactions in which the Receivables Subsidiary will engage, comply with the requirements of the definition of Qualified Receivables Transaction. For purposes of the definition of “Unrestricted Subsidiary”, the making of Standard Securitization Undertakings by the Company or any of its Restricted Subsidiaries shall not be deemed inconsistent with qualifying as an Unrestricted Subsidiary.
      “Registration Rights Agreement” means (1) with respect to the outstanding notes, the Registration Rights Agreement, dated July 6, 2005, among the Company, the Initial Guarantors, UBS Securities LLC and Banc of America Securities LLC and (2) with respect to any Additional Notes, any registration rights agreement between the Company and the other parties thereto relating to the registration by the Company of such Additional Notes under the Securities Act.
      “Replacement Assets” means (1) non current tangible assets or capital expenditures that will be used or useful in a Permitted Business or (2) substantially all the assets of a Permitted Business or a majority of the Voting Stock of any Person engaged in a Permitted Business that will become on the date of acquisition thereof a Restricted Subsidiary.
      “Restricted Investment” means an Investment other than a Permitted Investment.
      “Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.
      “S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies.
      “Sale and leaseback transaction” means, with respect to any Person, any transaction involving any of the assets or properties of such Person whether now owned or hereafter acquired, whereby such Person sells or transfers such assets or properties and then or thereafter leases such assets or properties or any part thereof or any other assets or properties which such Person intends to use for substantially the same purpose or purposes as the assets or properties sold or transferred.
      “Significant Subsidiary” means any Subsidiary that would constitute a “significant subsidiary” within the meaning of Article 1 of Regulation S-X of the Securities Act.
      “Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Company or any Restricted Subsidiary of the Company which, in the good faith judgment of the Board of Directors of the Company, are reasonably customary in accounts receivable transactions.
      “Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.
      “Subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof).

      “Tangible Assets” means the total amount of assets of the Company and its Restricted Subsidiaries (less applicable depreciation, depletion, amortization and other valuation reserves), except to the extent resulting from write-ups of capital assets (excluding write-ups in connection with accounting for acquisitions in conformity with GAAP), after deducting therefrom all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, all as set forth on the most recent available quarterly or annual consolidated balance sheet of the Company and its Restricted Subsidiaries, prepared in conformity with GAAP.
      “Transactions” means (1) transfer to Chaparral Steel Company of the Company’s subsidiaries engaged in the steel business and certain related assets, and Chaparral Steel Company’s assumption of the liabilities arising out of the steel business or the transferred assets, (2) the sale of the Notes by the Company, (3) the sale of Chaparral Steel Company’s senior notes, (4) the Company’s tender offer for, or other repurchase or prepayment of, its 10.25% senior notes due 2011, (5) Chaparral Steel Company’s payment to the Company of a dividend of approximately $340 million, (6) the entering into of the new senior secured credit agreement by Chaparral Steel Company, (7) the entering into of the Credit Agreement by the Company, (8) the registration and distribution of the common stock of Chaparral Steel Company to the Company’s shareholders and (9) the entering into of (i) the separation and distribution agreement and (ii) the tax sharing and indemnification agreement, each as contemplated by, and as further described in, the offering memorandum relating to the issuance of the Notes.
      “Treasury Rate” means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two Business Days prior to the date fixed for prepayment (or, if such Statistical Release is no longer published, any publicly available source for similar market data)) most nearly equal to the then remaining term of the Notes to July 15, 2009, provided, however, that if the then remaining term to July 15, 2009 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the then remaining term of the Notes to July 15, 2009 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.
      “Unrestricted Subsidiary” means (1) Chaparral Steel Company and its Subsidiaries, (2) any other Subsidiary of the Company that is designated by the Board of Directors of the Company as an Unrestricted Subsidiary pursuant to a Board Resolution in compliance with the covenant described under the caption “— Certain Covenants — Designation of Restricted and Unrestricted Subsidiaries”, and (3) any Subsidiary of an Unrestricted Subsidiary.
      “Unsubordinated Indebtedness” of a Person means any Indebtedness of such Person, unless such Indebtedness is contractually subordinate or junior in right of payment of principal, premium or interest to any other Indebtedness of such Person.
      “Voting Stock” of any Person as of any date means the Capital Stock of such Person that is ordinarily entitled to vote in the election of the Board of Directors of such Person.
      “Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount of such Indebtedness.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
      The following is a summary of material United States federal income and to a limited extent as set forth under “— Consequences to Non-U.S. Holders — United States Federal Estate Taxation of non-U.S. Holders”, estate tax considerations relating to a holder’s purchase, ownership and disposition of the exchange notes, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), regulations, rulings and judicial decisions as of the date hereof. These authorities may be changed, possibly retroactively, so as to result in United States federal income tax consequences different from those set forth below. We have not sought any ruling from the Internal Revenue Service (the “IRS”) or an opinion of counsel with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions.
      This summary assumes that the exchange notes are held as capital assets (generally, property held for investment) and holders are investors who purchased the outstanding notes for cash upon their original issue at their initial offering price. This summary does not address the tax considerations arising under the laws of any foreign, state or local jurisdiction. In addition, this discussion does not address tax considerations applicable to a holder’s particular circumstances or to holders that may be subject to special tax rules, including, without limitation:

•	holders subject to the alternative minimum tax;

•	banks;

•	tax-exempt organizations;

•	insurance companies;

•	dealers in securities or commodities;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	financial institutions;

•	holders whose “functional currency” is not the United States dollar;

•	U.S. expatriates;

•	persons that will hold the exchange notes as a position in a “straddle” or as part of a “hedging” or “conversion” transaction or other risk reduction transaction; or

•	persons deemed to sell the exchange notes under the constructive sale provisions of the Code.
      If a partnership holds exchange notes, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our exchange notes, you should consult your tax advisor.
      THIS SUMMARY OF MATERIAL UNITED STATES FEDERAL TAX CONSIDERATIONS IS NOT TAX ADVICE. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF UNITED STATES FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE UNITED STATES FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.
Consequences to U.S. Holders
      The following is a summary of the United States federal income tax consequences that will apply to you if you are a U.S. holder of the exchange notes. Certain consequences to “non-U.S. holders” of the exchange notes are described under “Consequences to Non-U.S. Holders” below.

      “U.S. holder” means a beneficial owner of an exchange note for U.S. federal income tax purposes that is:

•	a citizen or resident of the United States;

•	a corporation (or an entity that is treated as a corporation for United States federal tax purposes) created or organized in or under the laws of the United States or of any state of the United States or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust that (1) is subject to the supervision of a court within the United States and that has one or more United States persons with authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

Exchange Offer
      The exchange notes do not differ materially in kind or extent from the outstanding notes and, as a result, your exchange of outstanding notes for exchange notes should not constitute a taxable disposition of the outstanding notes for United States federal income tax purposes. As a result, you should not recognize taxable income, gain or loss on such exchange, your holding period for the exchange notes should generally include the holding period for the outstanding notes so exchanged, and your adjusted tax basis in the exchange notes should generally be the same as your adjusted tax basis in the outstanding notes so exchanged.

Payments of Interest
      Stated interest on the exchange notes will generally be taxable to you as ordinary income at the time it is paid or accrued in accordance with your method of accounting for tax purposes.

Amortizable Bond Premium
      Generally, if a U.S. holder purchases an exchange note for an amount that exceeds the sum of all amounts payable on the exchange note after the purchase date other than stated interest, the exchange note will be considered to have been purchased at a premium. This premium may be amortized over the remaining term (or an applicable call date as discussed below) of the exchange note on a yield to maturity basis if the U.S. holder so elects. The amortizable bond premium is treated as an offset to interest income on the exchange note for United States federal income tax purposes. A U.S. holder who elects to amortize bond premium must reduce its tax basis in the exchange note by the deductions allowable for amortizable bond premium. An election to amortize bond premium is revocable only with the consent of the IRS and applies to all obligations owned or acquired by the U.S. holder on or after the first day of the taxable year to which the election applies. We may redeem the exchange notes in certain circumstances as described in this prospectus under “Description of the Exchange Notes — Optional Redemption.” The amount of amortizable bond premium will be based on the amount payable at the applicable call date, but only if use of the call date (in lieu of the stated maturity date) results in a smaller amortizable bond premium for the period ending on the call date. If an exchange note purchased at a premium is redeemed before its maturity and a U.S. holder has elected to deduct the bond premium, the U.S. holder may be permitted to deduct any remaining unamortized bond premium as an ordinary loss in the taxable year of the redemption.
      If a U.S. holder does not elect to amortize bond premium, that premium will decrease the gain or increase the loss the U.S. holder would otherwise recognize on disposition of the exchange note.

Market Discount
      The resale of exchange notes may be affected by the market discount provisions of the Code. A note has market discount if a U.S. holder purchases an exchange note for less than its principal amount. A de minimis amount of market discount is ignored. Under the market discount rules, the U.S. holder will be required to treat any principal payment on an exchange note, or any gain on its sale, exchange, retirement or other disposition as ordinary income to the extent of the accrued market discount that was not previously included in gross income. If the exchange note is disposed of in a non-taxable transaction (other than a non-recognition transaction described in Section 1276 of the Code), accrued market discount will be taxable to the U.S. holder as ordinary income as if the U.S. holder had sold the exchange note at its fair market value. In addition, the U.S. holder may be required to defer, until the maturity of an exchange note or its earlier disposition (including a non-taxable transaction other than a transaction described in Section 1276 of the Code), the deduction of all or a portion of the interest expense in respect of any indebtedness incurred or maintained to purchase or carry the exchange note. Market discount will be considered to accrue on a straight-line basis during the period from the date of acquisition to the maturity date of the exchange note unless the U.S. holder elects to accrue market discount on a constant interest rate basis.
      A U.S. holder may elect to include market discount in gross income as the discount accrues, either on a straight-line basis or on a constant interest rate basis. This current inclusion election, once made, applies to all market discount obligations acquired by the U.S. holder on or after the first day of the first taxable year to which the election applies, and may not be revoked without the consent of the IRS. If an election is made, the foregoing rules with respect to the recognition of ordinary income on sales and other dispositions of such debt instruments and on any partial principal payment with respect to the exchange notes, and the deferral of interest deductions on indebtedness incurred or maintained to purchase or carry such debt instruments, would not apply.

Sale, Exchange or Disposition of Exchange Notes
      Subject to the discussion of the exchange offer above, you will generally recognize gain or loss upon the sale, exchange or other disposition of an exchange note equal to the difference between the amount realized upon the sale, exchange or other disposition (less an amount attributable to any accrued stated interest not previously included in income, which will be taxable as interest income) and your adjusted tax basis in the exchange note. Your adjusted tax basis in an exchange note will generally equal the amount you paid for the outstanding note, decreased by any repayments of principal received and increased by the amount of accrued unpaid interest that you have already included in gross income. Any gain or loss recognized on a disposition of the exchange note generally will be capital gain or loss. If you are an individual and have held the exchange note for more than one year, such capital gain will generally be subject to tax at current rates at a maximum rate of 15%. Your ability to deduct capital losses may be limited.
Consequences to Non-U.S. Holders
      The following is a summary of the United States federal tax consequences that will apply to you if you are a non-U.S. holder of exchange notes. The term “non-U.S. holder” means a beneficial owner of an exchange note that is not a U.S. holder.
      Special rules may apply to certain non-U.S. holders such as “controlled foreign corporations”, “passive foreign investment companies” and corporations that accumulate earnings to avoid U.S. federal income tax. Such entities should consult their own tax advisors to determine the United States federal, state, local and other tax consequences that may be relevant to them.

Payments of Interest
      The payment to you of interest on an exchange note generally will not be subject to a 30% United States federal withholding tax provided that:

•	interest paid on the exchange notes is not effectively connected with your conduct of a trade or business in the United States;

•	you do not actually or constructively own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and applicable Treasury regulations;

•	you are not a controlled foreign corporation that is related to us through stock ownership as provided in the Code and applicable Treasury regulations;

•	you are not a bank whose receipt of interest on the exchange notes is in connection with an extension of credit made pursuant to a loan agreement entered into in the ordinary course of your trade or business; and

•	(1) you provide your name and address on an IRS Form W-8BEN and you certify under penalty of perjury that you are not a United States person or (2) you hold your notes through a bank, brokerage house, other financial institution or certain other intermediaries and you and the intermediary each comply with the IRS certification requirements of applicable U.S. Treasury regulations. Special rules apply to non-U.S. holders that are pass-through entities rather than corporations or individuals.
      If you cannot satisfy the requirements described in the immediately preceding paragraph, payments of interest made to you will be subject to a 30% United States federal withholding tax unless you provide us with a properly executed:

•	IRS Form W-8BEN claiming an exemption from, or reduction in the rate of, withholding under the benefit of an applicable income tax treaty; or

•	IRS Form W-8ECI stating that the interest paid on the exchange note is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States. In addition, you may, under certain circumstances, be required to obtain a United States taxpayer identification number (“TIN”).
      If you are engaged in a trade or business in the United States and interest on the exchange note is effectively connected with the conduct of that trade or business, and, if an income tax treaty applies, is attributable to a permanent establishment, you will be subject to United States federal income tax on such interest in the same manner as if you were a U.S. holder, unless you can claim an exemption under the benefit of an applicable income tax treaty. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of your earnings and profits for the taxable year, subject to certain adjustments, that are effectively connected with your conduct of a trade or business in the United States including earnings from the exchange notes.

Sale, Exchange, or Disposition of Exchange Notes
      Generally, you will not be subject to United States federal income tax with respect to gain realized on the sale, exchange, redemption or other disposition of an exchange note unless:

•	the gain is effectively connected with the conduct by you of a trade or business in the United States; or

•	in the case of a non-U.S. holder who is a nonresident alien individual, such individual is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met.
      Notwithstanding these two bullet points, you will not be subject to United States federal income tax if a treaty exemption applies and the appropriate documentation is provided.

United States Federal Estate Taxation of Non-U.S. Holders
      The United States federal estate tax will not apply to the exchange notes owned by you at the time of your death, provided that (1) you do not own actually or constructively 10% or more of the total combined voting power of all classes of our voting stock (within the meaning of the Code and the Treasury regulations) and (2) interest on the exchange note would not have been, if received at the time of your death, effectively connected with your conduct of a trade or business in the United States.
Information Reporting and Backup Withholding

U.S. Holders
      U.S. holders, unless otherwise exempt as noted below, will be subject to information reporting with respect to payments of principal, interest and the gross proceeds from the sale, exchange, redemption or other disposition of an exchange note. Backup withholding at a rate equal to 28% may apply to payments of interest and to the gross proceeds from the sale, exchange, redemption or other disposition of a note if the U.S. holder:

•	fails to furnish its TIN on an IRS Form W-9 within a reasonable time after we request this information;

•	furnishes an incorrect TIN;

•	is informed by the IRS that it failed to report properly any interest or dividends; or

•	fails, under certain circumstances, to provide a certified statement signed under penalty of perjury that the TIN provided is its correct number and that it is not subject to backup withholding.
      Certain persons are exempt from information reporting and backup withholding, including corporations and financial institutions. Holders of the exchange notes should consult their tax advisors as to their qualification for exemption and the procedure for obtaining such exemption.

Non-U.S. Holders
      Non-U.S. holders generally will not be subject to backup withholding with respect to payments of interest on the exchange notes if we do not have actual knowledge or reason to know that the non-U.S. holder is a United States person and such holder provides the requisite certification on IRS Form W-8BEN or otherwise establishes an exemption from backup withholding. Payments of interest, however, would generally be subject to reporting requirements.
      Payments of the gross proceeds from the sale, exchange, redemption or other disposition of an exchange note effected by or through a United States office of a broker generally will be subject to backup withholding at a rate of 28% and information reporting unless the non-U.S. holder certifies as to its non-U.S. status on IRS Form W-8BEN or otherwise establishes an exemption. Generally, information reporting and backup withholding will not apply to a payment of disposition proceeds where the sale is effected outside the United States through a non-U.S. office of a non-U.S. broker and payment is not received in the United States.
      However, information reporting will generally apply to a payment of disposition proceeds where the sale is effected outside the United States by or through an office outside the United States of a broker that fails to maintain documentary evidence that the holder is a non-U.S. holder or that the holder otherwise is entitled to an exemption, and the broker is:

•	a United States person;

•	a foreign person that derives 50% or more of its gross income for defined periods from the conduct of a trade or business in the United States;

•	a controlled foreign corporation for United States federal income tax purposes; or

•	a foreign partnership (1) more than 50% of the capital or profits interest of which is owned by United States persons or (2) that is engaged in a United States trade or business.
      Backup withholding is not an additional tax. The amount of any backup withholding imposed on a payment to a holder of the exchange notes will be allowed as a refund or a credit against that holder’s United States federal income tax liability if the required information is timely furnished to the IRS.
PLAN OF DISTRIBUTION
      Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where the outstanding notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the exchange offer is completed, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any resale of exchange notes. In addition, until 90 days after the date of this prospectus, all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.
      We will not receive any proceeds from any sales of the exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of methods of resale, at market prices prevailing at the time of resale, at prices related to those prevailing market prices or at negotiated prices. Any resale may be made directly to the purchaser or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from the broker-dealer and/or the purchasers of the exchange notes. Any broker-dealer that resells the exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of the exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any resale of exchange notes and any commissions or concessions received by any of those persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.
      For a period of 180 days after the exchange offer is completed we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay the expenses incident to the exchange offer, other than commissions or concessions of any brokers or dealers and the fees of any advisors or experts retained by the holders of outstanding notes, and will indemnify the holders of the outstanding notes (including any broker-dealers) against related liabilities, including liabilities under the Securities Act.
LEGAL MATTERS
      Thompson & Knight LLP has passed upon the validity of the exchange notes and the guarantees and other legal matters, including the enforceability of the parties’ obligation, under the exchange notes and the guarantees and upon certain matters relating to the spin-off.
EXPERTS
      The consolidated financial statements of Texas Industries, Inc., included in its Current Report (Form 8-K) dated November 15, 2005 and Texas Industries, Inc.’s management’s assessment of the effectiveness of internal control over financial reporting as of May 31, 2005 included in its Annual Report (Form 10-K) for the year ended May 31, 2005 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and management’s assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.
      With respect to the unaudited condensed consolidated interim financial information of Texas Industries, Inc. for the three-month periods ended August 31, 2005 and August 31, 2004, incorporated by reference in this Prospectus, Ernst & Young LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report dated October 5, 2005, included in Texas Industries Inc.’s Quarterly Report on Form 10-Q for the quarter ended August 31, 2005, and incorporated by reference herein, states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. Ernst & Young LLP is not subject to the liability provisions of Section 11 of the Securities Act for their report on the unaudited interim financial information because that report is not a “report” or a “part” of the Registration Statement prepared or certified by Ernst & Young LLP within the meaning of Sections 7 and 11 of the Securities Act.

WHERE YOU CAN FIND MORE INFORMATION
      We file annual, quarterly and special reports and other information with the SEC. You can read and copy any materials we file with the SEC at its Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can obtain information about the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a web site that contains information we file electronically with the SEC, which you can access over the Internet at http://www.sec.gov. In addition, you can obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. We have agreed that, if we are not subject to the informational requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934 at any time while the notes constitute “restricted securities” within the meaning of the Securities Act, we will furnish to holders and beneficial owners of the notes and to prospective purchasers designated by such holders the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act to permit compliance with Rule 144A in connection with resales of the notes. You may request a copy of our filings at no cost, by writing or telephoning us at the following address:

Texas Industries, Inc.
1341 West Mockingbird Lane
Dallas, Texas 75247
Telephone: (972) 647-6700
INCORPORATION OF DOCUMENTS BY REFERENCE
      This prospectus incorporates documents and important information, by reference that is not part of this prospectus or delivered with this prospectus. This means that we are disclosing important information to you by referring you to those documents. You should be aware that information in a document incorporated by reference may have been modified or superseded by information that is included in other documents that were filed at a later date and which are also incorporated by reference or included in this prospectus.
      We incorporate by reference:

•	Our Annual Report on Form 10-K for the year ended May 31, 2005, previously filed with the SEC.

•	Our Quarterly Report on Form 10-Q for the quarter ended August 31, 2005, previously filed with the SEC.

•	Our Current Reports on Form 8-K filed on June 9, 2005, June 14, 2005, June 16, 2005, June 17, 2005, June 23, 2005, June 27, 2005, June 30, 2005, July 1, 2005, July 8, 2005, July 18, 2005, July 19, 2005, August 1, 2005, September 22, 2005, September 30, 2005 and November 15, 2005.

      All documents and reports that we file with the SEC after the date of this prospectus and before the termination of the exchange offer shall be deemed incorporated herein by reference and shall be deemed to be a part hereof from the date of filing of such documents and reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any subsequently filed document or report that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

$250,000,000
Texas Industries, Inc.
Offer to Exchange all of Our Outstanding
7 1/4% Senior Notes due 2013 for
7 1/4% Senior Notes due 2013, Which
Have Been Registered Under the
Securities Act of 1933

PROSPECTUS
                        , 2005

       No person has been authorized to give any information or make any representations in connection with this offering other than those contained in this prospectus, and, if given or made, such other information or representations must not be relied upon as having been authorized by TXI. Neither the delivery of this prospectus nor any sale hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of TXI since the date of this prospectus or that the information contained in this prospectus is correct as of any time subsequent to its date. This prospectus does not constitute an offer to sell nor or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20.     Indemnification of Directors and Officers.
      The following contains summaries of certain circumstances in which indemnification is provided pursuant to the Certificate of Incorporation and Bylaws of Texas Industries, Inc. (the “Company”) and the guarantor subsidiaries. Such summaries are qualified in their entirety by reference to the referenced statutes, Certificates or Articles of Incorporation and Bylaws.
Delaware Corporations — The Company; Brookhollow Corporation; Creole Corporation; Riverside Cement Holdings Company; TXI California Inc.; TXI Cement Company; and TXI Riverside Inc.
      Section 145 of the Delaware General Corporation Law (the “DGCL”), under certain circumstances, provides for the indemnification of officers, directors, employees, and agents against liabilities, which they may incur in such capacities. Section 145 provides that a Delaware corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement in connection with specified actions, suits and proceedings, whether civil, criminal, administrative or investigative (other than action by or in the right of the corporation — a “derivative action”), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s certificate of incorporation, bylaws, disinterested director vote, stockholder vote, agreement, or otherwise. Under the DGCL, a corporation may advance funds to the person requesting indemnity, provided that the corporation receives an understanding that the person will repay the advanced funds if it is ultimately determined that he is not entitled to indemnification. The DGCL also permits corporations to provide that a director of such corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. The following information summarizes applicable provisions of the certificates of incorporation and bylaws of the Company and guarantor subsidiaries.
      The Company. The Company’s Certificate of Incorporation provides that a director of such corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. It also provides that any director or officer seeking indemnification shall be indemnified for actions taken in good faith on behalf or for the benefit of the corporation to the fullest extent permitted by the laws of the state of Delaware. The Company’s Bylaws provide that any person seeking indemnification shall be indemnified to the fullest extent permitted by DGCL. The Company’s Bylaws provide that all expenses (including attorneys’ fees), costs, judgments, fines and amounts paid in settlement actually and reasonably incurred by a director or officer seeking indemnification shall be paid by the Company in advance of the final disposition of the action, suit or proceeding. However, as a condition to any such advance, the Company must receive an undertaking by or on behalf of such person to repay the amounts advanced if a final adjudication is made by a court of competent jurisdiction that such person was not entitled to indemnification.
      Brookhollow Corporation. The Certificate of Incorporation of Brookhollow Corporation provides that any director, officer or employee seeking indemnification shall be indemnified unless he is adjudged in the action brought against him to be liable for negligence or misconduct in the performance of his duties as director, officer or employee. If the action is settled, however, the right of indemnification shall be applicable only if a majority of the Board of Directors determines that the director, officer or employee seeking indemnification had not been substantially derelict in the performance of his duties as charged in the action.
      Creole Corporation. The Certificate of Incorporation of Creole Corporation provides that any director or officer seeking indemnification shall be indemnified for actions taken in good faith on behalf or for the benefit of the corporation to the fullest extent permitted by the laws of the state of Delaware. The Bylaws provide that any director, officer or employee seeking indemnification shall be indemnified unless he is adjudged in the action brought against him to be liable for negligence or misconduct in the performance of his duties as director, officer or employee. If the action is settled, however, the right of indemnification shall be applicable only if a majority of the Board of Directors determines that the director, officer or employee seeking indemnification had not been substantially derelict in the performance of his duties as charged in the action.
      Riverside Cement Holdings Company. Neither the Certificate of Incorporation nor the Bylaws of Riverside Cement Holdings Company contain any provisions dealing with the indemnification of officers and directors.
      TXI California, Inc. The Certificate of Incorporation of TXI California, Inc. provides that a director of such corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. It does provide for liability (i) for breach of the duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (governing distributions to stockholders), or (iv) for any transaction for which a director derives an improper personal benefit. The Bylaws provide that any person seeking indemnification may be indemnified to the fullest extent permitted by the laws of the state of Delaware.
      TXI Cement Company. Neither the Certificate of Incorporation nor the Bylaws of TXI Cement Company contain any provisions dealing with the indemnification of officers and directors.
      TXI Riverside Inc. The Certificate of Incorporation of TXI Riverside Inc. provides that a director of such corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. It does provide for liability (i) for breach of the duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (governing distributions to stockholders), or (iv) for any transaction for which a director derives an improper personal benefit. The Bylaws provide that any person seeking indemnification may be indemnified to the fullest extent permitted by the laws of the state of Delaware.
Delaware Limited Liability Companies — Texas Industries Holdings, LLC and TXI LLC
      Section 18-108 of the Delaware Limited Liability Company Act (the “DLLCA”) provides that, subject to such standards and restrictions, if any, as are set forth in its limited liability company agreement, a limited liability company may, and shall have the power to, indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever.
      The Operating Agreements of Texas Industries Holdings, LLC and TXI LLC, contain indemnification provisions that provide for the indemnification of their managers and advance of expenses to the fullest extent permitted by the DLLCA.
Delaware Statutory Trusts — Texas Industries Trust and TXI Operating Trust
      Section 3817 of the Delaware Statutory Trust Act states that statutory trusts shall have the power to indemnify and hold harmless any trustee or beneficial owner or other person from and against all claims and demands, subject to standards and restrictions set forth in the governing instrument of such statutory trust. It also expressly states that the absence of provisions in the governing instrument of a statutory trust addressing indemnification does not deprive any trustee or beneficial owner or other person of the right to indemnity.
      The Trust Agreements of Texas Industries Trust and TXI Operating Trust provide that no trustee or officer of such trust shall be liable to the trust or any trustee or the beneficiary for any act or omission, nor shall any such trustee be held to personal liability in connection with the affairs of the trust, except for those arising from his bad faith, willful misfeasance, gross negligence or reckless disregard of his duties. The Trust Agreements provide that trustees and officers shall be indemnified against expenses and liabilities incurred by such person as a result of his service in such capacity to the trust. Trustees and officers are not entitled to indemnification, however, with respect to any action initiated by a trustee or officer of the trust. The Trust Agreements also provide that expenses incurred by a trustee or officer seeking indemnification shall be paid by the trust in advance of the final disposition of the action, suit or proceeding. However, as a condition to any such advance, the trust must receive an undertaking by or on behalf of such person to repay the amounts advanced if a final adjudication is made by a court of competent jurisdiction that such person was not entitled to indemnification.
Delaware Limited Partnership — TXI Operations, LP
      Section 18-108 of the Delaware Revised Limited Partnership Act provides that Delaware limited partnerships shall have the power to indemnify and hold harmless any partner or other person from and against all claims and demands, subject to standards and restrictions set forth in the partnership agreement of such limited partnership.
      The Agreement of Limited Partnership of TXI Operations, LP provides that, to the extent the partnership has assets legally available for that purpose, the partnership will indemnify and hold harmless the general partner and any partner, shareholder, director or officer from and against losses incurred in connection with the business of the partnership, except to the extent that such loss is due to the person’s gross negligence, willful misconduct, knowing violation of law or breach of fiduciary responsibilities to the partnership or the limited partner.
California Corporations — Pacific Custom Materials, Inc. and Partin Limestone Products, Inc.
      Under Section 317 of the California Corporations Code (the “CCC”), a corporation may indemnify a director, officer, employee or agent of a corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred if he acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of an action brought by or in the right of a corporation, the corporation may indemnify a director, officer, employee or agent of the corporation against expenses (including attorneys’ fees) actually and reasonably incurred if he acted in good faith and in a manner reasonably believed to be in the best interests of the corporation, except that no indemnification shall be made: (1) in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless a court finds that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper, (2) for amounts paid in settling or otherwise disposing of a pending action without court approval, and (3) for expenses incurred in defending a pending action which is settled or otherwise disposed of without court approval.
      Pacific Custom Materials. The Articles of Incorporation and the Bylaws of Pacific Custom Materials, Inc. state that the liability of directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law. The Bylaws provide that the corporation shall indemnify any person seeking indemnity in the amount and in the manner provided by the CCC. The Bylaws further provide that if the person is successful on the merits, the corporation shall indemnify him for expenses actually and reasonably incurred. Unless indemnification is require because of the person’s successful defense on the merits, the Bylaws require that a determination of entitlement to indemnification be made in the manner proscribed by the Bylaws of the corporation.
      Partin Limestone Products, Inc. Neither the Certificate of Incorporation nor the Bylaws of Partin Limestone Products, Inc. contain any provisions dealing with the indemnification of officers and directors.
California General Partnership — Riverside Cement Company
      Section 16401 of the California Corporations Code states that a partnership shall reimburse a partner for payments made and indemnify a partner for liabilities incurred by the partner in the ordinary course of the business of the partnership or for the preservation of its business or property.

      The Joint Venture Agreement of Riverside Cement Company and the amendments thereto do not contain any provisions dealing with the indemnification of partners and officers of the partnership.
Texas Corporations — Brook Hollow Properties, Inc.; Southwestern Financial Corporation; TXI Transportation Company; TXI Aviation, Inc. and TXI Power Company
      Under Art. 2.02-1 of the Texas Business Corporation Act, subject to the procedures and limitations stated therein, a corporation may indemnify any person who was, is or is threatened to be made a named defendant or respondent in a proceeding because the person is or was a director or officer against judgments, penalties (including excise and similar taxes), fines, settlements and reasonable expenses (including court costs and attorneys’ fees) actually incurred by the person in connection with the proceeding. Art. 2.02-1 requires a corporation to indemnify a director or officer against reasonable expenses (including court costs and attorneys’ fees) incurred by him in connection with a proceeding in which he is a named defendant or respondent because he is or was a director or officer if he has been wholly successful, on the merits or otherwise, in the defense of the proceeding. The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise.
      Brook Hollow Properties, Inc. and TXI Transportation Company. The Certificates of Incorporation and the Bylaws of Brook Hollow Properties, Inc. and TXI Transportation Company do not contain any provisions dealing with the indemnification of officers and directors.
      Southwestern Financial Corporation; TXI Aviation, Inc. and TXI Power Company. The Bylaws of Southwestern Financial Corporation; TXI Aviation, Inc. and TXI Power Company provide that any person seeking indemnification may be indemnified to the fullest extent permitted by the laws of the state of Texas.
Virginia Corporation — Brookhollow of Virginia, Inc.
      Under Section 13.1-697 of Chapter 9 of Title 13.1 of the Code of Virginia, a corporation may indemnify an individual made a party to a proceeding because he is or was a director against liability incurred in the proceeding if he conducted himself in good faith; and he believed: that his conduct was in its best interests of the corporation or at least not opposed to its best interests; and in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. In a proceeding by or in the right of the corporation, no indemnification shall be made in respect of any matter as to which an officer or director is adjudged to be liable to the corporation, unless the court in which the proceeding took place determines that, despite such liability, such person is reasonably entitled to indemnification in view of all the relevant circumstances. In any other proceeding, no indemnification shall be made if the director or officer is adjudged liable to the corporation on the basis that he improperly received personal benefit. Corporations are given the power to make any other or further indemnity, including advancement of expenses, to any director or officer that may be authorized by the articles of incorporation or any bylaw made by the shareholders, or any resolution adopted, before or after the event, by the shareholders, except an indemnity against willful misconduct or a knowing violation of the criminal law. Unless limited by its articles of incorporation, indemnification of a director or officer is mandatory when he entirely prevails in the defense of any proceeding to which he is a party because he is or was a director or officer.
      Article ten of Chapter 9 of Title 13.1 of the Code of Virginia permits a Virginia corporation to indemnify any director or officer for reasonable expenses incurred in any legal proceeding in advance of final disposition of the proceeding, if the director or officer furnishes the corporation a written statement of his good faith belief that he has met the standard of conduct prescribed by the Code, and a determination is made by the board of directors that such standard has been met.
      Neither the Certificate of Incorporation nor the Bylaws of Brookhollow of Virginia, Inc. contain any provisions dealing with the indemnification of officers and directors.

Louisiana Corporation — Brookhollow of Alexandria, Inc.
      Section 83 of the Louisiana Business Corporation Law or the LBCL, provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another business, foreign or nonprofit corporation, partnership, joint venture or other enterprise. The indemnity may include expenses, including attorney fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 83 further provides that a Louisiana corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions except that no indemnification is permitted without judicial approval if the director or officer shall have been adjudged to be liable for willful or intentional misconduct in the performance of his duty to the corporation. Where an officer or director is successful on the merits or otherwise in any defense of any action referred to above or any claim therein, the corporation must indemnify him against such expenses that such officer or directly actually incurred. Section 83 permits a corporation to pay expenses incurred by the officer or director in defending an action, suit or proceeding in advance of the final disposition thereof if approved by the board of directors.
      The Bylaws of Brookhollow of Alexandria, Inc. provide that any person seeking indemnification may be indemnified to the fullest extent permitted by the laws of the state of Louisiana.
      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the an entity pursuant to the foregoing provisions, or otherwise, such entities have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.
Item 21(a).     Exhibits.
      The information required by this Item 21(a) is set forth in the Index to Exhibits accompanying this registration statement and is incorporated herein by reference.

Item 22.	Undertakings.
      (a) The undersigned registrants hereby undertake:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii. To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

iii. To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933 each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
      (b) The undersigned registrants hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrants’ annual report pursuant to Section 13(a) or 15(d) of the Securities and Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities and Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
      (c) The undersigned registrants hereby undertake:

(1) To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities and Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.
      (d) The undersigned registrants hereby undertake:

(1) That, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2) That every prospectus (i) that is filed pursuant to paragraph (d)(1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to this registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
      (e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
      (f) The undersigned registrants hereby undertake to respond to requests for information that are incorporated by reference in the prospectus pursuant to Item 4, 10(b), 11, 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this registration statement through the date of responding to the request.
      (g) The undersigned registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, each of the registrants has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on November 18, 2005.

TEXAS INDUSTRIES, INC.

By:	/s/ MEL G. BREKHUS

Mel G. Brekhus
President and Chief Executive Officer
      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature		Title	Date

/s/ MEL G. BREKHUS Mel G. Brekhus		President, Chief Executive Officer, and Director (principal executive officer)	November 18, 2005

/s/ RICHARD M. FOWLER Richard M. Fowler		Executive Vice President — Finance and Chief Financial Officer (principal financial officer)	November 18, 2005

/s/ JAMES R. McCRAW James R. McCraw		Vice President — Accounting and Information Services (principal accounting officer)	November 18, 2005

* Robert D. Rogers		Chairman of the Board	November 18, 2005

* Robert Alpert		Director	November 18, 2005

* Sam Coats		Director	November 18, 2005

* Gordon E. Forward		Director	November 18, 2005

* Keith W. Hughes		Director	November 18, 2005

* Henry H. Mauz, Jr.		Director	November 18, 2005

* Thomas R. Ransdell		Director	November 18, 2005

*By:	/s/ Richard M. Fowler Richard M. Fowler Attorney-in-Fact

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, each of the registrants has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on November 18, 2005.

BROOKHOLLOW CORPORATION

By:	/s/ BARRY M. BONE

Barry M. Bone
President and Chief Executive Officer
      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ BARRY M. BONE Barry M. Bone	President and Chief Executive Officer (principal executive officer)	November 18, 2005

/s/ RICHARD M. FOWLER Richard M. Fowler	Vice President — Finance and Director (principal accounting and financial officer)	November 18, 2005

/s/ FREDERICK G. ANDERSON Frederick G. Anderson	Director	November 18, 2005

/s/ JAMES R. McCRAW James R. McCraw	Director	November 18, 2005

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, each of the registrants has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on November 18, 2005.

BROOK HOLLOW PROPERTIES, INC.

By:	/s/ BARRY M. BONE

Barry M. Bone
President and Chief Executive Officer
      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ BARRY M. BONE Barry M. Bone	President and Chief Executive Officer (principal executive officer)	November 18, 2005

/s/ RICHARD M. FOWLER Richard M. Fowler	Vice President — Finance and Director (principal accounting and financial officer)	November 18, 2005

/s/ FREDERICK G. ANDERSON Frederick G. Anderson	Director	November 18, 2005

/s/ JAMES R. McCRAW James R. McCraw	Director	November 18, 2005

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, each of the registrants has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on November 18, 2005.

BROOKHOLLOW OF ALEXANDRIA, INC.

By:	/s/ BARRY M. BONE

Barry M. Bone
President and Chief Executive Officer
      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ BARRY M. BONE Barry M. Bone	President and Chief Executive Officer (principal executive officer)	November 18, 2005

/s/ RICHARD M. FOWLER Richard M. Fowler	Vice President — Finance and Director (principal accounting and financial officer)	November 18, 2005

/s/ FREDERICK G. ANDERSON Frederick G. Anderson	Director	November 18, 2005

/s/ JAMES R. McCRAW James R. McCraw	Director	November 18, 2005

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, each of the registrants has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on November 18, 2005.

BROOKHOLLOW OF VIRGINIA, INC.

By:	/s/ BARRY M. BONE

Barry M. Bone
President and Chief Executive Officer
POWER OF ATTORNEY
      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ BARRY M. BONE Barry M. Bone	President and Chief Executive Officer (principal executive officer)	November 18, 2005

/s/ RICHARD M. FOWLER Richard M. Fowler	Vice President — Finance and Director (principal accounting and financial officer)	November 18, 2005

/s/ FREDERICK G. ANDERSON Frederick G. Anderson	Director	November 18, 2005

/s/ JAMES R. McCRAW James R. McCraw	Director	November 18, 2005

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, each of the registrants has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on November 18, 2005.

CREOLE CORPORATION

By	/s/ MEL G. BREKHUS

Mel G. Brekhus
President and Chief Executive Officer
      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ MEL G. BREKHUS Mel G. Brekhus	President and Chief Executive Officer (principal executive officer)	November 18, 2005

/s/ RICHARD M. FOWLER Richard M. Fowler	Vice President — Finance and Director (principal accounting and financial officer)	November 18, 2005

/s/ FREDERICK G. ANDERSON Frederick G. Anderson	Director	November 18, 2005

/s/ JAMES R. McCRAW James R. McCraw	Director	November 18, 2005

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, each of the registrants has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on November 18, 2005.

PACIFIC CUSTOM MATERIALS, INC.

By	/s/ MEL G. BREKHUS

Mel G. Brekhus
President and Chief Executive Officer
      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ MEL G. BREKHUS Mel G. Brekhus	President and Chief Executive Officer (principal executive officer)	November 18, 2005

/s/ RICHARD M. FOWLER Richard M. Fowler	Vice President — Finance and Director (principal accounting and financial officer)	November 18, 2005

/s/ FREDERICK G. ANDERSON Frederick G. Anderson	Director	November 18, 2005

/s/ JAMES R. McCRAW James R. McCraw	Director	November 18, 2005

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, each of the registrants has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on November 18, 2005.

RIVERSIDE CEMENT COMPANY

By: TXI CALIFORNIA INC., its general partner

By:	/s/ MEL G. BREKHUS

Mel G. Brekhus
President and Chief Executive Officer

By: TXI RIVERSIDE INC., its general partner

By:	/s/ MEL G. BREKHUS

Mel G. Brekhus
President and Chief Executive Officer
      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ MEL G. BREKHUS Mel G. Brekhus	General Manager and Chief Executive Officer (principal executive officer)	November 18, 2005

/s/ RICHARD M. FOWLER Richard M. Fowler	Assistant General Manager — Finance, Member of Management Committee and Director of each general partner (principal accounting and financial officer)	November 18, 2005

/s/ FREDERICK G. ANDERSON Frederick G. Anderson	Member of Management Committee and Director of each general partner	November 18, 2005

/s/ JAMES R. McCRAW James R. McCraw	Member of Management Committee and Director of each general partner	November 18, 2005

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, each of the registrants has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on November 18, 2005.

PARTIN LIMESTONE PRODUCTS, INC.

By	/s/ MEL G. BREKHUS

Mel G. Brekhus
President and Chief Executive Officer
      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ MEL G. BREKHUS Mel G. Brekhus	President and Chief Executive Officer (principal executive officer)	November 18, 2005

/s/ RICHARD M. FOWLER Richard M. Fowler	Vice President — Finance and Director (principal accounting and financial officer)	November 18, 2005

/s/ FREDERICK G. ANDERSON Frederick G. Anderson	Director	November 18, 2005

/s/ JAMES R. McCRAW James R. McCraw	Director	November 18, 2005

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, each of the registrants has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on November 18, 2005.

RIVERSIDE CEMENT HOLDINGS COMPANY

By	/s/ MEL G. BREKHUS

Mel G. Brekhus
President and Chief Executive Officer
      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ MEL G. BREKHUS Mel G. Brekhus	President and Chief Executive Officer (principal executive officer)	November 18, 2005

/s/ RICHARD M. FOWLER Richard M. Fowler	Vice President — Finance and Director (principal accounting and financial officer)	November 18, 2005

/s/ FREDERICK G. ANDERSON Frederick G. Anderson	Director	November 18, 2005

/s/ JAMES R. McCRAW James R. McCraw	Director	November 18, 2005

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, each of the registrants has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on November 18, 2005.

SOUTHWESTERN FINANCIAL CORPORATION

By	/s/ BARRY M. BONE

Barry M. Bone
President and Chief Executive Officer
      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ BARRY M. BONE Barry M. Bone	President and Chief Executive Officer (principal executive officer)	November 18, 2005

/s/ RICHARD M. FOWLER Richard M. Fowler	Vice President — Finance and Director (principal accounting and financial officer)	November 18, 2005

/s/ FREDERICK G. ANDERSON Frederick G. Anderson	Director	November 18, 2005

/s/ JAMES R. McCRAW James R. McCraw	Director	November 18, 2005

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, each of the registrants has duly caused this Amendment No. 3 to this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on November 18, 2005.

TEXAS INDUSTRIES HOLDINGS, LLC

By	/s/ RICHARD M. FOWLER

Richard M. Fowler
President
      Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 to this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ RICHARD M. FOWLER Richard M. Fowler	President and Director (principal executive officer)	November 18, 2005

John J. Koach	Director	November 18, 2005

/s/ JAMES R. McCRAW James R. McCraw	Vice President — Accounting and Director (principal accounting and financial officer)	November 18, 2005

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, each of the registrants has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on November 18, 2005.

TEXAS INDUSTRIES TRUST

By	/s/ RICHARD M. FOWLER

Richard M. Fowler
President
      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ RICHARD M. FOWLER Richard M. Fowler	President and Managing Trustee (principal executive and financial officer)	November 18, 2005

/s/ JAMES R. McCRAW James R. McCraw	Vice President — Accounting and Managing Trustee (principal accounting officer)	November 18, 2005

/s/ FREDERICK G. ANDERSON Frederick G. Anderson	Managing Trustee	November 18, 2005

John J. Koach	Managing Trustee	November 18, 2005

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, each of the registrants has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on November 18, 2005.

TXI AVIATION, INC.

By	/s/ ROSCOE C. ARMSTRONG

Roscoe C. Armstrong
President and Chief Executive Officer
      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ ROSCOE C. ARMSTRONG Roscoe C. Armstrong	President and Chief Executive Officer (principal executive officer)	November 18, 2005

/s/ RICHARD M. FOWLER Richard M. Fowler	Vice President — Finance and Director (principal accounting and financial officer)	November 18, 2005

/s/ FREDERICK G. ANDERSON Frederick G. Anderson	Director	November 18, 2005

/s/ JAMES R. McCRAW James R. McCraw	Director	November 18, 2005

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, each of the registrants has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on November 18, 2005.

TXI CALIFORNIA INC.

By	/s/ MEL G. BREKHUS

Mel G. Brekhus
President and Chief Executive Officer
      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ MEL G. BREKHUS Mel G. Brekhus	President and Chief Executive Officer (principal executive officer)	November 18, 2005

/s/ RICHARD M. FOWLER Richard M. Fowler	Vice President — Finance and Director (principal accounting and financial officer)	November 18, 2005

/s/ FREDERICK G. ANDERSON Frederick G. Anderson	Director	November 18, 2005

/s/ JAMES R. McCRAW James R. McCraw	Director	November 18, 2005

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, each of the registrants has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on November 18, 2005.

TXI CEMENT COMPANY

By	/s/ JAMES R. McCRAW

James R. McCraw
President and Chief Executive Officer
      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ JAMES R. McCRAW James R. McCraw	President, Chief Executive Officer and Director (principal executive officer)	November 18, 2005

/s/ RICHARD M. FOWLER Richard M. Fowler	Vice President — Finance and Director (principal accounting and financial officer)	November 18, 2005

/s/ FREDERICK G. ANDERSON Frederick G. Anderson	Director	November 18, 2005

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, each of the registrants has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on November 18, 2005.

TXI LLC

By	/s/ RICHARD M. FOWLER

Richard M. Fowler
President
      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ RICHARD M. FOWLER Richard M. Fowler	President, Chief Executive Officer and Director (principal executive officer)	November 18, 2005

/s/ FREDERICK G. ANDERSON Frederick G. Anderson	Director	November 18, 2005

/s/ JAMES R. McCRAW James R. McCraw	Vice President — Accounting and Director	November 18, 2005

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, each of the registrants has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on November 18, 2005.

TXI OPERATING TRUST

By:	/s/ MEL G. BREKHUS

Mel G. Brekhus
President
      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ MEL G. BREKHUS Mel G. Brekhus	President and Chief Executive Officer (principal executive officer)	November 18, 2005

/s/ RICHARD M. FOWLER Richard M. Fowler	Vice President — Chief Financial Officer and Director (principal accounting and financial officer)	November 18, 2005

/s/ FREDERICK G. ANDERSON Frederick G. Anderson	Director	November 18, 2005

John J. Koach	Director	November 18, 2005

/s/ JAMES R. McCRAW James R. McCraw	Director	November 18, 2005

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, each of the registrants has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on November 18, 2005.

TXI OPERATIONS, LP

By: TXI OPERATING TRUST, its general partner

By:	/s/ MEL G. BREKHUS

Mel G. Brekhus
President
      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ MEL G. BREKHUS Mel G. Brekhus	President of its general partner (principal executive officer)	November 18, 2005

/s/ RICHARD M. FOWLER Richard M. Fowler	Vice President — Chief Financial Officer and Managing Trustee of its general partner (principal accounting and financial officer)	November 18, 2005

/s/ JAMES R. McCRAW James R. McCraw	Vice President — Accounting and Managing Trustee of its general partner	November 18, 2005

/s/ FREDERICK G. ANDERSON Frederick G. Anderson	Managing Trustee of its general partner	November 18, 2005

John J. Koach	Managing Trustee of its general partner	November 18, 2005

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, each of the registrants has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on November 18, 2005.

TXI POWER COMPANY

By:	/s/ RICHARD M. FOWLER

Richard M. Fowler
President and Chief Executive Officer
      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ RICHARD M. FOWLER Richard M. Fowler	President, Chief Executive Officer and Director (principal executive officer)	November 18, 2005

/s/ FREDERICK G. ANDERSON Frederick G. Anderson	Director	November 18, 2005

/s/ JAMES R. McCRAW James R. McCraw	Director	November 18, 2005

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, each of the registrants has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on November 18, 2005.

TXI RIVERSIDE INC.

By:	/s/ MEL G. BREKHUS

Mel G. Brekhus
President and Chief Executive Officer
      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ MEL G. BREKHUS Mel G. Brekhus	President and Chief Executive Officer (principal executive officer)	November 18, 2005

/s/ RICHARD M. FOWLER Richard M. Fowler	Vice President — Finance and Director (principal accounting and financial officer)	November 18, 2005

/s/ FREDERICK G. ANDERSON Frederick G. Anderson	Director	November 18, 2005

/s/ JAMES R. McCRAW James R. McCraw	Vice President and Director	November 18, 2005

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, each of the registrants has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Midlothian, State of Texas, on November 18, 2005.

TXI TRANSPORTATION COMPANY

By:	/s/RONNIE A. PRUITT

Ronnie A. Pruitt
President and Chief Executive Officer
      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ RONNIE A. PRUITT Ronnie A. Pruitt	President and Chief Executive Officer (principal executive officer)	November 18, 2005

/s/ RICHARD M. FOWLER Richard M. Fowler	Vice President — Finance and Director (principal accounting and financial officer)	November 18, 2005

/s/ FREDERICK G. ANDERSON Frederick G. Anderson	Director	November 18, 2005

/s/ JAMES R. McCRAW James R. McCraw	Director	November 18, 2005

INDEX TO EXHIBITS

Exhibit
Number	Description

3.1	Articles of Incorporation (incorporated by reference to Exhibit 3.1 to Annual Report on Form 10-K dated August 28, 1996, File No. 001-04887).
3.2	By-laws (incorporated by reference to Exhibit 3.1 to Current Report on Form 8-K dated April 13, 2005, File No. 001-04887).
3.3	Certificate of Incorporation of Brookhollow Corporation, a Delaware corporation, formerly Southwestern Financial Corporation (incorporated by reference to Exhibit 3.6 to Registration Statement on Form S-4/ A dated September 16, 2003, File No. 333-106610-27).
3.4	Certificate of Amendment of Certificate of Incorporation of Brookhollow Corporation, a Delaware corporation, formerly Southwestern Financial Corporation (incorporated by reference to Exhibit 3.7 to Registration Statement on Form S-4/ A dated September 16, 2003, File No. 333-106610-27).
3.5	Bylaws of Brookhollow Corporation, a Delaware corporation, formerly Southwestern Financial Corporation (incorporated by reference to Exhibit 3.8 to Registration Statement on Form S-4/ A dated September 16, 2003, File No. 333-106610-27).
3.6	Articles of Incorporation of Brook Hollow Properties, Inc., a Texas corporation (incorporated by reference to Exhibit 3.9 to Registration Statement on Form S-4/ A dated September 16, 2003, File No. 333-106610-27).
3.7	Bylaws of Brook Hollow Properties, Inc., a Texas corporation (incorporated by reference to Exhibit 3.10 to Registration Statement on Form S-4/ A dated September 16, 2003, File No. 333-106610-27).
3.8	Articles of Incorporation of Brookhollow of Alexandria, Inc., a Louisiana corporation (incorporated by reference to Exhibit 3.11 to Registration Statement on Form S-4/ A dated September 16, 2003, File No. 333-106610-27).
3.9	Bylaws of Brookhollow of Alexandria, Inc., a Louisiana corporation (incorporated by reference to Exhibit 3.12 to Registration Statement on Form S-4/ A dated September 16, 2003, File No. 333-106610-27).
3.10	Articles of Incorporation of Brookhollow of Virginia, Inc., a Virginia corporation (incorporated by reference to Exhibit 3.13 to Registration Statement on Form S-4/ A dated September 16, 2003, File No. 333-106610-27).
3.11	Bylaws of Brookhollow of Virginia, Inc., a Virginia corporation (incorporated by reference to Exhibit 3.14 to Registration Statement on Form S-4/ A dated September 16, 2003, File No. 333-106610-27).
3.12	Certificate of Incorporation of Creole Corporation, a Delaware corporation (incorporated by reference to Exhibit 3.28 to Registration Statement on Form S-4/ A dated September 16, 2003, File No. 333-106610-27).
3.13	Bylaws of Creole Corporation, a Delaware corporation (incorporated by reference to Exhibit 3.29 to Registration Statement on Form S-4/ A dated September 16, 2003, File No. 333-106610-27).
3.14	Articles of Incorporation of Pacific Custom Materials, Inc., a California corporation (incorporated by reference to Exhibit 3.30 to Registration Statement on Form S-4/ A dated September 16, 2003, File No. 333-106610-27).
3.15	Bylaws of Pacific Custom Materials, Inc., a California corporation (incorporated by reference to Exhibit 3.31 to Registration Statement on Form S-4/ A dated September 16, 2003, File No. 333-106610-27).
3.16	Statement of Partnership Authority of Riverside Cement Company, a California general partnership (incorporated by reference to Exhibit 3.32 to Registration Statement on Form S-4/ A dated September 16, 2003, File No. 333-106610-27).
3.18	Joint Venture Agreement of Riverside Cement Company, a California general partnership (incorporated by reference to Exhibit 3.33 to Registration Statement on Form S-4/ A dated September 16, 2003, File No. 333-106610-27).
3.19	Consent and Amendment to Joint Venture Agreement of Riverside Cement Company, a California general partnership (incorporated by reference to Exhibit 3.34 to Registration Statement on Form S-4/ A dated September 16, 2003, File No. 333-106610-27).

Exhibit
Number		Description

3.20		First Amendment to Joint Venture Agreement of Riverside Cement Company, a California general partnership (incorporated by reference to Exhibit 3.35 to Registration Statement on Form S-4/ A dated September 16, 2003, File No. 333-106610-27).
3.21		Second Amendment to Joint Venture Agreement of Riverside Cement Company, a California general partnership (incorporated by reference to Exhibit 3.36 to Registration Statement on Form S-4/ A dated September 16, 2003, File No. 333-106610-27).
3.22		Third Amendment to Joint Venture Agreement of Riverside Cement Company, a California general partnership (incorporated by reference to Exhibit 3.37 to Registration Statement on Form S-4/ A dated September 16, 2003, File No. 333-106610-27).
3.23		Fourth Amendment to Joint Venture Agreement of Riverside Cement Company, a California general partnership (incorporated by reference to Exhibit 3.38 to Registration Statement on Form S-4/ A dated September 16, 2003, File No. 333-106610-27).
3.24		Articles of Incorporation of Partin Limestone Products, Inc., a California corporation (incorporated by reference to Exhibit 3.39 to Registration Statement on Form S-4/ A dated September 16, 2003, File No. 333-106610-27).
3.25		Articles of Amendment of Articles of Incorporation of Partin Limestone Products, Inc., a California corporation (incorporated by reference to Exhibit 3.40 to Registration Statement on Form S-4/ A dated September 16, 2003, File No. 333-106610-27).
3.26		Bylaws of Partin Limestone Products, Inc., a California corporation (incorporated by reference to Exhibit 3.41 to Registration Statement on Form S-4/ A dated September 16, 2003, File No. 333-106610-27).
3.27		Certificate of Incorporation of Riverside Cement Holdings Company, a Delaware corporation, formerly Riverside Cement Company, a Delaware corporation (incorporated by reference to Exhibit 3.42 to Registration Statement on Form S-4/ A dated September 16, 2003, File No. 333-106610-27).
3.28		Certificate of Amendment of Certificate of Incorporation of Riverside Cement Holdings Company, a Delaware corporation, formerly Riverside Cement Company, a Delaware corporation (incorporated by reference to Exhibit 3.43 to Registration Statement on Form S-4/ A dated September 16, 2003, File No. 333-106610-27).
3.29		Bylaws of Riverside Cement Holdings Company, a Delaware corporation, as amended, formerly Riverside Cement Company, a Delaware corporation (incorporated by reference to Exhibit 3.44 to Registration Statement on Form S-4/ A dated September 16, 2003, File No. 333-106610-27).
3.30		Articles of Incorporation of Southwestern Financial Corporation, a Texas corporation, formerly known as Clodine Properties Inc. (incorporated by reference to Exhibit 3.45 to Registration Statement on Form S-4/ A dated September 16, 2003, File No. 333-106610-27).
3.31		Articles of Amendment to the Articles of Incorporation of Southwestern Financial Corporation, a Texas corporation, formerly known as Clodine Properties Inc. (incorporated by reference to Exhibit 3.46 to Registration Statement on Form S-4/ A dated September 16, 2003, File No. 333-106610-27).
3.32		Bylaws of Southwestern Financial Corporation, a Texas corporation, formerly known as Clodine Properties Inc. (incorporated by reference to Exhibit 3.47 to Registration Statement on Form S-4/ A dated September 16, 2003, File No. 333-106610-27).
3	.33†	Certificate of Conversion of Texas Industries Holdings, Inc., a Delaware corporation, into Texas Industries Holdings, LLC, a Delaware limited liability company.
3	.34†	Certificate of Formation of Texas Industries Holdings, LLC, a Delaware limited liability company.
3	.35†	Operating Agreement of Texas Industries Holdings, LLC, a Delaware limited liability company.
3.36		Certificate of Trust of Texas Industries Trust, a Delaware statutory trust (incorporated by reference to Exhibit 3.50 to Registration Statement on Form S-4/ A dated September 16, 2003, File No. 333-106610-27).
3.37		Trust Agreement of Texas Industries Trust, a Delaware statutory trust (incorporated by reference to Exhibit 3.51 to Registration Statement on Form S-4/ A dated September 16, 2003, File No. 333-106610-27).

Exhibit
Number		Description

3.38		Articles of Incorporation of TXI Aviation, Inc., a Texas corporation (incorporated by reference to Exhibit 3.52 to Registration Statement on Form S-4/ A dated September 16, 2003, File No. 333-106610-27).
3.39		Bylaws of TXI Aviation, Inc., a Texas corporation (incorporated by reference to Exhibit 3.54 to Registration Statement on Form S-4/ A dated September 16, 2003, File No. 333-106610-27).
3.40		Certificate of Incorporation of TXI California Inc., a Delaware corporation (incorporated by reference to Exhibit 3.55 to Registration Statement on Form S-4/ A dated September 16, 2003, File No. 333-106610-27).
3.41		Bylaws of TXI California Inc., a Delaware corporation (incorporated by reference to Exhibit 3.56 to Registration Statement on Form S-4/ A dated September 16, 2003, File No. 333-106610-27).
3.42		Certificate of Incorporation of TXI Cement Company, a Delaware corporation, formerly known as TXI Structural Products, Inc (incorporated by reference to Exhibit 3.57 to Registration Statement on Form S-4/ A dated September 16, 2003, File No. 333-106610-27).
3.43		Certificate of Amendment of Certificate of Incorporation of TXI Cement Company, a Delaware corporation, formerly known as TXI Structural Products, Inc. (incorporated by reference to Exhibit 3.58 to Registration Statement on Form S-4/ A dated September 16, 2003, File No. 333-106610-27).
3.44		By-Laws of TXI Cement Company, a Delaware corporation, formerly known as TXI Structural Products, Inc. (incorporated by reference to Exhibit 3.59 to Registration Statement on Form S-4/ A dated September 16, 2003, File No. 333-106610-27).
3	.45†	Certificate of Conversion of TXI Corp., a Delaware corporation, formerly known as TXI Texas, Inc., into TXI LLC, a Delaware limited liability company.
3	.46†	Certificate of Formation of TXI LLC., a Delaware limited liability company.
3	.47†	Operating Agreement of TXI LLC, a Delaware limited liability company.
3.48		Certificate of Trust of TXI Operating Trust, a Delaware statutory trust (incorporated by reference to Exhibit 3.63 to Registration Statement on Form S-4/ A dated September 16, 2003, File No. 333-106610-27).
3.49		Trust Agreement of TXI Operating Trust, a Delaware statutory (incorporated by reference to Exhibit 3.64 to Registration Statement on Form S-4/ A dated September 16, 2003, File No. 333-106610-27).
3.50		Certificate of Limited Partnership of TXI Operations, LP (incorporated by reference to Exhibit 3.65 to Registration Statement on Form S-4/ A dated September 16, 2003, File No. 333-106610-27).
3.51		Certificate of Amendment to Certificate of Limited Partnership of TXI Operations, LP, a Delaware limited partnership (incorporated by reference to Exhibit 3.66 to Registration Statement on Form S-4/ A dated September 16, 2003, File No. 333-106610-27).
3.52		Agreement of Limited Partnership of TXI Operations, LP, a Delaware limited partnership (incorporated by reference to Exhibit 3.67 to Registration Statement on Form S-4/ A dated September 16, 2003, File No. 333-106610-27).
3.53		Amendment No. 1 to Agreement of Limited Partnership of TXI Operations, LP (incorporated by reference to Exhibit 3.68 to Registration Statement on Form S-4/ A dated September 16, 2003, File No. 333-106610-27).
3.54		Amendment No. 2 to Agreement of Limited Partnership of TXI Operations, LP, a Delaware limited partnership, (incorporated by reference to Exhibit 3.60 to Registration Statement on Form S-4/ A dated September 16, 2003, File No. 333-106610-27).
3.55		Articles of Incorporation of TXI Power Company, a Texas corporation (incorporated by reference to Exhibit 3.70 to Registration Statement on Form S-4/ A dated September 16, 2003, File No. 333-106610-27).
3.56		Bylaws of TXI Power Company, a Texas corporation (incorporated by reference to Exhibit 3.71 to Registration Statement on Form S-4/ A dated September 16, 2003, File No. 333-106610-27).
3.57		Certificate of Incorporation of TXI Riverside Inc., a Delaware corporation, formerly known as TXI Riverside California Inc. (incorporated by reference to Exhibit 3.72 to Registration Statement on Form S-4/ A dated September 16, 2003, File No. 333-106610-27).

Exhibit
Number		Description

3.58		Certificate of Correction Filed to Correct a Certain Error in the Certificate of Incorporation of TXI Riverside Inc., a Delaware corporation (incorporated by reference to Exhibit 3.73 to Registration Statement on Form S-4/ A dated September 16, 2003, File No. 333-106610-27).
3.59		Bylaws of TXI Riverside Inc., a Delaware corporation (incorporated by reference to Exhibit 3.74 to Registration Statement on Form S-4/ A dated September 16, 2003, File No. 333-106610-27).
3.60		Articles of Incorporation of TXI Transportation Company, a Texas corporation, formerly known as Texas Dry Concrete Co. (incorporated by reference to Exhibit 3.79 to Registration Statement on Form S-4/ A dated September 16, 2003, File No. 333-106610-27).
3.61		Articles of Amendment to Articles of Incorporation of TXI Transportation Company, a Texas corporation, formerly known as Texas Dry Concrete Co. (incorporated by reference to Exhibit 3.80 to Registration Statement on Form S-4/ A dated September 16, 2003, File No. 333-106610-27).
3.62		By-Laws of TXI Transportation Company, a Texas corporation, formerly known as Texas Dry Concrete Co. (incorporated by reference to Exhibit 3.81 to Registration Statement on Form S-4/ A dated September 16, 2003, File No. 333-106610-27).
4.1		Form of Rights Agreement dated as of November 1, 1996, between Texas Industries, Inc. and ChaseMellon Shareholder Services, L.L.C. (incorporated by reference to Exhibit(4) to Current Report on Form 8-K dated November 1, 1996, File No. 001-04887).
4.2		Form of Amended and Restated Trust Agreement, dated as of June 5, 1998, among Texas Industries, Inc., The First National Bank of Chicago, First Chicago Delaware, Inc., Kenneth R. Allen, Larry L. Clark and James R. McCraw (incorporated by reference to Exhibit 4.5 to Form S-3/ A dated June 1, 1996, File No. 333-50517).
4.3		Form of Convertible Subordinated Debenture Indenture, dated as of June 5, 1998, between Texas Industries, Inc. and First Chicago Delaware Inc. (incorporated by reference to Exhibit 4.6 to Form S-3/ A dated June 1, 1996, File No. 333-50517).
4.4		Form of Guarantee Agreement, dated as of June 5, 1998, by Texas Industries, Inc. and First Chicago Delaware Inc. (incorporated by reference to Exhibit 4.7 to Form S-3/ A dated June 1, 1996, File No. 333-50517).
4.5		Indenture, dated as of July 6, 2005, among Texas Industries, Inc., the guarantors named therein and Wells Fargo Bank, N.A., as trustee, relating to $250,000,000 aggregate principal amount of 7 1/4% Notes Due 2013 (incorporated by reference to Exhibit 4.4 to Current Report on Form 8-K dated June 29, 2005, File No. 001-04887).
4.6		Form of 7 1/4% Senior Exchange Note due 2013 (incorporated by reference to Exhibit 4.1 to Current Report on Form 8-K dated June 29, 2005, File No. 001-04887).
4.7		Registration Rights Agreement, dated July 6, 2005, by and among Texas Industries, Inc., the guarantors named therein and the initial purchasers named therein (incorporated by reference to Exhibit 4.3 to Current Report on Form 8-K dated June 29, 2005, File No. 001-04887).
5	.1*	Opinion of Thompson & Knight LLP, as to the legality of the Exchange Notes.
10.1		Contract, dated September 27, 2005, between Riverside Cement Company and Oro Grande Contractors (incorporated by reference to Exhibit 10.1 to Current Report in Form 8-K dated September 30, 2005, File No. 001-04887).
10.2		Purchase Agreement, dated June 29, 2005, among the Company and the Initial Purchasers (incorporated by reference to Exhibit 10.1 to Current Report on Form 8-K dated June 29, 2005, File No. 001-04887).
10.3		Credit Agreement, dated July 6, 2005, among the Company, Bank of America, N.A., as Administrative Agent and lender, L/ C Issuer and Swing Line Lender, UBS Securities LLC, as Syndication Agent, JPMorgan Chase Bank, N.A, Wells Fargo Bank, National Association, and Suntrust Bank, as Co- Documentation Agents and as lenders, and UBS Loan Finance LLC, General Electric Capital Corporation, Hibernia National Bank, U.S. Bank National Association and Comerica Bank, as lenders (incorporated by reference to Exhibit 10.2 to Current Report on Form 8-K dated June 29 2005, File No. 001-04887).
10.4		Separation and Distribution Agreement, dated July 6, 2005, between the Company and Chaparral (incorporated by reference to Exhibit 10.3 to Current Report on Form 8-K dated June 29, 2005, File No. 001-04887).

Exhibit
Number		Description

10.5		Amendment No. 1 to Separation and Distribution Agreement dated as of July 27, 2005 (incorporated by reference to Exhibit 10.1 to Current Report on Form 8-K dated July 27, 2005, File No. 001-04887).
10.6		Tax Sharing and Indemnification Agreement, dated July 6, 2005, between the Company and Chaparral (incorporated by reference to Exhibit 10.4 to Current Report on Form 8-K dated June 29, 2005, File No. 001-04887).
10.7		Security Agreement, dated as of July 6, 2005, among the Company, the Guarantors and Bank of America, N.A., as Administrative Agent (incorporated by reference to Exhibit 10.5 to Current Report on Form 8-K dated June 29, 2005, File No. 001-04887).
10.8		Employment Agreement of Mel G. Brekhus (incorporated by reference to Exhibit 10.1 to Quarterly Report on Form 10-Q for the quarter ended August 31, 2004, File No. 001-04887).
10.9		Texas Industries, Inc. 1993 Stock Option Plan (incorporated by reference to Exhibit 4.1 to Registration Statement on Form S-8 as filed May 19, 1994, File No. 033-53715).
10.10		Texas Industries, Inc. 2004 Omnibus Equity Compensation Plan (incorporated by reference to Appendix B to definitive proxy statement filed on September 27, 2004, File No. 001-04887).
10.11		Form of Stock Option Agreement under Texas Industries, Inc. 2004 Omnibus Equity Compensation Plan (incorporated by reference (incorporated by to Exhibit 10.10 to Annual Report on Form 10-K dated August 12, 2005, File No. 0001-04887).
10.12		TXI Annual Incentive Plans Fiscal Year 2006 (incorporated by to Exhibit 10.11 to Annual Report on Form 10-K dated August 12, 2005, File No. 0001-04887).
10.13		TXI Three Year Incentive Plan for the Three Consecutive Fiscal Year Periods Ending May 31, 2008 (incorporated by to Exhibit 10.12 to Annual Report on Form 10-K dated August 12, 2005, File No. 0001-04887).
10.14		TXI Three Year Incentive Plan for the Three Consecutive Fiscal Year Periods Ending May 31, 2007 (incorporated by to Exhibit 10.13 to Annual Report on Form 10-K dated August 12, 2005, File No. 0001-04887).
10.15		TXI Three Year Incentive Plan for the Three Consecutive Fiscal Year Periods Ending May 31, 2006 (incorporated by to Exhibit 10.14 to Annual Report on Form 10-K dated August 12, 2005, File No. 0001-04887).
10.16		Texas Industries, Inc. 2003 Share Appreciation Rights Plan (incorporated by to Exhibit 10.15 to Annual Report on Form 10-K dated August 12, 2005, File No. 0001-04887).
10.17		Form of SAR Agreement for Non-Employee Directors under Texas Industries, Inc. 2003 Share Appreciation Rights Plan (incorporated by to Exhibit 10.16 to Annual Report on Form 10-K dated August 12, 2005, File No. 0001-04887).
12	.1*	Statement Regarding Computation of Ratios.
15	.1*	Letter re: interim financial information.
21.1		Subsidiaries of the Registrant (incorporated by reference to Exhibit 21.1 to Annual Report on Form 10-K dated August 12, 2005, File No. 001-04887).
23	.1*	Consent of Ernst & Young LLP, independent registered public accounting firm.
23.2		Consent of Thompson & Knight LLP as legal counsel (contained in Exhibit 5.1).
23.3		Consent of Frederick G. Anderson, Vice President — General Counsel of Texas Industries, Inc. (contained in Exhibit 5.2).
24	.1†	Powers of Attorney.
25	.1*	Statement of Eligibility of Trustee on Form T-1.
99	.1*	Form of Letter of Transmittal.
99	.2†	Form of Notice of Guaranteed Delivery.
99	.3†	Form of Letter to Registered Holders and DTC Participants.
99	.4†	Form of Client Letter.
99	.5*	Form of Exchange Agent Agreement.

*	Filed herewith.

†	Previously filed.